As Filed with the Securities and Exchange Commission on November 21, 2012
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
Molycorp, Inc.
(Exact name of registrant as specified in its charter)
________________________

Delaware	1000	27-2301797
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111
(303) 843-8040
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
________________________
Mark A. Smith
Chief Executive Officer
5619 Denver Tech Center Parkway
Suite 1000
Greenwood Village, Colorado 80111
(303) 843-8040
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________________
Copies to:

John F. Ashburn, Jr., Esq. Executive Vice President and General Counsel 5619 Denver Tech Center Parkway Suite 1000 Greenwood Village, Colorado 80111 Tel: (303) 843-8040 Fax: (303) 843-8082	Christopher M. Kelly, Esq. Michael J. Solecki, Esq. Jones Day North Point 901 Lakeside Avenue Cleveland, Ohio 44114 Tel: (216) 586-3939 Fax: (216) 579-0212

Approximate date of commencement of proposed sale to the public:    As soon as practicable following the effective date of this registration statement.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company
Large accelerated filer    ☑    Accelerated filer    ☐
Non-accelerated filer    ☐    Smaller Reporting company    ☐
(Do not check if a smaller reporting company)
________________________
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
10% Senior Secured Notes Due 2020	$650,000,000 (1)	100%	$650,000,000	$88,660
Guarantees of 10% Senior Secured Notes Due 2020	N/A	N/A	N/A	N/A(2)

(1)	Represents the maximum principal amount at maturity of 10% Senior Secured Notes due 2020 that may be issued pursuant to the exchange offer described in this registration statement.

(2)	Pursuant to Rule 457(n), no fee is due with respect to the Guarantees.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Molycorp Metals & Alloys, Inc.	Delaware	1000	36-4289242
Molycorp Minerals, LLC	Delaware	1000	26-2814170
PP IV Mountain Pass Inc.	Delaware	1000	26-3021205
PP IV Mountain Pass II, Inc.	Delaware	1000	27-2275361
RCF IV Speedwagon Inc.	Delaware	1000	26-2810845

PROSPECTUS
$650,000,000

Molycorp, Inc.
Offer to Exchange
All outstanding 10% Senior Secured Notes Due 2020 originally issued May 25, 2012
For 10% Senior Secured Notes Due 2020
of
Molycorp, Inc.

This Exchange Offer Will Expire at 5:00 P.M.,
New York City Time, on , 2012

The Exchange Notes

•
The terms of the notes to be issued, which we refer to as the exchange notes, are substantially identical to the outstanding notes that we issued on May 25, 2012, except for terms concerning transfer restrictions relating to the outstanding notes that will not apply to the exchange notes.

•	Interest on the exchange notes will accrue at the rate of 10% per year, payable in cash semi-annually in arrears on June 1 and December 1, commencing on December 1, 2012.

•
Our obligations under the exchange notes are fully and unconditionally and jointly and severally guaranteed on a senior basis by our existing and future domestic restricted subsidiaries, other than certain excluded subsidiaries.

•
The exchange notes and the note guarantees will be our senior secured obligations, will rank equally in right of payment with all of our and our guarantors’ existing and future senior indebtedness, but effectively senior to all unsecured debt, including our outstanding convertible notes, to the extent of the value of the collateral, and effectively junior in right of payment to all existing and future liabilities of any subsidiary that does not guarantee the notes, including our foreign subsidiaries and excluded subsidiaries.

Material Terms of the Exchange Offer

•	Expires at 5:00 p.m., New York City time, on , 2012, unless extended.

•	This exchange offer is not subject to any condition other than that it must not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

•	All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of exchange notes which are registered under the Securities Act of 1933.

•	Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer.

•	We will not receive any cash proceeds from the exchange offer.

After the exchange offer has been completed, you will not have any further rights under the registration rights agreement to require us to register any outstanding notes that you do not exchange.
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
Please consider carefully the “Risk Factors” beginning on page 15 of this prospectus.
________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
________________________

The date of this prospectus is , 2012.

REFERENCES TO ADDITIONAL INFORMATION
This prospectus incorporates important business and financial information about Molycorp, Inc. that is not included in or delivered with this prospectus. You may obtain documents that are filed by Molycorp, Inc. with the Securities and Exchange Commission, or SEC, and incorporated by reference in this prospectus without charge by requesting the documents, in writing or by telephone, from the SEC or:
Molycorp, Inc.
5619 Denver Tech Center Parkway, Suite 1000
Greenwood Village, CO 80111
Attn: Corporate Secretary
Telephone: (303) 843-8040

If you would like to request copies of these documents, to obtain timely delivery, please do so by , 2012, which is five business days before the exchange offer expires. See “Where You Can Find More Information.”
________________________

NON-GAAP FINANCIAL DATA
EBITDA is presented in this prospectus as a supplemental measure that is not required by, or presented in accordance with, generally accepted accounting principles in the United States, or U.S. GAAP. EBITDA is not a measurement of our financial performance or condition under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other financial performance measures derived in accordance with U.S. GAAP or as a measure of our liquidity or financial condition. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies.
Management believes that presenting EBITDA is useful to investors because this measure is commonly used as an analytical indicator to evaluate performance, measure leverage capacity and debt service ability and by management to allocate resources. Our presentation of EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.
For a description of how EBITDA is calculated and a reconciliation of EBITDA to the most directly comparable U.S. GAAP financial measure, see note 4 to “Summary—Molycorp Summary Consolidated Financial Data” and note 3 to “Summary—Summary Unaudited Pro Forma Condensed Consolidated Financial Data” in this prospectus.
MARKET SHARE, RANKING AND INDUSTRY DATA
We obtained the market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, neither we nor the initial purchasers have independently verified such data and neither we nor the initial purchasers make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.
SPECIAL NOTE REGARDING FORWARD‑LOOKING STATEMENTS
This prospectus, including the sections entitled “Summary,” “Risk Factors,” “Rare Earths Industry Overview” and “Business,” and including the documents incorporated by reference, contains forward‑looking statements that represent our beliefs, projections and predictions about future events or our future performance. You can identify forward‑looking statements by terminology such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or the negative or plural of these terms or other similar expressions or phrases. These forward‑looking statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievement described in or implied by such statements.
Risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others: our ability to successfully integrate Neo Material Technologies Inc., which we refer to now as Molycorp Canada, into our operations; our ability to achieve fully the strategic and financial objectives related to our acquisition of Molycorp Canada, including the acquisition’s impact on our financial condition and results of operations; and unexpected costs or liabilities that may arise from the acquisition, ownership or operation of Molycorp Canada.
Additional risk factors that may cause actual results to differ materially from expected results described in forward-looking statements include, but are not limited to:

•	the potential need to secure additional capital to implement our business plans, and our ability to successfully secure any such capital;

•
our ability to complete our planned capital projects, such as our modernization and expansion efforts, including the achievement of an annual production capacity of 19,050 metric tons at our Mountain Pass, California rare earth mine and processing facility, or the Molycorp Mountain Pass facility, which we refer to as Project Phoenix Phase 1, and the second phase capacity expansion plan, which we refer to as Project Phoenix Phase 2, and reach full planned production rates for rare earth oxides and other planned downstream products, in each case within the projected time frame;

i

•	the success of our cost mitigation efforts in connection with Project Phoenix, which if unsuccessful, might cause our costs to exceed budget;

•	the final costs of our planned capital projects, such as Project Phoenix Phase 1 and Project Phoenix Phase 2, which may differ from estimated costs;

•	our ability to successfully integrate Molycorp Canada with our operations;

•
our ability to achieve fully the strategic and financial objectives related to the acquisition of Molycorp Canada, including the acquisition’s impact on our financial condition and results of operations;

•	unexpected costs or liabilities that may arise from the acquisition, ownership or operation of Molycorp Canada;

•	the rate of exchange of the U.S. dollar to the Canadian dollar, the Japanese yen, and the Chinese Renminbi;

•	new products pricing and the competitive environment for these new products;

•	unexpected actions of domestic and foreign governments;

•	various events which could disrupt operations, including natural events and other risks;

•	uncertainties associated with our reserve estimates and non-reserve deposit information, including estimated mine life and annual production;

•
uncertainties related to feasibility studies that provide estimates of expected or anticipated costs, expenditures and economic returns, REO prices, production costs and other expenses for operations, which are subject to fluctuation;

•	uncertainties regarding global supply and demand for rare earths materials;

•	uncertainties regarding the results of our exploratory drilling programs;

•	our ability to enter into additional definitive agreements with our customers and our ability to maintain customer relationships;

•	our sintered neodymium-iron-boron, or NdFeB, rare earth magnet joint venture’s ability to successfully manufacture magnets within its expected timeframe;

•	our ability to successfully integrate other acquired businesses;

•	our ability to maintain appropriate relations with unions and employees;

•	our ability to successfully implement our “mine-to-magnets” strategy;

•
environmental laws, regulations and permits affecting our business, directly and indirectly, including, among others, those relating to mine reclamation and restoration, climate change, emissions to the air and water and human exposure to hazardous substances used, released or disposed of by us; and

•	uncertainties associated with unanticipated geological conditions related to mining.
See “Risk Factors” for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law.

ii

SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider before exchanging your outstanding notes for exchange notes. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements and related notes incorporated by reference into this prospectus. In this prospectus, unless the context requires otherwise, references to “Molycorp,” “we,” “our” or “us” refer to Molycorp, LLC and its consolidated subsidiaries prior to the Corporate Reorganization (as described below) and Molycorp, Inc. and its consolidated subsidiaries after the Corporate Reorganization and, after the Molycorp Canada Acquisition (as described below), includes Molycorp Canada, the terms “Molycorp Canada” refers to Molycorp Minerals Canada ULC (formerly Neo Material Technologies Inc.) and its consolidated subsidiaries and the term “Molycorp Canada Acquisition” refers to the acquisition of Molycorp Canada by Molycorp. Pro forma statement of operations data included elsewhere in this prospectus gives effect to the Molycorp Canada Acquisition (including the related financing) as if it had been completed on January 1, 2011. As used in this prospectus, the term “ton” means a ton (equal to 2,000 pounds), the term “mt” means a metric tonne (equal to 2,205 pounds), the term “Roskill” means Roskill Consulting Group Limited, a rare-earth market consultant, the term “IMCOA” means the Industrial Minerals Company of Australia Pty Ltd, a rare-earth market consultant, and the term “Rest of World” means the entire world except China. For definitions of certain rare earth-related and mining terms, see “Glossary of Selected Mining Terms.” IMCOA data is accurate to within 20% of the stated amounts. IMCOA data takes into account only legal exports of rare earths, and ignores illegal exports from China and usage thereof, which could be significant due to the difficulties with accurately collecting information with respect thereto. Except as otherwise indicated or unless the context otherwise requires, the term “notes” refers collectively to outstanding notes and exchange notes.
Our Business
We are one of the world’s leading rare earth products and rare metals companies that combines a world-class rare earth resource at Mountain Pass, California, with world-leading ultra-high-purity rare earth and rare metal materials processing capabilities. We are vertically integrated across the global rare earth mine-to-magnetics supply chain and we currently produce custom engineered materials from 13 different rare earths, plus yttrium, with purity levels of up to 6N (99.9999%), and from five other metals (niobium, tantalum, gallium, indium and rhenium) at purity levels of up to 8N (99.999999%).
Rare earth products are critical inputs in many existing and emerging applications including: clean energy technologies, such as hybrid and electric vehicles and wind power turbines; multiple high-tech uses, including mobile devices, fiber optics, lasers and hard disk drives; critical defense applications, such as guidance and control systems and global positioning systems; and advanced water treatment technology for use in industrial, military and outdoor recreation applications. Global demand for rare earth elements, or REEs, is projected by industry analysts to steadily increase both due to continuing growth in existing applications and increased innovation and development of new end uses. We have made significant investments, and expect to continue to invest, in developing technologically advanced applications and proprietary applications for individual REEs.
The foundation for our “mine-to-magnets” strategy is our Molycorp Mountain Pass facility. Our Molycorp Mountain Pass facility is the largest, most fully developed rare earth mine outside of China and has been producing rare earth products for approximately 60 years. Upon completion of Project Phoenix Phase 1, which we anticipate to occur in the fourth quarter of 2012, we expect our Molycorp Mountain Pass facility to have production cash costs lower than those publicly reported for China by government officials and those reported for other non-Chinese rare earth projects. We are targeting a full planned production rate of approximately 19,050 mt of REO per year in the fourth quarter of 2012, an annual production capacity of 40,000 mt of REO by the end of 2012 and, if customer demand and end-market conditions warrant, a full planned production rate of 40,000 mt of REO per year as early as mid-2013 is possible.
We also own several of the leading rare earth processing facilities in the world. Our Molycorp Silmet facility, located in Sillamäe, Estonia, is one of the largest REO and rare metals producers in Europe. Our Molycorp Metals & Alloys, or MMA, facility, located in Tolleson, Arizona, is the only producer of neodymium and samarium magnet alloy and other specialty alloy products in the United States. We also have created a joint venture with Daido Steel Co., Ltd., or Daido, and Mitsubishi Corporation, or Mitsubishi, in the form of a private company, Intermetallics Japan, or IMJ, to manufacture sintered NdFeB permanent rare earth magnets. As a result of the Molycorp Canada Acquisition, we became a leading global producer, processor and developer of NdFeB magnetic powders, or Neo Powders, rare earths and zirconium based engineered materials and applications and other rare metals and their compounds.

The Molycorp Canada Acquisition
Transaction Overview
On June 11, 2012, we completed the acquisition of all of the outstanding equity of Molycorp Canada’s predecessor company pursuant to the terms of an arrangement agreement, which we refer to as the Arrangement Agreement, for an aggregate purchase price of approximately $1.2 billion. Pursuant to the Arrangement Agreement, Molycorp Canada’s former shareholders elected to receive: (a) cash consideration equal to Cdn $11.30 per share of the predecessor company’s common stock; (b) share consideration of 0.4242 shares of our common stock or 0.4242 shares, which we refer to as the exchangeable shares, issued by MCP Exchangeco Inc., our wholly-owned Canadian subsidiary, which are exchangeable for shares of our common stock on a one-for-one basis, per each share of the predecessor company’s common stock; or (c) a combination of cash and shares of our common stock or exchangeable shares, all subject to the proration mechanics set forth in the Arrangement Agreement. The consideration paid to Molycorp Canada’s former shareholders was comprised of approximately $908.2 million in cash, exclusive of realized losses on the contingent forward contract to purchase Canadian dollars, accounted for a separate transaction apart from the business combination. Additionally, approximately 13.5 million shares of our common stock and 0.5 million exchangeable shares were issued and collectively valued at $284.1 million based on the closing price of the our common stock on the acquisition date in accordance with the relevant accounting guidance. We financed the Molycorp Canada Acquisition using a substantial portion of the net proceeds from the offering of the outstanding notes, together with available cash on hand and cash of Molycorp Canada.
In August 2012, holders of Molycorp Canada’s $230.0 million 5% subordinated unsecured convertible debentures due December 2017, which we refer to as the debentures, had the right to convert or tender their debentures in connection with the Molycorp Canada Acquisition. The change of control provisions in the underlying indenture allowed holders of the debentures to elect to (a) have their debentures purchased by Molycorp Canada at a price equal to 100% of the principal amount thereof plus accrued but unpaid interest up to, but not including, the purchase date, or (b) convert their debentures into common shares of Molycorp Canada’s predecessor company, including a number of additional “make-whole” shares. Holders of debentures who elected to convert their debentures, in lieu of receiving shares of Molycorp Canada’s predecessor company, had the right to make the same per share election for cash or share consideration that was offered to the shareholders of Molycorp Canada’s predecessor company pursuant to the Arrangement Agreement as if such holders had converted their debentures immediately prior to the closing under the Arrangement Agreement, all subject to the same proration mechanisms found therein. Such holders were also entitled to receive accrued but unpaid interest through the date of conversion. Holders who failed to make either of the above elections may retain their debentures. Holders of approximately $217.9 million aggregate principal amount of debentures elected to have their debentures purchased by Molycorp Canada, while holders of approximately $9.4 million aggregate principal amount of debentures elected to convert their debentures. After such debentures were purchased or converted in August 2012, approximately $2.7 million aggregate principal amount of debentures remains outstanding.
Molycorp Canada Overview
As a result of the Molycorp Canada Acquisition, we became a leading global producer, processor and developer of Neo Powders, rare earths and zirconium based engineered materials and applications and other rare metals and their compounds. These innovative products are essential in many of today’s high-technology products.
Neo Powders are used in the production of high performance, bonded NdFeB permanent magnets, which are found in micro motors, precision motors, sensors and other applications requiring high levels of magnetic strength, flexibility, small size and reduced weight. Molycorp Canada is the only legal supplier of Neo Powders for bonded magnets manufactured or sold in the United States.
Molycorp Canada manufactures a product line of oxides and salts of REEs, including cerium, lanthanum, neodymium, yttrium and yttrium europium coprecipitates, dysprosium and terbium, among others, and zirconium based engineered materials and salts, as well as a line of mixed rare earth/zirconium oxides. Rare earths and zirconium applications include catalytic converters, computers, television display panels, optical lenses, mobile phones and electronic chips. Additionally, Molycorp Canada produces, reclaims, refines and markets high value niche metals and their compounds including gallium, indium and rhenium used in wireless, light emitting diode, or LED, flat panel display, turbine, solar and catalyst applications.
Molycorp Canada operates joint ventures and majority owned manufacturing facilities in Jiangsu Province, China; Shandong Province, China; Stade, Germany; Sagard, Germany; and Quapaw, Oklahoma. Molycorp Canada also operates wholly owned manufacturing facilities in Peterborough, Ontario; Napanee, Ontario; Blanding, Utah; the Hyeongok Industrial Zone in South Korea; Tianjin, China; and Korat, Thailand. Additionally, Molycorp Canada conducts ongoing research and product development through laboratories in Singapore and Abingdon, United Kingdom.
Our combined workforce of approximately 2,677 employees includes scientists, engineers, chemists, technologists and highly skilled workers in 27 locations across 11 countries.
Recent Developments
In August 2012, we completed a public offering of $414,000,000 aggregate principal amount of 6.00% convertible senior notes due 2017. Holders may convert their convertible senior notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. The conversion rate is initially 83.3333 shares of common stock per $1,000 principal amount of convertible senior notes (equivalent to an initial conversion price of approximately $12.00 per share of common stock) and is subject to adjustment in some events. For a more complete description of the convertible senior notes, see “Description of Other Debt—6.00% Convertible Senior Notes due 2017.”
In addition to the convertible notes offering, we completed a public offering of 12,000,000 shares of common stock at a price of $10.00 per share in August 2012, and an additional 1,800,000 shares of common stock were issued in September 2012 pursuant to an over-allotment option exercised in full by the underwriter. Also, to facilitate transactions by which investors in the convertible senior notes may hedge their investments, we entered into a share lending agreement with an affiliate of the underwriter, under which the affiliate borrowed 13,800,000 shares of common stock.
We intend to use the net proceeds received from the convertible senior notes offering and common shares offering to fund operating expenses, working capital, capital expenditures, and other cash requirements, including without limitation, capital expenditures at our Mountain Pass facility and other capital projects. We used a portion of the net proceeds received from the offerings in connection with the purchase and conversion, in the aggregate, of approximately $227.3 million of the debentures.
Our Corporate History and Structure
Molycorp Minerals, LLC, a Delaware limited liability company formerly known as Rare Earth Acquisitions LLC, was formed on June 12, 2008 to purchase the Mountain Pass, California rare earth deposit and associated assets from Chevron Mining Inc., a subsidiary of Chevron Corporation. Prior to the acquisition, the Mountain Pass, California rare earth mine and processing facility, which we refer to as our Molycorp Mountain Pass facility, was owned by Chevron Mining Inc. and, before 2005, by Unocal Corporation. Molycorp, LLC, which was the parent of Molycorp Minerals, LLC, was formed on September 9, 2009 as a Delaware limited liability company. Molycorp, Inc. was formed on March 4, 2010 as a new Delaware corporation and was not, prior to the date of the consummation of its initial public offering, conducting any material activities.
The members of Molycorp, LLC contributed either (a) all of their member interests in Molycorp, LLC or (b) all of their equity interests in entities that hold member interests in Molycorp, LLC (and no other assets or liabilities) to Molycorp, Inc. in exchange for shares of Molycorp, Inc. Class A common stock. Additionally, all of the holders of profits interests in Molycorp Minerals, LLC, which were represented by incentive shares, contributed all of their incentive shares to Molycorp, Inc. in exchange for shares of Molycorp, Inc. Class B common stock. Accordingly, Molycorp, LLC and Molycorp Minerals, LLC became subsidiaries of Molycorp, Inc., which we refer to as the Corporate Reorganization. Following the Corporate Reorganization, Molycorp, LLC was merged with and into Molycorp Minerals, LLC. Immediately prior to the consummation of Molycorp, Inc.’s initial public offering, all of the shares of Class A common stock and Class B common stock were converted into shares of common stock.
On April 1, 2011, we completed the acquisition of a 90.023% controlling stake in AS Silmet located in Sillamäe, Estonia, which is now known as Molycorp Silmet, one of only two rare earth processing facilities in Europe. On October 24, 2011, we acquired the remaining 9.977% ownership interest in Molycorp Silmet. This acquisition provides us with a European base of operations and significantly increases our annual capacity to produce REOs by approximately 3,000 mt. Molycorp Silmet sources rare earth feed stocks for production of its products primarily from our Molycorp Mountain Pass facility. The main focus of this acquired business is on the production of REOs and metals, including production of neodymium metal, a critical component in the manufacture of NdFeB permanent rare earth magnets.
On April 15, 2011, we acquired Santoku America, Inc., which is based in Tolleson, Arizona, and which is now known as MMA, the only producer of rare earth alloys in the United States. This acquisition provides us with access to certain intellectual property related to the development, processing and manufacturing of neodymium and samarium magnet alloy products.

On August 22, 2011, we opened an office in Tokyo, Japan to provide customer support as well as consulting and technical services to our customers in Japan.
On June 11, 2012, we completed the acquisition of all of the outstanding equity of Molycorp Canada’s predecessor company pursuant to the terms of the Arrangement Agreement.
In the third quarter of 2012, as a result of the Molycorp Canada Acquisition, we reorganized our operations into four new reportable segments to better reflect our primary activities as a global rare earths and magnetics producer: Resources; Chemicals and Oxides; Magnetic Materials and Alloys; and Rare Metals. The new composition of our reportable segments is based on a combination of product lines and technologies aligned with our mine-to-magnet strategy.

The Exchange Offer
The following summary is provided solely for your convenience. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the exchange offer, see “The Exchange Offer.”

The Exchange Offer
We are offering to exchange our outstanding $650 million aggregate principal amount of 10% senior secured notes due 2020, which we issued on May 25, 2012 in a private transaction, for $650 million aggregate principal amount of our 10% senior secured notes due 2020 that have been registered under the federal securities laws. You have the right to exchange your outstanding notes for exchange notes with substantially identical terms except that:
• the exchange notes have been registered under the Securities Act of 1933, or the Securites Act, and will not bear any legend restricting their transfer;
• the exchange notes bear a different CUSIP number from the outstanding notes; and
• the exchange notes will not be subject to the additional interest provisions of the registration rights agreement.
For your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes on or promptly after the expiration of the exchange offer.

Registration Rights Agreement
We sold the outstanding notes on May 25, 2012 to a limited number of initial purchasers. At that time, we signed a registration rights agreement with the initial purchasers, which requires us to conduct this exchange offer. This exchange offer is generally intended to satisfy our obligations in that regard under the registration rights agreement. After the exchange offer has been completed, you will not have any further rights under the registration rights agreement to require us to register any outstanding notes that you do not exchange.

If You Fail to Exchange Your Outstanding Notes
If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and indenture governing those notes. In general, you may not offer or sell your outstanding notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2012, unless we decide to extend the expiration date. See “The Exchange Offer—Expiration Date; Extensions; Amendments.”
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions that we may waive. The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange. See “The Exchange Offer—Conditions to the Exchange Offer.”
We reserve the right, subject to applicable law, at any time and from time to time, but before the expiration of the exchange offer:
• to terminate the exchange offer if specified conditions have not been satisfied;
• to extend the expiration date of the exchange offer and retain all tendered outstanding notes subject to the right of tendering holders to withdraw their tender of outstanding notes; and
• to waive any condition or otherwise amend the terms of the exchange offer in any respect. See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Procedure for Tendering Notes
If you wish to tender your outstanding notes for exchange, you must:
• complete and sign the enclosed letter of transmittal by following the related instructions; and
• send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent, either (1) with the outstanding notes to be tendered or (2) in compliance with the specified procedures for guaranteed delivery of the outstanding notes.
Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.
Please do not send your letter of transmittal or certificates representing your outstanding notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer—Exchange Agent.”

Special Procedures for Beneficial Owners
If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes pursuant to the exchange offer. See “The Exchange Offer—Procedure for Tendering Notes.”

Withdrawal Rights
You may withdraw the tender of your outstanding notes at any time before the expiration date of the exchange offer by delivering a written notice of your withdrawal to the exchange agent. You must also follow the withdrawal procedures as described under the heading “The Exchange Offer—Withdrawal of Tenders.”

U.S. Federal Income Tax Consequences of the Exchange Offer
The exchange of outstanding notes for the exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “U.S. Federal Income Tax Consequences of the Exchange Offer.”

Resale of Exchange Notes
We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:
• you are acquiring the exchange notes in the ordinary course of business;
• you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;
• you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;
• you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account;
• you are not one of our affiliates, as defined in Rule 405 of the Securities Act; and
• you are not prohibited by law or any policy of the SEC from participating in the exchange offer.
Our belief is based on interpretations by the Staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The Staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Staff would make a similar determination with respect to this exchange offer.
If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume or indemnify you against this liability.
Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes that were acquired by such broker-dealer as a result of market-making or other trading activities must agree to deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the exchange notes. See “The Exchange Offer—Resale of the Exchange Notes.”

Exchange Agent
The exchange agent for the exchange offer is Wells Fargo Bank, National Association. The address, telephone number and facsimile number of the exchange agent are set forth in “The Exchange Offer—Exchange Agent” and in the letter of transmittal.

The Exchange Notes
The following summary is provided solely for your convenience. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the exchange notes, see “Description of Notes.”

Exchange Notes	$650.0 million aggregate principal amount of 10% Senior Secured Notes due 2020.
Maturity	The exchange notes will mature on June 1, 2020.
Interest	June 1 and December 1 of each year after the date of issuance of the exchange notes commencing December 1, 2012.
Guarantees
The notes will be guaranteed, jointly and severally, irrevocably and unconditionally, on a senior secured basis (subject to certain exceptions), by each domestic restricted subsidiary of Molycorp, other than certain excluded subsidiaries. See “Description of Notes—Note Guarantees.”

Ranking	The notes and the note guarantees will be our senior secured obligations. The notes and the note guarantees will rank:

• pari passu in right of payment with all of our and our guarantors’ existing and future senior indebtedness, but effectively senior to all unsecured debt, including our outstanding convertible notes, to the extent of the value of the collateral; and

• effectively junior in right of payment to all existing and future‑liabilities of any subsidiary that does not guarantee the exchange notes, including our foreign subsidiaries and excluded subsidiaries.

Collateral
The notes and the note guarantees will be secured by first‑priority security interests (subject to permitted liens) in the collateral. The collateral will consist of substantially all of the property and assets of Molycorp and the note guarantors other than the “Excluded Property” specified in the “Description of Notes—Security.”

See “Risk Factors—Risks Relating to the Notes and Our Debt—The collateral may not be valuable enough to satisfy all the obligations secured by such collateral.”

We may in the future seek to enter into an asset‑based credit facility. The indenture will provide that if we do so, we may amend the security documents governing the notes and enter into intercreditor arrangements that will provide that, upon an enforcement action or insolvency, the proceeds from collateral securing our obligations under the notes, will be applied in the following priority:

• in the case of proceeds of ABL Priority Collateral (as defined in “Description of Notes—ABL Transaction”), consisting primarily of working capital related collateral, including accounts receivable, inventory, cash, deposit accounts, letter of credit rights relating to inventory or accounts receivable (subject to certain exceptions), first to repay the obligations in respect of our asset‑based credit facility and second, to repay, on a ratable, basis, the obligations in respect of the notes and other Parity Lien Obligations; and

• in the case of Notes Priority Collateral (as defined in “Description of Notes—ABL Transaction”), consisting of all other collateral, first, to repay, on a ratable basis, the notes and other Parity Lien Obligations and second, to repay, on a ratable basis, the obligations under our asset‑based credit facility.

The intercreditor agreements will also contain a number of waivers of important rights that otherwise accrue to secured creditors in a bankruptcy. For a more complete description, see “Description of Notes—ABL Transaction.”

Optional Redemption
At any time and from time to time prior to June 1, 2016, we may redeem any of the notes at a price equal to 100% of the principal amount thereof plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to, but excluding, the redemption date, as described in this prospectus under “Description of Notes—Optional Redemption.” At any time and from time to time from and after June 1, 2016, we may redeem the notes, in whole or in part, at a redemption price for the notes as described in the prospectus under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but excluding, the redemption date. In addition, at any time and from time to time prior to June 1, 2015, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of one or more permitted sales of our capital stock at a redemption price (expressed as a percentage of principal amount) of 110.000% plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Change of Control
If we experience a change of control (as defined in the indenture governing the exchange notes), we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. See “Description of Notes—Repurchase of Notes upon a Change of Control.”

Asset Sale Offer
If we sell assets under certain circumstances and do not use the proceeds for specified purposes, we must make an offer to repurchase the notes at 100% of the principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See “Description of Notes—Certain Covenants—Limitation on Asset Sales.”

Certain Covenants	The indenture that will govern the notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:
• incur or guarantee additional indebtedness or issue preferred stock;
• grant liens on assets;
• pay dividends or make distributions to our stockholders;
• repurchase or redeem capital stock or subordinated indebtedness;
• make investments or acquisitions;
• incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;
• enter into transactions with our affiliates;
• merge or consolidate with other companies or transfer all or substantially all of our assets; and
• transfer or sell assets.
These covenants are subject to a number of important limitations and exceptions as described under “Description of Notes—Certain Covenants.”
Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes.
Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to exchange any outstanding notes.
Trustee	Wells Fargo Bank, National Association is the trustee for the holders of the notes.
Our principal executive offices are located at 5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, Colorado 80111, and our telephone number is (303) 843-8040. Our website address is www.molycorp.com. Information on or accessible through our website is not a part of this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.

Summary Unaudited Pro Forma Condensed Consolidated Financial Data
The following tables present Molycorp’s and Molycorp Canada’s summary unaudited pro forma condensed consolidated financial data. The summary unaudited pro forma condensed consolidated financial data were derived from the unaudited pro forma condensed consolidated financial statements incorporated into this prospectus by reference. The unaudited pro forma condensed consolidated financial statements give effect to the offering of the outstanding notes and the Molycorp Canada Acquisition as if they occurred as of January 1, 2011 for statement of operations purposes. The summary unaudited pro forma condensed consolidated financial data should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and related notes incorporated into this prospectus by reference.

	Nine Months Ended September 30,	Year Ended December 31,
Statement of Operations Data	2012	2011
(In thousands)
Sales	$729,469	$1,196,876
Cost of goods sold(1)	(602,513)	(619,091)
Selling, general and administrative expense(2)	(131,550)	(145,945)
Depreciation, amortization and accretion expense	(34,998)	(52,480)
Operating income	(39,592)	379,360
Net (loss) income attributable to Molycorp stockholders	(82,382)	231,040
EBITDA(3)	7,765	426,121
Interest expense, net	(42,316)	(78,922)

	Nine Months Ended September 30,	Year Ended December 31,
Other Financial Data	2012	2011
Capital expenditures(4)	$644,683	$322,047
EBITDA to interest expense	0.18x	5.4x
Debt to EBITDA	154.7x	2.0x

(1)
Cost of goods sold is inclusive of depreciation expense and includes write‑downs of inventory to estimated net realizable value of $41.1 million and $2.8 million for the nine months ended September 30, 2012 and year ended December 31, 2011, respectively. Cost of goods sold also includes $0 and $2.3 million of work-in-progress inventory impairments for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively.

(2)	Includes stock‑based compensation of $28.1 million and $11.7 million for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively.

(3)	Reconciliation of net (loss) income attributable to Molycorp stockholders to EBITDA:

	Nine Months Ended September 30,	Year Ended December 31,
	2012	2011
Net (loss) income attributable to Molycorp stockholders	$(82,382)	$231,040
Adjustments:
Interest expense, net of amounts capitalized	42,316	78,922
Income tax (benefit) expense	(8,777)	55,047
Depreciation, amortization and accretion	56,608	61,112
EBITDA	$7,765	$426,121

(4)	As reflected in Molycorp’s and Molycorp Canada’s cash flows from investing activities in the respective consolidated statements of cash flows.

Molycorp Summary Consolidated Financial Data
Upon the formation of Molycorp, LLC on September 9, 2009, all members of Molycorp Minerals, LLC contributed their member interests to Molycorp, LLC in exchange for member interests in Molycorp, LLC. That exchange was treated as a reorganization of entities under common control and Molycorp Minerals, LLC is the predecessor to Molycorp, LLC. Accordingly, all financial information of Molycorp, LLC for periods prior to its formation is the historical financial information of Molycorp Minerals, LLC. Molycorp Minerals, LLC acquired the Mountain Pass, California rare earth deposit and associated assets from Chevron Mining Inc., a subsidiary of Chevron Corporation, on September 30, 2008.
The summary consolidated financial data as of December 31, 2011 and 2010 and for the three years in the period ended December 31, 2011 have been derived from Molycorp, Inc.’s audited consolidated financial statements and the related notes incorporated by reference into this prospectus. The summary consolidated financial data as of December 31, 2009 have been derived from Molycorp, Inc.’s audited financial statements as of December 31, 2009 and 2008 and for the period from June 12, 2008 (Inception) through December 31, 2008. The summary consolidated financial data as of September 30, 2011 have been derived from Molycorp, Inc.’s unaudited consolidated financial statements as of and for the period ended September 30, 2011. The summary consolidated financial data as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 have been derived from the unaudited consolidated financial statements of Molycorp, Inc. incorporated by reference into this prospectus and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary for the fair presentation of the data for such periods and may not necessarily be indicative of the full-year results.
Molycorp, Inc. was formed on March 4, 2010 for the purpose of continuing the business of Molycorp, LLC in corporate form. On April 15, 2010, the members of Molycorp, LLC contributed either (a) all of their member interests in Molycorp, LLC or (b) all of their equity interests in entities that hold member interests in Molycorp, LLC (and no other assets or liabilities) to Molycorp, Inc. in exchange for shares of Molycorp, Inc., and, as a result, Molycorp, LLC became a wholly‑owned subsidiary of Molycorp, Inc. Accordingly, all financial information of Molycorp, Inc. for periods prior to the Corporate Reorganization is the historical financial information of Molycorp, LLC.
As a limited liability company, the taxable income and losses of Molycorp, LLC were reported on the income tax returns of its members. Molycorp, Inc. is subject to federal and state income taxes and will file consolidated income tax returns. If the Corporate Reorganization had been effective as of January 1, 2009, our net loss of $28.6 million for the year ended December 31, 2009 would have generated an unaudited pro forma deferred income tax benefit of $11.3 million for the year ended December 31, 2009 assuming a combined federal and state statutory income tax rate. However, as realization of such tax benefit would not have been assured, we would have also established a valuation allowance of $11.3 million to eliminate such pro forma tax benefit.
The financial data for all periods prior to April 15, 2010 give retroactive effect to the Corporate Reorganization as if it had occurred on June 12, 2008.
On April 1, 2011, we completed the acquisition of a 90.023% controlling stake in Molycorp Silmet located in Sillamäe, Estonia, one of only two rare earth processing facilities in Europe. On October 24, 2011, we acquired the remaining 9.977% ownership interest in Molycorp Silmet.
On April 15, 2011, we acquired MMA, which is based in Tolleson, Arizona, the only producer of rare earth alloys in the United States.
On June 11, 2012, we completed the acquisition of all of the outstanding equity of Molycorp Canada’s predecessor company pursuant to the terms of the Arrangement Agreement.
The summary consolidated financial data set forth below should be read in conjunction with the financial statements and the notes thereto incorporated by reference into this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
Statement of Operations Data	2012	2011	2011	2010	2009
(In thousands, except for share and per share data)
Sales	$394,651	$263,927	$396,831	$35,157	$7,093
Cost of goods sold(1)	(356,834)	(115,258)	(177,890)	(37,591)	(21,785)
Selling, general and administrative expense(2)	(78,721)	(31,465)	(50,161)	(45,175)	(11,163)
Corporate Development	(19,379)	(3,889)	(5,912)	---	---
Depreciation, amortization and accretion expense	(12,361)	(1,384)	(1,688)	(1,231)	(1,197)
Research and Development	(18,628)	(5,165)	(8,314)	(2,338)	(1,522)
Operating (loss) income	(91,272)	106,766	152,866	(51,178)	(28,574)
Net (loss) income attributable to Molycorp stockholders	(89,976)	90,947	117,526	(50,774)	(28,587)
Weighted average shares outstanding (common shares)(3):
Basic	101,147,638	83,321,816	83,454,221	62,332,054	39,526,568
Diluted	101,147,638	84,596,676	85,220,017	62,332,054	39,526,568
Income (loss) per share of common stock:
Basic	$(0.97)	$1.01	$1.29	$(0.81)	$(0.72)
Diluted	$(0.97)	$1.00	$1.27	$(0.81)	$(0.72)

	September 30,		December 31,
Balance Sheet Data	2012	2011	2011	2010	2009
(In thousands)
Cash and cash equivalents	$436,025	$561,955	$418,855	$316,430	$6,929
Total current assets	923,192	745,475	639,044	353,432	18,520
Total assets	3,387,326	1,190,551	1,255,125	479,560	97,666
Total non-current liabilities	1,408,870	209,709	231,272	12,335	13,528
Total liabilities	1,766,174	324,649	409,895	33,047	23,051
Stockholders’ equity	1,621,152	865,902	845,230	446,513	74,615

	Nine Months Ended September 30,		Year Ended December 31,
Statement of Operations Data	2012	2011	2011	2010	2009
(In thousands)
EBITDA(4)	$(102,003)	$115,023	$161,717	$(44,096)	$(23,491)
Capital expenditures(5)	$644,683	$160,917	$302,180	$33,129	$7,285

(1)
Cost of goods sold for the nine months ended September 30, 2012 and 2011, inclusive of depreciation expense, includes write‑downs of work-in-process inventory of $0 and $2.3 based on estimated REOs quantities, respectively, and $41.1 and $0.6 due to production costs in excess of net realizable value, respectively.

Cost of goods sold is inclusive of depreciation expense and includes write‑downs of inventory to estimated net realizable value of $2.8 million, $2.5 million and $9.0 million for the years ended December 31, 2011, 2010 and 2009, respectively. Cost of goods sold for the years ended December 31, 2011 and 2010 also includes $2.3 million and $1.7 million of write‑downs of work-in-process inventory based on estimated REOs quantities, respectively. Cost of goods sold for the year ended December 31, 2010 also includes a $1.0 million write-down of bastnasite stockpile inventory based on estimated stockpile REOs quantities.

(2)
Includes stock‑based compensation of $2.9 million and $0.6 million for the nine months ended September 30, 2012 and 2011, respectively, and $4.5 million in 2011, $28.7 million in 2010 and $0.2 million in 2009.

(3)
Weighted average shares outstanding gives retroactive effect to the Corporate Reorganization, the conversion of all of our Class A common stock and Class B common stock into shares of common stock and the consummation of our initial public offering, and the 38.23435373-for-one stock split completed by Molycorp, Inc. on July 9, 2010 as if such events had occurred on June 12, 2008.

(4)	Reconciliation of net (loss) income attributable to Molycorp stockholders to EBITDA:

	Nine Months Ended September 30,		Year Ended December 31,
	2012	2011	2011	2010	2009
Net (loss) income attributable to Molycorp stockholders	$(89,976)	$90,947	$117,526	$(50,774)	$(28,587)
Adjustments:
Interest expense (income), net of amounts capitalized	14,989	461	388	(249)	194
Income tax expense (benefit)	(58,442)	12,643	28,576	---	---
Depreciation, amortization and accretion	31,426	10,972	15,227	6,927	4,902
EBITDA	(102,003)	115,023	161,717	(44,096)	(23,491)

(5)	As reflected in cash flows from investing activities in our consolidated statements of cash flows.

RISK FACTORS
An investment in the notes involves a high degree of risk. Accordingly, you should carefully consider the following risk factors, together with all of the other information contained in or incorporated by reference into this prospectus, including our and Molycorp Canada’s consolidated financial statements and related notes, before exchanging your outstanding notes. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, results of operations or cash flows. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned, and our business, operating results and financial condition could be harmed. In that case, the trading price of the notes could decline, and you could lose all or a part of your investment.
Risks Relating to the Notes and Our Debt
Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.
We have substantial debt and, as a result, we have significant debt service obligations. As of September 30, 2012, we had outstanding total consolidated indebtedness of approximately $1,333.9 million (without giving effect to the equity component of convertible debt or any debt discount). Our substantial debt could have important consequences to you. For example, it could:

•
make it more difficult for us to satisfy our financial obligations under the notes, our other indebtedness and our contractual and commercial commitments and increase the risk that we may default on our debt obligations;

•	prevent us from raising the funds necessary to repurchase notes tendered to us if there is a change of control, which would constitute a default under the indenture governing the notes;

•
require us to use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other debt, which would reduce the funds available for working capital, capital expenditures and other general corporate purposes;

•
limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, or general corporate purposes, which may limit the ability to execute our business strategy;

•	heighten our vulnerability to downturns in our business, our industry or in the general economy and restrict us from exploiting business opportunities or making acquisitions;

•	place us at a competitive disadvantage compared to those of our competitors that may have less debt;

•	limit management’s discretion in operating our business;

•	limit our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate or the general economy; and

•	result in higher interest expense if interest rates increase and we have outstanding floating rate borrowings.
We and our subsidiaries may be able to incur substantial additional debt in the future. If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.
Despite our current debt levels, we and our subsidiaries may still incur significant additional debt. Incurring more debt could increase the risks associated with our substantial debt.
We and our subsidiaries may be able to incur substantial additional debt, including additional secured debt in the future. The terms of the indenture restrict, but do not completely prohibit, us from doing so. Non-guarantor subsidiaries, which include our foreign subsidiaries and certain excluded domestic subsidiaries, may incur additional debt under the indenture, which debt (as well as other liabilities at any such subsidiary) would be structurally senior to the notes. In addition, the indenture does not prevent us from incurring certain other liabilities that do not constitute debt (as defined in the indenture). If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

We may not be able to generate sufficient cash to service all of our debt, including the notes, and may be forced to take other actions to satisfy our obligations under our debt, which may not be successful.
Our ability to make scheduled payments on or to refinance our debt obligations, including the notes, and to fund planned capital expenditures and expansion efforts and any strategic alliances or acquisitions we may make in the future depends on our ability to generate cash in the future and our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt, including the notes.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our debt, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. Additionally, the indenture governing the notes limits the use of the proceeds from any disposition; as a result, we may not be allowed, under the indenture, to use proceeds from such dispositions to satisfy all current debt service obligations. Further, we may need to refinance all or a portion of our debt on or before maturity, and we cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.
The collateral may not be valuable enough to satisfy all the obligations secured by such collateral.
The notes and note guarantees are secured by substantially all the assets of Molycorp and Molycorp's existing and future domestic material subsidiaries, as defined in the indenture governing the notes, and subject to certain exceptions, including stock of certain of their subsidiaries (subject to certain limitations), but specifically excluding certain types of assets. See “Description of Notes—Security.” Other liabilities, including certain debt, can also be secured by the same collateral to the extent permitted by the indenture governing the notes.
No appraisal of the value of the collateral was made in connection with the offering of the outstanding notes, and we cannot assure you that the value of the collateral is equal to or greater than our obligations with respect to the notes and the other obligations that are secured thereby. In addition, the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and conditions in the rare earths industry. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. Likewise, we cannot assure you that the collateral would be saleable or, if saleable, that there will not be substantial delays in its liquidation. The indenture governing the notes allows us to incur additional secured debt, including additional secured debt that will share in the collateral and debt under any future asset‑based credit facility that will be effectively senior to the notes to the extent paid out of the proceeds of ABL Priority Collateral. Accordingly, in the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of the collateral may not be sufficient to satisfy our and the subsidiary guarantors’ obligations under the notes, the note guarantees and any future debt that is secured by the collateral.
To the extent that pre-existing liens, liens permitted under the indenture governing the notes and other rights, including liens on excluded assets, such as those securing certain purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of obligations secured by first‑priority liens), encumber any of the collateral, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent or the holders of the notes to realize or foreclose on the collateral.
The security interests in the collateral are also subject to practical problems generally associated with the realization of security interests in collateral. For example, the consent of a third party may be required to obtain or enforce a security interest in a contract. We cannot assure you that any such consent could be obtained. We also cannot assure you that the consents of any third parties will be given when and if required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may be significantly impaired. In addition, our business requires compliance with numerous U.S. federal, state and local license and permit requirements. Continued operation of our properties that are part of the collateral will depend on the continued compliance with such license and permit requirements to the extent applicable, and our business and the value of the collateral may be adversely affected if we fail to comply with these requirements, including as they may be changed from time to time. Furthermore, we cannot assure you that the applicable governmental authorities will consent to the transfer of all such permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, our operations may be shut down and the value of the collateral may be significantly impaired.
Consequently, liquidating the collateral may not result in proceeds in an amount sufficient to pay any amounts due under the notes and other debt that shares in the collateral on a pari passu basis after satisfying the obligations to pay any creditors with prior liens, which will have contractual priority with respect to any net proceeds resulting from realization upon the collateral. If the proceeds of the sale of the collateral are not sufficient to repay all amounts due on the notes, the holders of the notes and other debt that shares in the collateral (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our and the subsidiary guarantors’ remaining assets, which may not be sufficient to repay our obligations under the notes and such other debt.
Also, certain permitted liens on the collateral securing the notes may allow the holder of such lien to exercise rights and remedies with respect to the collateral subject to such lien that could adversely affect the value of such collateral and the ability of the collateral agent to realize or foreclose upon such collateral.
The collateral securing the notes may be diluted under certain circumstances.
The indenture governing the notes permits us to issue additional senior secured indebtedness, including additional notes and other indebtedness that may be secured on a pari passu basis with the notes, subject to our compliance with the restrictive covenants in the indenture governing the notes at the time we issue or incur such additional senior secured indebtedness. Any additional notes issued under the indenture governing the notes and any such other indebtedness would be guaranteed by the same guarantors and would have the same security interests, with the same priority, as those securing the notes. As a result, the collateral securing the notes would be shared by any additional notes and any such other indebtedness, which would dilute the value of the collateral.
We will, in most cases, have control over the collateral, and the sale or pledge of particular assets by us could reduce the pool of assets securing the notes and the note guarantees.
The security documents relating to the notes generally allow us to remain in possession of, retain exclusive control over, freely operate, dispose of and collect, and invest and dispose of any income from, the collateral, with certain limited exceptions. Therefore, the pool of assets constituting the collateral will change from time to time, and its fair market value may decrease from its value on the date the notes are originally issued.
There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and the note guarantees will be released automatically, without your consent or the consent of the trustee.
Under various circumstances, all or a portion of the collateral may be released, including:

•	upon release of a note guarantee (with respect to the liens securing such note guarantee granted by such guarantor);

•	to enable the disposition of such collateral to the extent not prohibited under the indenture; and

•	in connection with an amendment to the indenture or the related security documents that has received the required consent.
In addition, the note guarantee of a subsidiary guarantor will be released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture, in which case the collateral held by that subsidiary guarantor will also be released.
The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a guarantor as an unrestricted subsidiary, all of the collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of a guarantor as an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of any unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of Notes—Certain Definitions—Unrestricted Subsidiary.”

Restrictive covenants in the indenture governing the notes and the agreements governing our other indebtedness will restrict our ability to operate our business.
The indenture governing the notes offered hereby contains, and agreements governing indebtedness we may incur in the future may contain, covenants that restrict our ability to, among other things, incur additional debt, pay dividends, make investments, enter into transactions with affiliates, merge or consolidate with other entities or sell all or substantially all of our assets. Additionally, any asset‑based credit facility may require us to maintain certain financial ratios. A breach of any of these covenants could result in a default thereunder, which could allow the lenders or noteholders to declare all amounts outstanding under the applicable debt immediately due and payable. If we are unable to repay outstanding borrowings when due, the lenders under any asset‑based credit facility, the collateral agent under the indenture governing these notes and any pari passu secured debt and other debtholders have the right to proceed against the collateral granted to them, including certain equity interests. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under our indebtedness.
Downgrading of our debt ratings would adversely affect us.
Our debt securities and corporate credit profile are monitored and rated by Moody’s Investors Service, Inc., or Moody’s, and Standard & Poor’s Financial Services LLC, or S&P. Any downgrading by Moodys or S&P could make it more difficult for us to obtain new financing if we had an immediate need to increase our liquidity.
Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect and maintain security interests in the collateral. We were not required to perfect the security interest over certain collateral.
Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the notes and the note guarantees may not be perfected with respect to the claims of the notes and the note guarantees if the collateral agent failed to take the actions necessary to properly perfect any of these liens on or prior to the date of the indenture governing the notes. If a security interest was not perfected with respect to any portion of the collateral, the notes and the note guarantees may not be effectively secured by such collateral.
In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title, certain proceeds and other assets, can only be perfected at the time such property and rights are acquired and identified. Molycorp and the guarantors have limited obligations to perfect the security interest for the benefit of the holders of the notes in specified collateral. We cannot assure you that the trustee or the collateral agent will monitor, or that, despite our obligation to do so under the indenture, that we will inform such trustee or collateral agent of, the future acquisition of assets and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after‑acquired collateral. Neither the trustee nor the collateral agent has any obligation to monitor the acquisition of additional assets or rights that constitute collateral or the perfection of any security interest. Such failure to monitor may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes and the note guarantees against third parties. Furthermore, certain actions are required to be taken periodically to maintain certain perfected security interests granted in the collateral, and a failure to do so may result in the loss of the perfected security interest in the collateral or the priority of the security interest in favor of the notes and the note guarantees, in each case, against third parties.
In addition, in certain jurisdictions, security interests created over particular assets can only be perfected by possession or “control” of the asset by the secured party. The terms of the security documents may not require possession or “control” to be granted to the secured party until enforcement, meaning that the security interest would remain unperfected until possession or “control” is granted.
Any future grant of a security interest in collateral or guarantee in favor of the holders of the notes might be voidable in bankruptcy.
Any future grant of a security interest in collateral or guarantee in favor of the holders of the notes might be voidable in a bankruptcy case of the grantor or subsidiary guarantor if certain events or circumstances exist or occur, including if the grantor or subsidiary guarantor is insolvent at the time of the grant or guarantee, the grant or guarantee enables the holders of the notes to receive more than they would receive if the grant or guarantee had not been made and the debtor were liquidated under Chapter 7 of the U.S. Bankruptcy Code, or the Bankruptcy Code, and a bankruptcy case in respect of the grantor or subsidiary guarantor is commenced within 90 days following the grant or guarantee (or one year before commencement of a bankruptcy case if the creditor that benefited from the lien or guarantee is an “insider” under the Bankruptcy Code).
The collateral is subject to casualty risks.
We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses with respect to the collateral that may be either uninsurable or not economically insurable, in whole or part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any collateral, the insurance proceeds may not be sufficient to satisfy all of our obligations, including the notes and the note guarantees.
Bankruptcy laws may limit the ability of holders of the notes to realize value from the collateral.
The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against Molycorp or any of the subsidiary guarantors before the collateral agent repossesses and disposes of the collateral. For example, under the Bankruptcy Code, pursuant to the automatic stay imposed upon the bankruptcy filing, a secured creditor is prohibited from repossessing its collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor, or taking other actions to levy against a debtor, without bankruptcy court approval after notice and a hearing. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” is undefined in the Bankruptcy Code and may vary according to circumstances (and is within the discretion of the bankruptcy court), but it is intended in general to protect the secured creditors’ interest in the collateral from diminishing in value during the pending of the bankruptcy case and may include periodic payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the automatic stay or any use of the collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court could conclude that the secured creditor’s interest in its collateral is “adequately protected” against any diminution in value during the bankruptcy case without the need of providing any additional protection. Due to the imposition of the automatic stay, the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (i) how long payments under the notes could be delayed or if they will be made at all, following commencement of a bankruptcy case, (ii) whether or when the collateral agent could repossess or dispose of the collateral or (iii) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”
The note guarantees and security interests provided by the subsidiary guarantors may not be enforceable and, under specific circumstances, federal and state statutes may allow courts to void the note guarantees and security interests and require holders of notes to return payments received from the subsidiary guarantors.
Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee or the grant of a security interest could be deemed a fraudulent transfer if the guarantor or grantor of such security interest received less than a reasonably equivalent value in exchange for giving the guarantee or granting the security interest, and one of the following is also true:

•
such guarantor or grantor was insolvent on the date that it gave the guarantee or granted the security interest or became insolvent as a result of giving the guarantee or granting the security interest;

•
such guarantor or grantor was engaged in business or a transaction, or was about to engage in business or a transaction, for which property remaining with the guarantor or grantor was an unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts that would be beyond the guarantor’s or grantor’s ability to pay as those debts matured.
A guarantee or the grant of a security interest could also be deemed a fraudulent transfer if it was given with actual intent to hinder, delay or defraud any entity to which the guarantor or grantor was or became, on or after the date the guarantee was given or the security interest was granted, indebted.
The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor or grantor would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, is greater than all its assets, at a fair valuation;

•
the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
We cannot predict:

•
what standard a court would apply in order to determine whether a guarantor or grantor was insolvent as of the date it issued a guarantee or granted a security interest, as applicable, or whether, regardless of the method of valuation, a court would determine that the guarantor or grantor was insolvent on that date; or

•	whether a court would determine that the payments under a guarantee or the realization on collateral would constitute fraudulent transfers or fraudulent conveyances on other grounds.
The indenture governing the notes contains a “savings clause” intended to limit each guarantor’s liability under its note guarantee to the maximum amount that it could incur without causing the note guarantee to be a fraudulent transfer under applicable law. We cannot assure you that this provision will be upheld as intended. For example, in 2009, the U.S. Bankruptcy Court in the Southern District of Florida in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp N. Am., Inc. found this kind of provision in that case to be ineffective, and held the guarantees to be fraudulent transfers and voided them in their entirety.
If a note guarantee by a subsidiary guarantor is deemed to be a fraudulent transfer, it could be voided altogether, or it could be subordinated to all other debts of the subsidiary guarantor. In such case, any payment by the subsidiary guarantor pursuant to its note guarantee could be required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor. If a note guarantee is voided or held unenforceable for any other reason, holders of the notes would cease to have a claim against the subsidiary guarantor based on the note guarantee and would be creditors only of Molycorp and any subsidiary guarantor whose note guarantee was not similarly voided or otherwise held unenforceable.
In addition, enforcement of any of these guarantees or security against any guarantor will be subject to certain defenses available to guarantors and security providers generally. These laws and defenses include those that relate to fraudulent conveyance or transfer, voidable preference, corporate purpose or benefit, preservation of share capital, thin capitalization and regulations or defenses affecting the rights of creditors generally. If one or more of these laws and defenses are applicable, a guarantor may have no liability or decreased liability under its guarantee or the security documents to which it is a party.
Not all of our subsidiaries guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.
Not all of our subsidiaries are required to guarantee the notes, including Molycorp Canada and its subsidiaries. In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its debt and other liabilities (including its trade creditors) generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Our subsidiaries that do not guarantee the notes are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefore, whether by dividends, loans, distributions or other payments. Consequently, your claims in respect of the notes are and will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables, and any claims of third‑party holders of preferred equity interests, if any, in our non-guarantor subsidiaries.
Our non-guarantor subsidiaries may incur obligations that will constrain the ability of our subsidiaries to provide us with cash, which may affect our ability to make payments on our indebtedness, including the notes offered hereby.
Our cash flows and our ability to service our debt, including our ability to pay the interest on and principal of the notes when due, are dependent upon cash dividends and other distributions or other transfers from our subsidiaries. Dividends, loans and advances to us from our non-guarantor subsidiaries may be restricted by covenants in certain debt agreements. Additionally, to the extent our cash is held outside of the United States, repatriation of such cash could be negatively impacted by potential foreign and domestic taxes. If our non-guarantor subsidiaries incur obligations with these restrictive covenants, it will constrain the ability of our non-subsidiaries to provide us with cash, which may affect our ability to make payments on the notes.

We may not be able to repurchase the notes upon a change of control or pursuant to an asset sale offer.
Upon a change of control, as defined under the indenture governing the notes, the holders of notes have the right to require us to offer to purchase all of the notes then outstanding at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any. The source of funds for any such purchase of the notes will be our available cash or cash generated from operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources, including the ability to arrange necessary financing on acceptable terms or at all, to purchase all of the notes that are tendered upon a change of control. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the indenture. Such an event of default may cause the acceleration of our other debt. Our other debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture. A recent Delaware Chancery Court decision found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, a holder of notes may not be able to require us to purchase notes as a result of the change in the composition of the directors on our board. The same court also observed that certain provisions in indentures, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision were found unenforceable, holders would not be able to require us to repurchase notes as a result of a change of control resulting from a change in the composition of our board. See “Description of Notes—Repurchase of Notes upon a Change of Control.”
In addition, in certain circumstances specified in the indenture governing the notes, we will be required to commence a net proceeds offer as defined in the indenture, pursuant to which we must repay senior secured debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest, if any. Our other debt may contain restrictions that would limit or prohibit us from completing any such new proceeds offer. Our failure to purchase any such notes when required under the indenture would be an event of default under the indenture.
Investors may not be able to determine when a change of control giving rise to their right to have the notes repurchased by us has occurred following a sale of “substantially all” of our assets.
Specific kinds of change of control events require us to make an offer to repurchase all outstanding notes. The definition of change of control includes a phrase relating to the sale, lease of transfer of “all or substantially all” the assets of Molycorp and its restricted subsidiaries taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of Molycorp and its restricted subsidiaries taken as a whole to another individual, group or entity may be uncertain.
There is currently no market for the exchange notes, and an active trading market may not develop for the exchange notes.
Prior to this exchange offer, there has been no public market for the exchange notes. The exchange notes are a new class of securities that have never been traded. We cannot assure you that an active trading market for the exchange notes will develop or, if one does develop, that it will be sustained. Also, it is possible that the market for the exchange notes will be volatile. This volatility in price may affect your ability to resell your exchange notes or the timing of their sale.
If we enter in an asset‑based credit facility, the secured indebtedness under such facility will be effectively senior to the notes to the extent of the value of the collateral securing such facility on a first priority basis.
We may in the future seek to enter into an asset‑based credit facility. If we do so, the indenture governing the notes provides that we may amend the security documents governing the notes and enter into intercreditor arrangements that provide that, upon an enforcement action or insolvency, holders of indebtedness under any asset‑based credit facility we enter into will be entitled to be paid out of the proceeds of the ABL Priority Collateral upon an enforcement, bankruptcy, liquidation, dissolution, reorganization or similar proceeding and in certain other circumstances before the proceeds are applied to pay obligations with respect to the notes and other debt that is permitted to share in the collateral. As a result, holders of the notes and such other debt will only be entitled in such circumstances to receive proceeds from the realization of value of the ABL Priority Collateral after all indebtedness and other obligations under such facility are repaid in full. The notes will effectively be junior in right of payment to indebtedness under our asset‑based credit facility to the extent of the realizable value of collateral securing such facility on a first priority basis.

The intercreditor agreements that will be entered into upon our entry into such a facility will provide that the ABL lenders will generally control decisions regarding ABL Priority Collateral and will also contain a number of waivers by holders of the notes of important rights that otherwise accrue to secured creditors in a bankruptcy. For a more complete description, see “Description of Notes—ABL Transaction.”
State law may limit the ability of the collateral agent, trustee and the holders of the notes to foreclose on the real property and improvements included in the collateral.
The notes are secured by, among other things, liens on certain owned real property and improvements located in the State of California at our Molycorp Mountain Pass facility. The laws of California may limit the ability of the trustee and the holders of the notes to foreclose on the improved real property collateral. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even it is has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws also impose security first and one form of action rules which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral, and limit the right to recover a deficiency following a foreclosure. This could impair your ability to exercise your rights on the collateral.
The value of the collateral securing the notes may not be sufficient to entitle the holders to receive post-petition interest or applicable fees, costs, or charges.
In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or a guarantor, holders of the notes will be entitled to post-petition interest under the Bankruptcy Code only if and to the extent that the value of the collateral securing the notes and note guarantees and any other pari passu secured debt, is greater than the aggregate pre-bankruptcy claims of the secured parties under such shared collateral indebtedness plus the claims of the revolving lenders for post-petition interest pursuant to their right to be paid first from the collateral. Holders of the notes may be deemed to have an unsecured claim if our obligations in respect of the notes and other pari passu secured debt exceed the fair market value of the collateral securing the shared collateral indebtedness. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, such payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to notes. No appraisal of the fair market value of the collateral securing the notes and note guarantees has been prepared and, therefore, the value of the collateral agent’s interest in the collateral may not equal or exceed the principal amount of the notes and the other shared collateral indebtedness. We cannot assure you that there will be sufficient collateral to satisfy our and the guarantors’ obligations under the notes.
If you do not exchange your outstanding notes, you may have difficulty in transferring them at a later time.
We will issue exchange notes in exchange for the outstanding notes after the exchange agent receives your outstanding notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your outstanding notes for exchange. Outstanding notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration.
If you do participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds outstanding notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any outstanding notes are not tendered in the exchange or are tendered but not accepted, the trading market for such outstanding notes could be negatively affected due to the limited amount expected to remain outstanding following the completion of the exchange offer.
Risks Related to the Molycorp Canada Acquisition
Failure to successfully and efficiently integrate Molycorp Canada into our operations may adversely affect our operations and financial condition.
A substantial portion of the net proceeds of the original notes offering was used to pay a portion of the purchase price of the Molycorp Canada Acquisition, as well as to pay related fees and expenses. The integration of Molycorp Canada into our operations is a significant undertaking and requires significant attention from our management team. The Molycorp Canada Acquisition involves the integration of two companies that previously operated independently and the unique business cultures of the two companies may prove to be incompatible. This integration is a complex, costly and time-consuming process, and we cannot assure you that this process will be successful. In addition, the integration of Molycorp Canada into our operations will require significant one-time costs for tasks such as site visits and audits and may be difficult to execute, and we cannot guaranty or accurately estimate these costs at this time. Additional integration challenges include, among other things:

•	managing a larger company than before completion of this acquisition;

•	retaining existing employees;

•	the possibility of faulty assumptions underlying our expectations for the integration process;

•	incorporating new facilities into our business operations;

•	coordinating sales and delivery functions;

•	integrating logistics, information, communication and other systems;

•	maintaining our standards, controls, procedures and policies; and

•	unforeseen expenses, liabilities or delays associated with the Molycorp Canada Acquisition.
We may not achieve the benefits we expect from the Molycorp Canada Acquisition if we are unable to successfully overcome these integration challenges.
We may not realize the growth opportunities and cost synergies that are anticipated from the Molycorp Canada Acquisition.
The benefits we expect to achieve as a result of the Molycorp Canada Acquisition will depend, in part, on our ability to realize anticipated growth opportunities and cost synergies. Our success in realizing these growth opportunities and cost synergies, and the timing of this realization, depends on the successful integration of Molycorp Canada’s business and operations with our business and operations. Even if we are able to integrate our business with Molycorp Canada’s business successfully, this integration may not result in the realization of the full benefits of the growth opportunities and cost synergies we currently expect from this integration within the anticipated time frame or at all. For example, we may be unable to eliminate duplicative costs. Moreover, we anticipate that we will incur substantial expenses in connection with the integration of our business with Molycorp Canada’s business. While we anticipate that certain expenses will be incurred, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the Molycorp Canada Acquisition may be offset by costs incurred or delays in integrating the companies, which could cause our financial assumptions to be inaccurate.
Our historical and pro forma condensed consolidated financial information may not be representative of our results as a combined company.
The pro forma condensed consolidated financial information incorporated by reference into or included elsewhere in this prospectus is constructed from the separate financial statements of us and Molycorp Canada and may not represent the financial information that would result from operations of the combined companies. In addition, the pro forma condensed consolidated financial information incorporated by reference into or included elsewhere in this prospectus is based in part on certain assumptions that we believe are reasonable. We cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the historical and pro forma condensed consolidated financial information incorporated by reference into or included elsewhere in this prospectus may not reflect what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future. The challenge of integrating previously independent businesses makes evaluating our business and our future financial prospects difficult. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.
Risks Related to Our Business
The production of rare earth products is a capital-intensive business and our ongoing modernization and expansion efforts at our Molycorp Mountain Pass facility will require the commitment of substantial resources. Any unanticipated costs or delays associated with our ongoing modernization and expansion efforts at our Molycorp Mountain Pass facility could have a material adverse effect on our financial condition or results of operations.

Our ongoing modernization and expansion efforts at our Molycorp Mountain Pass facility require the commitment of substantial resources for operating expenses and capital expenditures. We currently expect to incur total capital expenditures of approximately $1.25 billion for engineering, procurement and construction, or EPC, preliminary engineering, insurance, permitting, legal, start-up, commissioning and other costs for Project Phoenix Phase 1 and Project Phoenix Phase 2. This estimate does not include capitalized interest.
We have encountered cost pressures on Project Phoenix Phase 1 and Project Phoenix Phase 2. We are continuing to re-evaluate the impact of cost pressures on the budget, and we will incur additional costs if our mitigation measures are not successful. In addition, our estimated expenses may increase as consultants, personnel and equipment associated with advancing development and commercial production are added. The progress of our modernization and expansion efforts at our Molycorp Mountain Pass facility and the amounts and timing of expenditures will depend in part on the following:

•
the replacement of a significant portion of the existing process, plant and equipment that consists of aging or outdated facilities and equipment, retooling and development and the preparation of the mine pit for renewed production of ore;

•	maintaining required federal, state and local permits;

•	the results of consultants’ analysis and recommendations;

•	negotiating contracts for equipment, earthwork, construction, equipment installation, labor and completing infrastructure and construction work;

•	negotiating sales and off-take contracts for our planned production;

•	the execution of any joint venture agreements or similar arrangements with strategic partners; and

•	other factors, many of which are beyond our control.
Most of these activities require significant lead times and must be advanced concurrently. Any unanticipated costs or delays associated with our ongoing modernization and expansion efforts at our Molycorp Mountain Pass facility could have a material adverse effect on our financial condition or results of operations and could require us to seek additional capital, which may not be available on commercially acceptable terms or at all.
We may be unsuccessful in generating, securing and raising the necessary capital to execute our current business plan.
Under our current business plan, we expect to incur total capital expenditures of approximately $1.25 billion for EPC, preliminary engineering, insurance, permitting, legal, start-up, commissioning and other costs for Project Phoenix Phase 1 and Project Phoenix Phase 2. This estimate does not include capitalized interest.
While we have initiated measures to mitigate certain adverse cost trends and are continuing to re-evaluate the impact of cost pressures on the budget, we will incur additional costs if our mitigation measures are not successful.
We expect to finance the remaining capital expenditures under Project Phoenix Phase 1, Project Phoenix Phase 2 and other capital expenditures related to operations at the Molycorp Mountain Pass facility and all other operating facilities, our selling, general and administrative expenses, as well as our working capital requirements with our cash on hand, anticipated cash flows from operations and potential proceeds from revolving credit facilities or certain equipment financing. We cannot assure you that our operating cash flow will be as expected. We have no commitments for any revolving credit facilities or equipment financing and can provide no assurances that we will be able to obtain it on acceptable terms or at all.
The actual amount of capital required for the expansion and modernization of our Molycorp Mountain Pass facility may vary materially from our current estimates, in which case we would need to raise additional funds, which may delay completion and have a material adverse effect on our business and financial condition.
The anticipated funding required to complete the expansion and modernization of our Molycorp Mountain Pass facility, including Project Phoenix Phase 2, is based on certain estimates and assumptions we have made about the additional facilities, equipment, labor, permits and other factors required to complete the project. If any of these estimates or assumptions change, the actual timing and amount of capital required to complete Project Phoenix Phase 1 and Project Phoenix Phase 2 may vary materially from what we anticipate. Additional funds may be required in the event of significant departures from our current expansion and modernization plan, unforeseen delays, cost overruns, engineering design changes or other unanticipated expenses. There can be no assurance that additional financing will be available to us, or, if available, that it can be obtained on a timely basis and on commercially acceptable terms.
There is no assurance that we will be able to successfully implement Project Phoenix Phase 1 and Project Phoenix Phase 2 within our current timetable, that the actual costs of the capacity expansion will not exceed our current estimated costs or that we will be able to secure off-take agreements for the incremental production capacity, and we cannot provide any assurance as to the actual operating costs once we have completed the capacity expansion.
Our Board approved Project Phoenix Phase 2 in January 2011. We expect to have an annual production capacity of 40,000 mt of REO by the end of 2012 and, if customer demand and end-market conditions warrant, a full planned production rate of 40,000 mt of REO per year as early as mid-2013 at our Molycorp Mountain Pass facility, or approximately double the amount we expect to be able to produce upon completion of Project Phoenix Phase 1, if customer demand warrants. We have commenced work on Project Phoenix Phase 2 as we are working on Project Phoenix Phase 1, and there is no assurance that our work on Project Phoenix Phase 2 will not interfere with our completion of Project Phoenix Phase 1. In certain cases, including separations and power, we will need to install additional capacity. Because we will have expenditures on Project Phoenix Phase 2 before completion of Project Phoenix Phase 1, any funding insufficiency for the capacity expansion could also impact completion of our initial plan.
We do not believe we will need to obtain additional permits for Project Phoenix Phase 1 or Project Phoenix Phase 2, other than air and certain building permits and the modification of existing permits after 2021 in connection with the expansion of the pit boundary at our Molycorp Mountain Pass facility. However there is no assurance that we will not in the future learn of permits that we will be required to obtain or existing permits that we will be required to modify.
Any failure to successfully implement Project Phoenix Phase 1 or Project Phoenix Phase 2 due to insufficient funding, delays or unanticipated costs, or to realize the anticipated benefits of Project Phoenix Phase 1 or Project Phoenix Phase 2, including securing off-take commitments for the incremental production, could have a material adverse effect on our business, financial condition and results of operations.
Our growth depends in large part on the modernization and expansion of our Molycorp Mountain Pass facility, which is our only rare earth mining facility.
Our only rare earth mining facility at this time is our Molycorp Mountain Pass facility. Our continued viability is based on successfully implementing our strategy, including completion of Project Phoenix Phase 1 and Project Phoenix Phase 2 in accordance with our expected timeframe. The deterioration or destruction of any part of our Molycorp Mountain Pass facility may significantly hinder our ability to reach or maintain full planned production rates within the expected time frame or at all. If we are unsuccessful in reaching and maintaining full planned production rates for REOs at our Molycorp Mountain Pass facility, within expected time frames or at all, we may not be able to build a sustainable or profitable business.
We may not successfully establish or maintain collaborative, joint venture and licensing arrangements, or establish new ones, which could adversely affect our ability to develop and commercialize our rare earth products.
A key element of our business strategy is to utilize vertical integration through further downstream processing of our REOs into rare earth metal alloys and finished magnets for clean-energy, high-technology and defense applications. Our acquisitions of Molycorp Silmet and MMA, our joint venture agreement with Mitsubishi and Daido, and the Molycorp Canada Acquisition reflect this strategy. To implement this “mine-to-magnets” vertical integration successfully, we may need to form other joint ventures with existing magnet producers for the final production of finished rare earth magnets. In addition, other licenses that may be necessary for some of these downstream processing steps have not yet been obtained. Any failure to establish or maintain collaborative, joint venture or licensing arrangements for the production of downstream products on favorable terms could adversely affect our business prospects, financial condition or ability to develop and commercialize downstream rare earth products.
We may not be able to convert existing letters of intent with customers or enter into binding contracts with customers for the sale of REO products, or meet the conditions necessary for customers to commence purchasing under existing contracts, which may have a material adverse effect on our financial position and results of operations.
We are working to establish stable revenue streams for the rare earth minerals and products we manufacture at our Molycorp Mountain Pass facility, or Resources segment, Chemicals and Oxides segment and Magnetic Materials and Alloys segment. The last two segments include facilities acquired as part of the Molycorp Canada Acquisition. As of October 24, 2012, we have allocated our expected Project Phoenix Phase 1 production to existing contracts with customers, internal production of SorbxTM, and to support our Molycorp Magnequench subsidiary for a total of 79% of the 19,050 mt of REOs that we intend to produce annually under Project Phoenix Phase 1 at our Molycorp Mountain Pass facility. We intend to enter into other short-term sales contracts and into long-term sales contracts with existing and new customers for amounts not in excess of our actual planned production under Project Phoenix Phase 1 and Project Phoenix Phase 2, respectively. As a result of the acquisition of Molycorp Silmet and Molycorp Canada, we now have the ability to allocate a portion of our Project Phoenix Phase 1 and Project Phoenix Phase 2 production to our downstream fully vertically integrated subsidiaries around the world. We currently estimate that this portion is between 5,000 mt and 8,000 mt per year.
The failure to enter into binding contracts, or the failure to meet the conditions necessary for customers to commence purchasing under existing agreements, or failure to allocate production to our downstream subsidiaries, may have a material adverse effect on our financial position and results of operations.
We may be adversely affected by fluctuations in demand for, and prices of, rare earth products.
Because our sole source of revenue is the sale of rare earth minerals and products, changes in demand for, and the market price of, rare earth minerals and products could significantly affect our profitability. The value and price of our common and preferred stock and our financial results may be adversely affected by declines in the prices of rare earth minerals and products. Rare earth minerals and product prices fluctuate and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the relative value of the U.S. dollar against foreign currencies on the world market, global and regional supply and demand for rare earth minerals and products, and the political and economic conditions of countries that produce rare earth minerals and products.
As a result of the global economic crisis, rare earth product prices declined by approximately 50% between 2008 and the end of the third quarter of 2009. Similarly, there can be no assurance that the increases in market prices, as seen during 2010 and most of 2011, will be sustained in future periods. Average prices for lanthanum oxide and cerium oxide have decreased by approximately 80% from their peak in July 2011 due, in part, to a reduction in reported speculative buying of rare earth materials in China, flooding in Thailand leading to slower production in Asia and a global economic slowdown. Protracted periods of low prices for rare earth minerals and products could significantly reduce revenues and the availability of required development funds in the future. This could cause substantial reductions to, or a suspension of, REOs production operations, impair asset values and reduce our proven and probable rare earth ore reserves.
Demand for our products may be impacted by demand for downstream products incorporating rare earths, including hybrid and electric vehicles, wind power equipment and other clean technology products, as well as demand in the general automotive and electronic industries. Lack of growth in these markets may adversely affect the demand for our products, which would have a material adverse effect on our business and results of operations.
In contrast, extended periods of high commodity prices may create economic dislocations that may be destabilizing to rare earth minerals supply and demand and ultimately to the broader markets. Periods of high rare earth mineral market prices generally are beneficial to our financial performance. However, strong rare earth mineral prices, as well as real or perceived disruptions in the supply of rare earth minerals, also create economic pressure to identify or create alternate technologies that ultimately could depress future long-term demand for rare earth minerals and products, and at the same time may incentivize development of otherwise marginal mining properties. For example, automobile manufacturers have recently announced plans to develop motors for electric and hybrid cars that do not require rare earth metals due to concerns about the available supply of rare earths. If the automobile industry or other industries reduce their reliance on rare earth products, the resulting change in demand could have a material adverse effect on our business.
Conditions in the rare earth industry have been, and may continue to be, extremely volatile, which could have a material impact on our company.
Conditions in the rare earth industry have been extremely volatile, and prices, as well as supply and demand, have been significantly impacted by a number of factors, principally changes in economic conditions and demand for rare earth materials and changes, or perceived changes, in Chinese quotas for export of rare earth materials. As a result of the global economic crisis, rare earth product prices declined by approximately 50% between 2008 and the end of the third quarter of 2009. According to Metal-Pages, from the beginning of the fourth quarter of 2009 through the end of 2011, average prices for rare earths have risen by approximately 1,100%. Furthermore, over the same period, average prices for some of the most common rare earths

(cerium oxide, lanthanum oxide, neodymium oxide, and praseodymium oxide) have risen by more than 1,000%. Average prices for lanthanum oxide and cerium oxide decreased by approximately 50% during the second half of 2011 due, in part, to a reduction in reported speculative buying of rare earth materials in China, flooding in Thailand leading to slower production in Asia and a global economic slowdown. Prices remain at lower levels to date in 2012. If conditions in our industry remain volatile, our stock price may continue to exhibit volatility as well. In particular, if prices or demand for rare earths were to decline, our stock price would likely decline, and this could also impair our ability to find purchasers for our products at prices acceptable to us.
We face a variety of risks associated with acquiring and integrating new business operations that could have a significant negative impact on our business, financial condition and results of operations.
In 2011, we acquired Molycorp Silmet in order to increase our production capacity for REOs and rare earth metals, and acquired MMA in order to provide us with the capability to immediately begin manufacturing and selling rare earth alloys for the production of NdFeB and samarium cobalt, or SmCo, magnets, as well as a variety of other specialty alloys and products. We may in the future pursue other strategic acquisitions that we believe would expand our product offerings and capabilities or complement our business. We have limited experience making such acquisitions. Any acquisition that we make will be accompanied by the risks commonly encountered in acquisitions of businesses. The process of integrating acquired businesses, products or technologies may create unforeseen operating difficulties and expenditures. We may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise. We may incur costs necessary to reorganize, expand or otherwise modify existing operations to meet future production needs, and we may also incur closure, demolition and carrying costs for portions of properties, for which we have no operational uses. We may also have difficulty maintaining uniform standards, policies and controls across the organization. The process of integrating acquired businesses may also result in a diversion of management’s attention and cause an interruption of, or loss of momentum in, our activities. Additionally, any acquisition that we make may result in the assumption of material liabilities. Businesses and properties we acquire may be in an unexpected condition and may subject us to increased costs and liabilities, including environmental liabilities. The costs and liabilities associated with known risks may be greater than expected, and we may assume unknown liabilities, either of which could have a material adverse effect on our business, financial condition and results of operations. Foreign acquisitions involve risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. As a result of these risks, the anticipated benefits of these acquisitions may not be fully realized, if at all, and the acquisitions could have a material adverse effect on our business, financial condition and results of operations.
Our business will be adversely affected if we do not successfully implement new processing technologies and capabilities.
Our processing technologies and capabilities are key components of our competitive strengths and are expected to contribute to low operating costs and increasing the life of the ore body at our Molycorp Mountain Pass facility. In the second quarter of 2010, we began to process bastnasite concentrate from our stockpiles in an effort to significantly improve these technologies and capabilities and optimize recovery rates. Although this effort has been successful at pilot-scale level with over 95% recovery, we may not be able to scale the new technology and recovery rates to commercial levels, or may not be able to do so by the end of 2012, as planned. We are also working to optimize other steps in our production process. Any failure may affect our ability to achieve the expected benefits of the new technologies and may have a material adverse effect on our financial condition or results of operations.
Markets for Molycorp Canada’s rare earths, zirconium or other minor metal-based products are highly competitive and characterized by rapid technological change. Molycorp Canada’s future successes depend upon its ability to continue to provide products that achieve market acceptance. As technologies develop, substitutes may be developed for Molycorp Canada’s products that may have an adverse impact on the marketability of Molycorp Canada’s products. Since Molycorp Canada specializes in a limited number of products, there is a risk that their replacement by other products may have a material adverse impact on Molycorp Canada’s sales.
We operate in a highly competitive industry.
The rare earths mining and processing markets are capital intensive and competitive. Our Chinese competitors may have greater financial resources, as well as other strategic advantages to maintain, improve and possibly expand their facilities. Additionally, the Chinese producers have historically been able to produce at relatively low costs due to domestic economic factors. Even upon successful implementation of the new processing technologies and capabilities at our Molycorp Mountain Pass facility, if we are not able to achieve anticipated costs of production, then any strategic advantages that our competitors may have over us, such as lower labor costs, could have a material adverse effect on our business.
The success of our business will depend, in part, on the establishment of new uses and markets for rare earth products.
The success of our business will depend, in part, on the establishment of new markets by us or third parties for certain rare earth products that may be in low demand. Although we are developing rare earth products for use in NdFeB magnets, which are used in critical existing and emerging technologies, such as hybrid and electric vehicles, wind power turbines and compact fluorescent lighting, the success of our business depends on creating new markets and successfully commercializing rare earth products in existing and emerging markets. Any unexpected costs or delays in the commercialization of any of the foregoing products and applications could have a material adverse effect on our financial condition or results of operations.
An increase in the global supply of rare earth products, dumping and predatory pricing by our competitors may materially adversely affect our profitability.
The pricing and demand for our products is affected by a number of factors beyond our control, including growth of economic development and the global supply and demand for REO products. According to IMCOA, it is estimated that China accounted for approximately 94% of global REOs production in 2011. China also dominates the manufacture of metals and NdFeB magnets from rare earths, a capacity that is not currently found in the United States. Once we reach full planned production rates for REOs and other planned downstream products, the increased competition may lead our competitors to engage in predatory pricing behavior. Any increase in the amount of rare earth products exported from other nations and increased competition may result in price reductions, reduced margins and loss of potential market share, any of which could materially adversely affect our profitability. As a result of these factors, we may not be able to compete effectively against current and future competitors.
Changes in China’s export policy may adversely affect our financial condition and results of operations.
In 1999, the government of China introduced an export quota system for the rare earth industry. The Chinese government heightened international supply concerns beginning in August 2009 when China’s Interior Ministry first signaled that it would further restrict exports of Chinese rare earth resources. Citing the importance of REE availability to internal industries and the desire to conserve resources, the Chinese government has announced export quotas, increased export tariffs and introduced a “mining quotas policy” that, in addition to imposing export quotas and export tariffs, also imposes production quotas and limits the issuance of new licenses for rare earth exploration. According to IMCOA, China’s export quotas have decreased from approximately 65,000 mt of REOs in 2005 to approximately 30,184 mt of REOs in 2011. In 2008, China imposed export taxes of up to 25% on selected REOs (primarily heavy REOs) and up to 15% for all other REOs (primarily light REOs).
On March 13, 2012, the United States, the European Union and Japan filed a complaint with the World Trade Organization over the Chinese export policy on REOs. If this challenge to the Chinese export policy is successful, there could be increased supply in the world market for REOs, which could cause the price of REOs to decrease. If the price of REOs decreases, our financial condition and results of operations could be adversely affected.
Molycorp Canada has operations in China and its ability to export is subject to certain quotas based on its export history and export value. Historically, Molycorp Canada has been able to secure sufficient quotas to meet its demands. Recent policy changes by the Chinese Ministry of Foreign Commerce, or MOFCOM, have resulted in the total award of export grants being less than the international demand for REEs. This shortfall has created market uncertainty and while export prices have risen dramatically, there are no guarantees that the current pricing environment will continue or that MOFCOM will not change its current policy. Any further changes to the quota grants or policy could have a material impact on the results of Molycorp Canada.
Power shortages at our Molycorp Mountain Pass facility may temporarily delay mining and processing operations and increase costs, which may materially adversely impact our business.
Due to its position on the regional electric grid, our Molycorp Mountain Pass facility faces occasional power shortages during peak periods. Instability in electrical supply in past years has caused sporadic outages and brownouts and higher costs. Such outages and brownouts have had a negative impact on production. We are currently installing a natural gas powered co-generation power plant as part of our modernization and expansion of our Molycorp Mountain Pass facility to reduce energy costs at our Molycorp Mountain Pass facility as well as minimize or eliminate our reliance on the regional electric power grid. If the installation of the co-generation power plant is significantly delayed, we will remain subject to the effects of occasional power outages and brownouts and could experience temporary interruptions of mining and processing operations. We then may be unable to fill customer orders in a timely manner and may be subject to higher power costs at our Molycorp Mountain Pass facility. As a result, our revenue could be adversely impacted and our relationships with our customers could suffer, adversely impacting our ability to generate future revenue. In addition, if power to our Molycorp Mountain Pass facility is disrupted during certain phases of our REOs extraction process, we may incur significant expenses that may adversely affect our business.
Increasing costs or limited access to raw materials may adversely affect our profitability.
We use significant amounts of hydrochloric acid and sodium hydroxide as chemicals to process REOs. We ultimately intend to produce our own hydrochloric acid and sodium hydroxide at our Molycorp Mountain Pass facility. The technology we are developing to internally produce hydrochloric acid and sodium hydroxide has not yet been implemented at our Molycorp Mountain Pass facility. Accordingly, we purchase hydrochloric acid and sodium hydroxide in the open market and, as a result, we could be subject to significant volatility in the cost or availability of these chemicals. We may not be able to pass increased prices for these chemicals through to our customers in the form of price increases. A significant increase in the price, or decrease in the availability, of these chemicals before we produce them on site could materially increase our operating costs and adversely affect our profit margins from quarter to quarter.
Molycorp Canada is vulnerable to any volatility in the prices of raw materials because it does not currently have long-term supply contracts. The Chinese government is aggressively monitoring and regulating rare earth mining operations. In some cases, it is shutting down or curtailing illegal or environmentally damaging mining activities. This could have an adverse impact on rare earth raw material supply. Although we believe there is an adequate supply of rare earth feedstock for Molycorp Canada’s processing facilities, there is no assurance that the prices of such rare earth feedstock will not rise dramatically, in which case the increased cost of production may have a material adverse effect on the profit margins of Molycorp Canada. Such rises in the prices of rare earth feedstock may be offset by increasing the prices of Molycorp Canada’s rare earth related products; however, there is no assurance that the market will bear such price increases and even if the market will bear such increases, the Molycorp Magnequench business will have an increased cost of production since rare earths are a primary raw material. In addition, if market prices for Performance Materials’ rare earth and zirconium products decline, there is no assurance that raw material prices will decline sufficiently or in tandem to offset the decline in selling prices. The above could have a material effect on Molycorp Canada’s profit margins. Molycorp Canada is also dependent on being able to secure an adequate supply of gallium, indium or rhenium bearing scrap at economic prices, to maintain and grow its recycling business.
Fluctuations in transportation costs or disruptions in transportation services could increase competition or impair our ability to supply rare earth minerals or products to our customers, which could adversely affect our results of operations.
We transport cerium, lanthanum, neodymium, praseodymium and didymium oxide products from our Molycorp Mountain Pass facility to our Molycorp Silmet and MMA facilities, and to some of our Molycorp Canada facilities around the world. Finding affordable and dependable transportation is important because it allows us to supply customers, third parties under tolling agreements and our operating facilities around the world. Labor disputes, derailments, adverse weather conditions or other environmental events and changes to rail or ocean freight systems could interrupt or limit available transport services, which could result in customer dissatisfaction and loss of sales potential and could materially adversely affect our results of operations.
We must process REOs to exacting specifications in order to provide customers with a consistently high quality product. An inability to perfect the mineral extraction process to meet individual customer specifications may have a material adverse effect on our financial condition or results of operations.
We process REOs to meet customer needs and specifications and to provide customers with a consistently high quality product and a purity higher than previously achieved in prior mining operations at our Molycorp Mountain Pass facility. An inability to perfect the mineral extraction process to meet individual customer specifications may have a material adverse effect on our financial condition or results of operations. In addition, customer needs and specifications may change with time. Any delay or failure in developing processes to meet changing customer needs and specifications may have a material adverse effect on our financial condition or results of operations.
Diminished access to water may adversely affect our operations.
Processing of REOs at our Molycorp Mountain Pass facility requires significant amounts of water. The technology we are developing at our Molycorp Mountain Pass facility to significantly reduce our need for fresh water, including the proprietary production of our own hydrochloric acid and sodium hydroxide from waste water at our own chlor-alkali plant, has not yet been constructed. Any decrease or disruption in our available water supply until this technology is successfully developed may have a material adverse effect on our operations and our financial condition or results of operations.

Inaccuracies in our estimates of REOs reserves and resource deposits could result in lower than expected revenues and higher than expected costs.
We base our REOs reserve and resource estimates on engineering, economic and geological data assembled and analyzed by outside firms, which are reviewed by our engineers and geologists. Ore reserve estimates, however, are necessarily imprecise and depend to some extent on statistical inferences drawn from available drilling data, which may prove unreliable. There are numerous uncertainties inherent in estimating quantities and qualities of REOs reserves and non-reserve REOs deposits and costs to mine recoverable reserves, including many factors beyond our control. Estimates of economically recoverable REOs reserves necessarily depend upon a number of variable factors and assumptions, all of which may vary considerably from actual results, such as:

•	geological and mining conditions and/or effects from prior mining that may not be fully identified by available data or that may differ from experience;

•	assumptions concerning future prices of rare earth products, operating costs, mining technology improvements, development costs and reclamation costs; and

•	assumptions concerning future effects of regulation, including the issuance of required permits and taxes by governmental agencies.
In April 2012, we revised our reserve estimate. While our probable reserves increased, our proven reserves decreased significantly. Any inaccuracy in our estimates related to our REOs reserves and non-reserve REOs deposits could result in lower than expected revenues and higher than expected costs or a shortened estimated life for the mine at our Molycorp Mountain Pass facility.
Period-to-period conversion of probable rare earth ore reserves to proven ore reserves may result in increases or decreases to the total reported amount of ore reserves. Conversion, an indicator of the success in upgrading probable ore reserves to proven ore reserves, is evaluated annually. Conversion rates are affected by a number of factors, including geological variability, applicable mining methods and changes in safe mining practices, economic considerations and new regulatory requirements.
Work stoppages or similar difficulties could significantly disrupt our operations, reduce our revenues and materially adversely affect our results of operations.
As of September 30, 2012, 226 employees at our Molycorp Mountain Pass facility were covered by a collective bargaining agreement with the United Steelworkers of America that expires in March 2015. Also as of September 30, 2012, 172 employees at our Molycorp Silmet facility were unionized employees. A work stoppage at either or both our Molycorp Mountain Pass or Molycorp Silmet facilities could significantly disrupt our operations, reduce our revenues and materially adversely affect our results of operations.
A shortage of skilled technicians and engineers may further increase operating costs, which may materially adversely affect our results of operations.
Efficient production of rare earth products using modern techniques and equipment requires skilled technicians and engineers. In addition, our expansion efforts will significantly increase the number of skilled technicians and engineers required to successfully operate our business. In the event that we are unable to hire and train the necessary number of skilled technicians and engineers, there could be an adverse impact on our labor costs and our ability to reach full planned production levels in a timely manner, which could have a material adverse effect on our results of operations.
We depend on key personnel for the success of our business.
We depend on the services of our senior management team and other key personnel. The loss of the services of any member of senior management or a key employee could have an adverse effect on our business. We may not be able to locate, attract or employ on acceptable terms qualified replacements for senior management or other key employees if their services are no longer available.
Because of the dangers involved in the mining of minerals and the manufacture of mineral products, there is a risk that we may incur liability or damages as we conduct our business.

The mining of minerals and the manufacture of mineral products involves numerous hazards, including:

•	unusual and unexpected rock formations affecting ore or wall rock characteristics;

•	ground or slope failures;

•	environmental hazards;

•	industrial accidents;

•	processing problems;

•	periodic interruptions due to inclement or hazardous weather conditions or other acts of God; and

•	mechanical equipment failure and facility performance problems.
Although we maintain insurance to address certain risks involved in our business, such as coverage for pollution liability, property damage, business interruption and workers’ compensation, there can be no assurance that we will be able to maintain insurance to cover these risks at economically feasible premiums. Additionally, we cannot be certain that all claims we may make under our insurance policies will be deemed to be within the scope of, or fully covered by, our policies. Furthermore, we do not maintain coverage for losses resulting from acts of terrorism. We might also become subject to liability for environmental damage or other hazards that may be uninsurable or for which we may elect not to insure because of premium costs or commercial impracticality. These policies contain limits of coverage and exclusions that are typical of such policies generally. For example, our pollution liability policy for our Molycorp Mountain Pass facility has $20.0 million aggregate and per incident limits and excludes, among other things, costs associated with closure, post-closure and reclamation. The payment of such premiums, or the assumption of such liabilities, may have a material adverse effect on our financial position and results of operations.
We are currently subject to litigation, including stockholder class action litigation and derivative litigation and an SEC investigation, the unfavorable outcome of which might have a material adverse effect on our financial condition, operating results and cash flow.
From time to time, we may become subject to various legal and regulatory proceedings relating to our business.
In February 2012, a purported class action lawsuit was filed in the U.S. District Court for the District of Colorado against us and certain of our current executive officers alleging violations of the federal securities laws. The Consolidated Class Action Complaint filed on July 31, 2012 also names most of our Board members and some of our stockholders as defendants, along with other persons and entities.  That Complaint alleges 18 claims for relief arising out of alleged:  (1) securities fraud in violation of the Securities Exchange Act of 1934 during the proposed class period from February 11, 2011 through November 10, 2011; and (2) materially untrue or misleading statements in registration statements and prospectuses for our public offering of preferred stock in February 2011 and of common stock in June 2011, in violation of the Securities Act of 1933.   Our motion to dismiss that Complaint was filed in October 2012 and is pending. We believe that this lawsuit is without merit, and we intend to vigorously defend ourselves against these claims.

In addition, as of November 21, 2012, a consolidated stockholder derivative lawsuit filed purportedly on our behalf against us (as a nominal defendant) and certain of our directors, executive officers and stockholders is pending in the Delaware Court of Chancery.  In August 2012, a consolidated amended shareholder derivative complaint was filed, asserting causes of action for alleged: (1) breach of fiduciary duty, including the duties of loyalty and due care; (2) breach of fiduciary duty not to trade on or misuse material non-public information; (3) unjust enrichment; and (4)aiding and abetting a breach of fiduciary duty.  On our behalf, the plaintiffs in the consolidated derivative action seek, among other things, monetary damages, restitution, and an accounting.  The defendants filed motions to dismiss and motions to stay that action in October 2012, which are pending.  Two additional stockholder derivative lawsuits that were filed in the U.S. District Court in Colorado have been dismissed, but the plaintiffs in those cases are pursuing an appeal of that ruling in the U.S.
Court of Appeals for the Tenth Circuit.

In August 2012, the staff of the SEC notified us that a formal order of investigation had been issued regarding, among other things, the accuracy of our public disclosures. We are cooperating with the staff of the SEC in connection with the investigation.

During the year ended December 31, 2003, Molycorp Magnequench determined that because some of the magnets it made were used in military applications, it should (i) be registered with the U.S. Department of State’s Office of Defense Trade Controls, or State Department, and the U. S. Department of Treasury’s Bureau of Alcohol, Tobacco and Firearms and (ii) obtain licenses for imports and exports of magnets and technical data used in certain military applications. Molycorp Magnequench appointed a compliance officer, implemented a compliance program, filed the appropriate registration forms and fees and submitted voluntary disclosure letters disclosing various past transactions that should have been licensed by those agencies. Molycorp Magnequench has received letters from the State Department with respect to all the disclosures made during the year ended December 31, 2003 stating that no enforcement actions would be taken at that time. The State Department retains the right to reopen those matters in the future. In early 2004, Molycorp Magnequench discovered some additional exports that had been made to Canada without the appropriate licenses. Molycorp Magnequench voluntary made disclosures with respect to these shipments. To Molycorp Magnequench’s knowledge, no response from the State Department has been received with respect to these disclosures. Molycorp Canada sold its magnet production facilities in 2004.
Due to the inherent uncertainties of litigation and regulatory proceedings, including the current purported class action lawsuit and derivative lawsuits and the SEC investigation, we cannot determine with certainty the ultimate outcome of any such litigation or proceedings. If the final resolution of any such litigation or proceedings is unfavorable, our financial condition, operating results and cash flows could be materially affected.
We conduct our sales and distribution operations on a worldwide basis and are subject to the risks associated with doing business outside the United States.
We sell to customers outside of the United States from our United States and international operations. The consummation of the Molycorp Canada Acquisition will expand our manufacturing presence and geographic reach in Asian markets. We anticipate that international shipments will account for a significant portion of our sales following the consummation of the Molycorp Canada Acquisition.
There are a number of additional risks associated with international business activities, including:

•
burdens to comply with multiple and potentially conflicting foreign laws and regulations, including export requirements, tariffs and other barriers, environmental health and safety requirements and unexpected changes in any of these factors;

•	requirements for maintaining export licenses granted by the Chinese government for certain Molycorp Canada production;

•
to the extent cash is held outside of the United States, our repatriation of such cash is subject to the approval of foreign governments and to the potentially adverse impact of foreign and domestic tax laws;

•	political and economic instability and disruptions, including terrorist attacks;

•	disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act, or FCPA;

•	potentially adverse tax consequences due to overlapping or differing tax structures; and

•	fluctuations in currency exchange rates.
Any of these risks could have an adverse effect on our international operations by reducing the demand for our products or reducing the prices at which we can sell our products, which could result in an adverse effect on our business, financial position, results of operations or cash flows.
In addition, we could be adversely affected by violations of the FCPA and similar worldwide anti-bribery laws. The FCPA and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these anti-bribery laws. We operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We cannot assure you that our internal controls and procedures always will protect us from the reckless or criminal acts committed by our employees or agents. If we are found to be liable for FCPA violations, we could suffer from criminal or civil penalties or other sanctions, which could have a material adverse effect on our business.
Molycorp Canada’s international operations in China and Thailand are subject to a number of special risks including trade barriers, exchange controls and restrictions on currency conversion, political risks and risks of increased duties, taxes, tariffs and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies such as embargos. A change in policies by the Chinese or Thai governments could adversely affect Molycorp Canada’s investment in its production facilities by, among other factors, changes in laws or regulations or changes in the interpretation thereof. Despite the activity and progress in developing their legal systems, neither China nor Thailand has a system of laws as comprehensive as in Canada or the United States.
Molycorp Canada’s financial results are reported in U.S. dollars, which is subject to fluctuations in respect of the currencies of the countries in which Molycorp Canada operates. We expect Molycorp Canada’s revenues to be earned in a number of different currencies. Accordingly, fluctuations in the exchange rates of world currencies could have a positive or negative effect on Molycorp Canada’s reported results on a consolidated basis. Given the constantly changing currency exposures and the substantial volatility of currency exchange rates, we cannot predict the effect of exchange rate fluctuations upon Molycorp Canada’s future operating results. There can be no assurance that Molycorp Canada will not experience currency losses in the future, which could have a material adverse effect on Molycorp Canada’s business, revenues, operating results and financial condition. In the event of a change in the value of the Chinese Renminbi relative to the U.S. dollar, there is no assurance, due to competitive pressure, of a corresponding change in selling prices of Molycorp Canada’s products. Molycorp Canada exports a significant portion of its products produced in China. These exports are invoiced and paid for primarily in U.S. dollars.
At September 30, 2012, Molycorp Canada held cash, net of bank advances in China and Japan, of $224.8 million in the aggregate. Molycorp Canada does not hedge the impact of revaluation of the Renminbi.

Risks Related to Intellectual Property
We may not be able to adequately protect our intellectual property rights. If we fail to adequately enforce or defend our intellectual property rights, our business may be harmed.
Much of the technology used in the markets in which we compete is protected by patents and trade secrets, and our commercial success will depend in significant part on our ability to obtain and maintain patent and trade secret protection for our products and methods. To compete in these markets, we rely on a combination of trade secret protection, nondisclosure and licensing agreements, patents and trademarks to establish and protect our proprietary intellectual property rights, including our proprietary rare earth production processes that are not patented. We also have a proven technology and product development group and as of September 30, 2012, held 71 issued and pending U.S. patents and patent applications, and 221 issued and pending international and foreign patents and patent applications. We intend to rely on patented products, such as SorbxTM, and related licensing agreements to establish proprietary markets for low demand REEs. In addition, as of March 31, 2012, Molycorp Canada held 25 U.S. patents, four U.S. patent applications, approximately 69 foreign patents and approximately 39 foreign patent applications.
These intellectual property rights may be challenged or infringed upon by third parties or we may be unable to maintain, renew or enter into new license agreements with third-party owners of intellectual property on reasonable terms. Identifying unauthorized use of our intellectual property may be difficult, and proceedings to enforce or defend our intellectual property rights could result in substantial costs. The enforcement of intellectual property rights is subject to considerable uncertainty, and patent reform laws, including the recently-enacted America Invents Act, and court decisions interpreting such laws, may create additional uncertainty around our ability to obtain and enforce patent protection for our technologies. If we seek to enforce our rights, we may also be subject to claims that our intellectual property rights are invalid or otherwise unenforceable. In addition, our intellectual property may be subject to infringement or other unauthorized use outside of the United States. In such case, our ability to protect our intellectual property rights by legal recourse or otherwise may be limited, particularly in countries where laws or enforcement practices are undeveloped or do not recognize or protect intellectual property rights to the same extent as the United States. Unauthorized use of our intellectual property rights or our inability to preserve existing intellectual property rights could therefore adversely impact our competitive position and results of operations. The loss of our patents could also reduce the value of the related products. In addition, the cost to litigate infringements of our intellectual property, or the cost to defend ourselves against intellectual property infringement actions by others, could be substantial.
Proprietary trade secrets and unpatented know-how are also very important to our business. We rely on trade secrets to protect certain aspects of our technology, especially where we do not believe that patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential or proprietary information. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how. Failure to obtain or maintain trade secret protection could adversely affect our competitive business position.
In addition, Molycorp Canada’s current intellectual property position is dependent primarily on the essential nature of certain fundamental patents covering bonded magnets made with NdFeB powder and Molycorp Canada’s manufacturing process for NdFeB powder. These patents expire between 2012 and 2014. While Molycorp Canada holds a wide range of additional patents and patent applications whose expiration dates extend (and in the case of patent applications, will extend, if issued) beyond 2014, none are of an equally essential nature as Molycorp Canada’s fundamental patents and exclusive rights, and therefore Molycorp Canada’s competitive position after the expiration of the fundamental patents is likely to be diminished as a result of the expiration of such patents. Molycorp Canada may therefore be unable to defend against new competitors entering the marketplace or maintain its existing pricing power.
We may not be able to obtain additional patents and the legal protection afforded by any additional patents may not adequately protect our rights or permit us to gain or keep any competitive advantage.
Our ability to obtain additional patents is uncertain and the legal protection afforded by these patents is limited and may not adequately protect our rights or permit us to gain or keep any competitive advantage. In addition, the scope and enforceability of patent claims is highly uncertain due to the complex nature of the relevant legal, scientific and factual issues. Changes in either patent laws or interpretations of patent laws in the United States or elsewhere (including the recently enacted America Invents Act) may diminish the value of our intellectual property or narrow the scope of our patent protection. Even if patents are issued relating to our products and processes, our competitors may challenge the validity of those patents. Patents also will not protect our products and processes if competitors devise ways of making products without infringing our patents.
If we infringe, or are accused of infringing, the intellectual property rights of third parties, it may increase our costs or prevent us from being able to sell our existing products or commercialize new products.
There is a risk that we may infringe, or may be accused of infringing, the proprietary rights of third parties, including rights under patents and pending patent applications belonging to third parties that may exist in the United States and elsewhere in the world. Because the patent application process can take several years to complete, and patent applications may remain unpublished for 18 months or more, there may be currently pending applications, including applications of which we are currently unaware, that may later result in issued patents that cover our products and processes. In addition, our products and processes may infringe existing patents.
Defending ourselves against third-party claims, including litigation in particular, would be costly and time consuming and would divert management’s attention from our business, which could lead to delays in our expansion and modernization efforts. If third parties are successful in their claims, we might have to pay substantial damages or take other actions that are adverse to our business. As a result of intellectual property infringement claims, or to avoid potential claims, we might:

•
be prohibited from, or delayed in, selling or licensing some of our products or using some of our processes unless the intellectual property holder licenses the applicable intellectual property to us, which it is not required to do;

•	be required to pay substantial royalties or grant a cross license to our intellectual property to another intellectual property holder; or

•
be required to redesign a product or process so it does not infringe a third party’s intellectual property, which may not be possible or could require substantial funds and time and ultimately result in an inferior product or process.

In addition, we could be subject to claims that our employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of third parties.
If we are unable to resolve claims that may be brought against us by third parties related to their intellectual property rights on terms acceptable to us, in addition to paying substantial damages and royalties, we may lose valuable intellectual property rights and be precluded from offering some of our products or using some of our processes.

Risks Related to Environmental Regulation
Our operations are subject to extensive and costly environmental requirements; and current and future laws, regulations and permits will impose significant costs, liabilities or obligations or could limit or prevent our ability to continue our current operations or to undertake new operations.
We are subject to numerous and detailed international, national, federal, state and local environmental laws, regulations and permits, including those pertaining to employee health and safety, environmental permitting and licensing, air quality standards, or greenhouse gases, or GHGs, emissions, water usage and disposal, pollution, waste management, plant and wildlife protection, including the protection of endangered species, handling and disposal of radioactive substances, remediation of soil and groundwater contamination, land use, reclamation and restoration of properties, the discharge of materials into the environment and groundwater quality and availability. As a result of our acquisition of Molycorp Silmet, our operations in Estonia are subject to the environmental laws and regulations of that country, including those applicable to European Union member countries. These requirements may result in significant costs, liabilities and obligations, impose conditions that are difficult to achieve or otherwise delay, limit or prohibit current or planned operations. Consequently, the modernization and expansion of our Molycorp Mountain Pass facility may be delayed, limited or prevented and current operations may be curtailed. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other sanctions. Pursuant to such requirements, we may also be subject to third-party claims, including for damages to property or injury to persons arising from our operations. Moreover, these environmental requirements, and the interpretation and enforcement thereof, change frequently and have tended to become more stringent over time. For example, GHG emission regulation is becoming more rigorous. As a result of our planned expansion at our Molycorp Mountain Pass facility, we expect to be required to report annual GHG emissions from our operations, and additional GHG emission related requirements are in various stages of development. The U.S. Congress is considering various legislative proposals to address climate change. In addition, the U.S. Environmental Protection Agency, or EPA, has issued regulations, including the “Tailoring Rule,” that subject GHG emissions from certain stationary sources to the Prevention of Significant Deterioration and Title V provisions of the federal Clean Air Act. California is also implementing regulations pursuant to its Global Warming Solutions Act that establish a state-wide cap-and trade program for GHG emissions. Any such regulations could require us to modify existing permits or obtain new permits, implement additional pollution control technology, curtail operations or increase significantly our operating costs, any of which could adversely affect our business, financial condition, reputation, operating performance and product demand. Any future changes in these laws, regulations or permits (or the interpretation or enforcement thereof) or any sanctions, damages, costs, obligations or liabilities in respect of these matters could have a material adverse effect on our business, results of operations and financial condition.
Molycorp Canada is subject to numerous and increasingly rigorous international, national, federal, state and local laws, regulations and permits affecting the mineral processing industry, including those pertaining to employee health and safety, environmental permitting and licensing, air quality standards, GHG emissions, water usage and disposal, pollution, waste management, plant and wildlife protection, handling and disposal of radioactive substances, remediation of soil and groundwater contamination, and the discharge of materials into the environment. Pursuant to certain environmental laws, regulations and permits, Molycorp Canada may be subject to claims for toxic torts, natural resource damages and other liabilities, as well as for the investigation and remediation of soil, surface water, groundwater and other environmental media. Molycorp Canada’s failure to comply with these laws and regulations, or changes in such laws and regulations or the interpretation or enforcement thereof, and to obtain such permits could have a material adverse effect on Molycorp Canada’s business, financial condition and results of operations. Specifically, Molycorp Canada is subject both to Chinese national and local environmental protection regulations that currently impose a graduated schedule of fees for the discharge of waste substances, require the payment of fines for discharges exceeding the standards, and provide for the closure of any facility which fails to comply with orders requiring it to cease or remedy certain activities causing environmental damage.
We are subject to the Occupational Safety and Health Act of 1970, the Federal Mine Safety and Health Act of 1977, the California Labor Code and regulations adopted pursuant thereto, and various regulations applicable in Estonia, which impose stringent health and safety standards on numerous aspects of our operations.
Our operations at our Molycorp Mountain Pass facility are subject to the Federal Mine Safety and Health Act of 1977, as amended by the Mine Improvement and New Emergency Response Act of 2006, and the regulations adopted by the California Occupational Safety and Health Administration, which impose stringent health and safety standards on numerous aspects of mineral extraction and processing operations, including the training of personnel, operating procedures, operating equipment and other matters.

Our operations at our U.S. facilities are also subject to the Occupational Safety and Health Act of 1970.
Our operations at the Molycorp Silmet facility are subject to the Estonian Health and Safety Act of 1999, and the health and safety requirements for handling hazardous chemicals and materials containing hazardous chemicals under Estonian law.
Our failure to comply with these or other applicable safety and health standards, or changes in such standards or the interpretation or enforcement thereof, could have a material adverse effect on our business, financial condition or otherwise impose significant restrictions on our ability to conduct mineral extraction and processing operations.
Our operations may affect the environment or cause exposure to hazardous substances, any of which could result in material costs, obligations or liabilities.
Our operations currently use, and in the past have used, hazardous materials and generate, and in the past have generated, hazardous and naturally occurring radioactive wastes. Our Molycorp Silmet facility in Estonia has a long history of industrial use, including uranium ore and alum shale processing, as a result of which its operations may have impacted the environment. In addition, our Estonian operations require the management and disposal of radioactive wastes. Our Molycorp Mountain Pass facility has been used for mining and related purposes since 1952, and contamination is known to exist around the facility. We may be subject to claims under environmental laws, regulations and permits for toxic torts, natural resource damages and other liabilities, as well as for the investigation and remediation of soil, surface water, groundwater and other environmental media. Our Molycorp Mountain Pass facility is currently subject to an order issued by the Lahontan Regional Water Quality Control Board pursuant to which we have conducted various investigatory and remedial actions, primarily related to certain onsite impoundments, including groundwater monitoring, extraction and treatment and soil remediation. We are still in the process of delineating the extent of groundwater contamination at and around the facility and cannot assure you that we will not incur material costs relating to the remediation of such contamination. Also, prior to our acquisition of our Molycorp Mountain Pass facility, leaks in a wastewater pipeline from our Molycorp Mountain Pass facility to offsite evaporation ponds on the Ivanpah dry lake bed caused contamination. However, that contamination is being remediated by Chevron Mining Inc., who retained ownership of the ponds and the pipeline. In addition to claims arising out of our current or former properties, such claims may arise in connection with contaminated third-party sites at which we have disposed of waste. As a matter of law, and despite any contractual indemnity or allocation arrangements or acquisition agreements to the contrary, our liability for these claims may be joint and several, so that we may be held responsible for more than our share of any contamination, or even for the entire share. These and similar unforeseen impacts that our operations may have on the environment, as well as human exposure to hazardous or radioactive materials or wastes associated with our operations, could have a material adverse effect on our business, reputation, results of operation and financial condition.
We may be unable to obtain, maintain or renew permits necessary for the development or operation of our facilities, which could have a material adverse effect on our business, results of operations and financial condition.
We must obtain, for all our operations, a number of permits that impose strict conditions, requirements and obligations relating to various environmental and health and safety matters in connection with our current and future operations, including the modernization and expansion of our Molycorp Mountain Pass facility. To obtain, maintain and renew certain permits, we may be required to conduct environmental studies and collect and present data to governmental authorities pertaining to the potential impact of our current and future operations upon the environment, including the potential impact on endangered species, and to take steps to avoid or mitigate those impacts. The permitting rules, and interpretation thereof, are complex and have tended to become more stringent over time. In some cases, the public (including environmental interest groups) has rights to comment upon and submit objections to permit applications and environmental analysis prepared in connection therewith, and otherwise participate in the permitting process, including challenging the issuance of permits, validity of environmental analyses and determinations and performance of permitted activities. Accordingly, permits required for our operations, including the modernization and expansion of our Molycorp Mountain Pass facility, may not be issued, maintained or renewed in a timely fashion or at all, may be issued or renewed with conditions that restrict our ability to conduct our operations economically, or may be subsequently revoked. Any such failure to obtain, maintain or renew permits, or other permitting delays or conditions, including in connection with any environmental impact analyses, could have a material adverse effect on our business, results of operations and financial condition.
Our inability to acquire, maintain or renew financial assurances related to the reclamation and restoration of mining property could have a material adverse effect on our business and results of operations.
We are generally obligated to restore property after it has been mined in accordance with regulatory standards and our approved reclamation plan at our Molycorp Mountain Pass facility. We are required under federal, state and local laws to maintain financial assurances, such as surety bonds, to secure such obligations. The failure to acquire, maintain or renew such assurances, as required by federal, state and local laws, could subject us to fines and penalties as well as the revocation of our operating permits. Such failure could result from a variety of factors, including:

•	the lack of availability, higher expense or unreasonable terms of such financial assurances;

•	the ability of current and future financial assurance counterparties to increase required collateral; and

•	the exercise by third-party financial assurance counterparties of any rights to refuse to renew the financial assurance instruments.
Our inability to acquire or failure to maintain or renew such financial assurances could have a material adverse effect on our business, financial condition and results of operations.
If the assumptions underlying our reclamation plan and mine closure obligations are inaccurate, we could be required to expend materially greater amounts than anticipated to reclaim mined property, which could materially and adversely affect our business, results of operations and financial condition.
Federal, state and local laws and regulations establish reclamation and closure standards applicable to our surface mining and other operations as well. Estimates of our total reclamation and mine closure liabilities are based upon our closure and reclamation plans, third-party expert reports, current applicable laws and regulations, certain permit terms and our engineering expertise related to these requirements. Any change in the underlying assumptions or other variation between the estimated liabilities and actual costs could materially and adversely affect our business, results of operations and financial condition.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the exchange notes. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness.
RATIO OF EARNINGS TO FIXED CHARGES

	June 12, 2008 (Inception) through December 31,	Year Ended December 31,			Nine Months Ended September 30,
	2008	2009	2010	2011	2012
Ratio of earnings to fixed charges	—	—	—	17.1x	—

Fixed charges are equal to interest expense, plus the portion of rent expense estimated to represent interest. Total earnings for the period from June 12, 2008 (Inception) through December 31, 2008, for the years ended December 31, 2009 and December 31, 2010 and for the nine months ended September 30, 2012 were insufficient to cover fixed charges by $14.1 million, $28.6 million, $50.8 million and $143.2 million, respectively. The insufficient earnings were primarily due to our net operating losses for each of the periods presented. Accordingly, such ratios are not presented.

DESCRIPTION OF OTHER DEBT
3.25% Convertible Senior Notes due 2016
As of September 30, 2012, we had an aggregate of $230.0 million of convertible senior notes due 2016 outstanding.
The 2016 convertible senior notes bear interest at a rate of 3.25% per year, payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2011. The 2016 convertible senior notes will mature on June 15, 2016.
Holders may convert their 2016 convertible senior notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election.
The conversion rate is initially 14.0056 shares of common stock per $1,000 principal amount of 2016 convertible senior notes (equivalent to an initial conversion price of approximately $71.40 per share of common stock). The conversion rate is subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its 2016 convertible senior notes in connection with such a corporate event in certain circumstances.
We do not have the right to redeem the 2016 convertible senior notes prior to maturity. No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.
If we undergo a fundamental change, holders may require us to repurchase for cash all or part of their 2016 convertible senior notes at a repurchase price equal to 100% of the principal amount of the 2016 convertible senior notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
6.00% Convertible Senior Notes due 2017
As of September 30, 2012, we had an aggregate of $414.0 million of convertible senior notes due 2017 outstanding.
The 2017 convertible senior notes bear interest at a rate of 6.00% per year, payable semiannually in arrears on March 1 and September 1 of each year, beginning on March 1, 2013. The 2017 convertible senior notes will mature on September 1, 2017.
Holders may convert their 2017 convertible senior notes at their option at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election.
The conversion rate is initially 83.3333 shares of common stock per $1,000 principal amount of 2017 convertible senior notes (equivalent to an initial conversion price of approximately $12.00 per share of common stock). The conversion rate is subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its 2017 convertible senior notes in connection with such a corporate event in certain circumstances.
We may not redeem the 2017 convertible senior notes prior to September 1, 2015. We may redeem for cash all or part of the 2017 convertible senior notes, at our option, on any business day on or after September 1, 2015 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which we provide notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the 2017 convertible senior notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” is provided for the 2017 convertible senior notes, which means that we are not required to redeem or retire the 2017 convertible senior notes periodically.
We will give notice of any redemption not less than 40 nor more than 60 calendar days before the redemption date by mail or electronic delivery to the trustee, the paying agent and each holder of 2017 convertible senior notes.
If we undergo a fundamental change, holders may require us to repurchase for cash all or part of their 2017 convertible senior notes at a repurchase price equal to 100% of the principal amount of the 2017 convertible senior notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
On May 25, 2012, we sold $650 million in principal amount of the outstanding notes in a private placement through initial purchasers. In connection with the sale of the outstanding notes, we and the initial purchasers entered into a registration rights agreement, dated as of May 25, 2012. Under that agreement, we must, among other things, use our commercially reasonable efforts to file with the SEC a registration statement under the Securities Act covering the exchange offer and to cause that registration statement to become effective under the Securities Act. Upon the effectiveness of that registration statement, we must also offer each holder of the outstanding notes the opportunity to exchange its outstanding notes for an equal principal amount at maturity of exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from the registered holder. We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.
In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the exchange notes under the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account;

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act; and

•	you are not prohibited by law or any policy of the SEC from participating in the exchange offer.
Resale of the Exchange Notes
Based on a previous interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), and K-III Communications Corp. (available May 14, 1993), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold, and otherwise transferred by you, except if you are an affiliate of us, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in “—Purpose and Effect of the Exchange Offer” apply to you.
If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the Staff of the SEC as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume or indemnify you against this liability.
The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.” In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.
Terms of the Exchange Offer
Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the day the exchange offer expires.
As of the date of this prospectus, $650 million in principal amount of the outstanding notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the outstanding notes on this date. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer; however, holders of the outstanding notes must tender their certificates therefor or cause their outstanding notes to be tendered by book-entry transfer before the expiration date of the exchange offer to participate.
The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes except that:

•	the exchange notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer;

•	the exchange notes will bear a different CUSIP number from the outstanding notes; and

•	the exchange notes will not be entitled to additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer.
Following completion of the exchange offer, all rights under the registration rights agreement accorded to holders of outstanding notes, including the right to receive additional incremental interest on the outstanding notes, to the extent and in the circumstances specified in the registration rights agreement, will terminate.
We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Outstanding notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the related indenture. Any outstanding notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See “—Consequences of Failure to Exchange.”
We will be deemed to have accepted validly tendered outstanding notes when, as and if we will have given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, certificates for any unaccepted outstanding notes will be returned, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted outstanding notes will be credited to an account maintained with The Depository Trust Company, or DTC, without expense to the tendering holder of those outstanding notes promptly after the expiration date of the exchange offer. See “—Procedure for Tendering Notes.”
Those who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange under the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses.”
Expiration Date; Extensions; Amendments
The expiration date is 5:00 p.m., New York City time on , 2012, unless we, in our sole discretion, extend the exchange offer, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. We may, in our sole discretion, extend the expiration date of the exchange offer or, upon the occurrence of particular events, terminate the exchange offer. The events that would cause us to terminate the exchange offer are set forth under ‘‘—Conditions.”
To extend the exchange offer, we must notify the exchange agent by oral or written notice before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

We reserve the right:

•
to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions” are not satisfied by giving oral or written notice of the extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.
Any extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of at least five business days and up to ten business days, depending on the significance of the amendment and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during that extension period.
Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.
When all the conditions to the exchange offer have been satisfied or waived, we will accept, promptly after the expiration date of the exchange offer, all outstanding notes properly tendered and will issue the exchange notes promptly after the expiration date of the exchange offer. See ‘‘—Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we will have given oral or written notice of our acceptance to the exchange agent.
In all cases, issuance of the exchange notes for outstanding notes that are accepted for exchange under the exchange offer will be made only after timely receipt by the exchange agent of certificates for those outstanding notes or a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of outstanding notes or in the satisfaction of conditions of the exchange offer by holders of the outstanding notes. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws any previously tendered outstanding notes, or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be returned promptly after the expiration or termination of the exchange offer, or, in the case of the outstanding notes tendered by book-entry transfer, those unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be credited to an account maintained with DTC, without expense to the tendering holder.
Conditions to the Exchange Offer
Without regard to other terms of the exchange offer, we will not be required to exchange any exchange notes for any outstanding notes and may terminate the exchange offer before the acceptance of any outstanding notes for exchange and before the expiration of the exchange offer, if:

•
any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

•
the Staff of the SEC proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

•
any governmental approval or approval by holders of the outstanding notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the exchange offer.

If, in our reasonable judgment, we determine that any of these conditions are not satisfied, we may:

•	refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, or, in the case of outstanding notes tendered by book-entry transfer, credit those outstanding notes to an account maintained with DTC;

•
extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders who tendered the outstanding notes to withdraw their outstanding notes; or

•
waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the waiver and the manner of disclosure of the registered holders of the outstanding notes, if the exchange offer would otherwise expire during this period.

Procedure for Tendering Notes
To tender in the exchange offer, you must complete, sign and date an original or facsimile letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal to the exchange agent before the expiration date of the exchange offer. You may also tender your outstanding notes by means of DTC’s Automatic Tenders Over the Participant Terminal System, or ATOP, subject to the terms and procedures of that system. If delivery is made through ATOP, you must transmit any agent’s message to the exchange agent account at DTC. The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgement that you agree to be bound by the letter of transmittal and that we may enforce the letter of transmittal against you. In addition:

•	the exchange agent must receive certificates, if any, for the outstanding notes, along with the letter of transmittal;

•
the exchange agent must receive a timely confirmation of the transfer by book-entry of those outstanding notes before the expiration of the exchange offer, if the book-entry procedure is available, into the exchange agent’s account at DTC, as set forth in the procedure for book-entry transfer described below; or

•	you must comply with the guaranteed delivery procedures described below.
To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” before the expiration of the exchange offer.
If you tender your outstanding notes and do not withdraw them before the expiration date of the exchange offer, you will be deemed to have an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date of the exchange offer. You should not send your letter of transmittal or outstanding notes to us. You may request your respective broker, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.
Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its outstanding notes should contact the registered holder promptly and instruct that registered holder to tender the outstanding notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender its outstanding notes on the owner’s own behalf, that owner must, before completing and executing the letter of transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in that owner’s name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding notes may take considerable time.
Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the related outstanding notes tendered are tendered:

•	by a registered holder who has not completed the box entitled “Special Payment Instructions: or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.
If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, each of the following is deemed an eligible institution:

•	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority;

•	a commercial bank;

•	a trust company having an officer or correspondent in the United States; or

•	an eligible guarantor institution as provided by Rule 17Ad-15 of the Exchange Act.
If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the outstanding notes.
If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond power, those persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless we waive such requirement.
We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes, and withdrawal of tendered outstanding notes, in our sole discretion. All of these determinations by us will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we, nor the exchange agent, nor any other person will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of outstanding notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.
In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth above under “—Conditions,” to terminate the exchange offer and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding indebtedness, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.
If the holder of outstanding notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described above under “—Resale of the Exchange Notes”; however, by so acknowledging and delivering a prospectus, that broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
In all cases, issuance of exchange notes under the exchange offer will be made only after timely receipt by the exchange agent of certificates for the outstanding notes or a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount of outstanding notes that the holder of the outstanding notes desires to exchange, the unaccepted or portion of non-exchanged outstanding notes will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged outstanding notes will be credited to an account maintained with DTC, without expense to the tendering holder of outstanding notes.
Book-Entry Transfer
The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for the purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or before the expiration date of the exchange offer, unless the holder either (1) complies with the guaranteed delivery procedures described below or (2) sends an agent’s message through ATOP.
Guaranteed Delivery Procedures
Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

•	the tender is made through an eligible institution;

•
before the expiration date of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration of the exchange offer, the letter of transmittal, together with the certificate(s) representing the outstanding notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•
the exchange agent receives the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer and other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.
Withdrawal of Tenders
Except as otherwise provided, tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.
To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

•	specify the name of the person who deposited the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn;

•
be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

•	specify the name in which any outstanding notes are to be registered, if different from the name of the person who deposited the outstanding notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility of the notices, which determinations will be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless the outstanding notes withdrawn are validly retendered.
Any outstanding notes that have been tendered but that are not accepted for payment will be returned to the holder of those outstanding notes, or in the case of outstanding notes tendered by book-entry transfer, will be credited to an account maintained with DTC, without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedure for Tendering” at any time prior to the expiration date of the exchange offer.
Termination of Certain Rights
All rights given to holders of outstanding notes under the registration rights agreement will terminate upon the consummation of the exchange offer except with respect to our duty:

•	to use reasonable best efforts to keep the registration statement continuously effective during the 180-day period following the closing of the exchange offer; and

•
to provide copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of exchange notes received for its own account pursuant to the exchange offer in exchange for outstanding notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under “—Resale of the Exchange Notes.”

Exchange Agent
Wells Fargo Bank, National Association, has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, and requests for copies of the notice of guaranteed delivery with respect to the outstanding notes should be addressed to the exchange agent as follows:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	Northstar East Building - 12th Floor
P.O. Box 1517	6th St & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

By Facsimile (for Eligible Institutions only): (612) 667-6282 By Telephone (to confirm receipt of facsimile): (800) 344-5128
Fees and Expenses
We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by our officers and regular employees and by officers and regular employees of our affiliates.
We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We, will however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.
We estimate that our cash expenses in connection with the exchange offer will be approximately $200,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.
We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered, or:

•	if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer.
If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the exchange notes need not be delivered until the transfer taxes are paid.
Consequences of Failure to Exchange
Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.
Outstanding notes that are not exchanged for the exchange notes in the exchange offer will not retain any rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, such outstanding notes may not be offered, sold, pledged or otherwise transferred except:

•	to us or any of our subsidiaries;

•
to a “Qualified Institutional Buyer” within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	under an exemption from registration under the Securities Act provided by Rule 144, if available;

•	under an exemption from registration under the Securities Act provided by Rule 904, if available; or

•	under an effective registration statement under the Securities Act, and in each case, in accordance with all other applicable securities laws and the terms of the indenture governing the outstanding notes.
Accounting Treatment
For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange.

DESCRIPTION OF NOTES
The outstanding notes were, and the exchange notes will be, issued under an indenture among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the Trust Indenture Act.
References to “the notes” include the outstanding notes and the exchange notes. The following is a summary of the material provisions of the indenture and the notes. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture and the notes in their entirety because they, and not this description, define the Company’s obligations and your rights as holders of the notes. Copies of the indenture and the notes are available as described under “Where You Can Find More Information.”
To maintain consistency with the defined terms used in the indenture, certain terms previously defined in this prospectus will instead have the following meanings when used in this description of notes:

•	“Company” refers only to Molycorp, Inc. and any successor obligor under the notes, and not to any of its subsidiaries;

•	“Neo Material” refers to Neo Material Technologies Inc.;

•	the Company’s acquisition of Neo Material, previously referred to in this prospectus as the Molycorp Canada Acquisition, is referred to as the “Neo Acquisition;” and

•	“Neo Acquisition Date” refers to the date on which the Company consumated the Neo Acquisition.
You can find the definitions of certain other terms used in this description of notes under “—Certain Definitions.”
General
The Company is offering exchange notes in an aggregate principal amount of $650.0 million in this offering. The Company will issue exchange notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The exchange notes will mature on June 1, 2020.
The exchange notes will bear interest commencing the date of issue at the rate shown on the cover of this prospectus, payable semiannually on each June 1 and December 1, commencing December 1, 2012, to holders of record on the May 15 or November 15 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Additional Notes
Subject to compliance with the covenants described below, the Company may issue additional notes in an unlimited amount from time to time under the indenture having the same terms in all respects as the notes, except that interest may accrue on the additional notes from their date of issuance. Holders of the notes and any additional notes would be treated as a single class for all purposes under the indenture, including with respect to voting, waivers and redemptions; provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.
Note Guarantees
The obligations of the Company pursuant to the notes and the indenture are unconditionally Guaranteed, jointly and severally, on a secured basis (except as set forth under “—Security”), by each Domestic Restricted Subsidiary of the Company, other than any Excluded Subsidiary. Any newly acquired or created Domestic Restricted Subsidiary (other than an Excluded Subsidiary) must provide a Note Guarantee.
Each Note Guarantee will be limited to the maximum amount that would not render the relevant Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor’s obligation under its Note Guarantee could be significantly less than amounts payable with respect to the notes, or a Guarantor may have effectively no obligation under its Note Guarantee.

See “Risk Factors—Risks Relating to the Notes and Our Debt—The note guarantees and security interests provided by the subsidiary guarantors may not be enforceable and, under specific circumstances, federal and state statutes may allow courts to void the note guarantees and security interests and require holders of notes to return payments received from the subsidiary guarantors.”
The Note Guarantee of a Guarantor will automatically terminate, and the obligations of such Guarantor under the Note Guarantee shall be unconditionally released and discharged, upon:

(1)
any sale, exchange, transfer or other disposition of a majority of the Capital Stock of (including by way of consolidation or merger) such Guarantor by the Company or any Restricted Subsidiary to any Person or Persons, as a result of which such Guarantor is no longer a direct or indirect Subsidiary of the Company;

(2)	any sale, exchange, transfer or other disposition of all or substantially all assets of such Guarantor that results in such Guarantor having no assets;

(3)	the designation by the Company of such Guarantor as an Unrestricted Subsidiary; or

(4)	defeasance or discharge of the notes, as provided in “Defeasance and Discharge;”
provided that any such event occurs in accordance with all other applicable provisions of the indenture.
Ranking
The Debt evidenced by the outstanding notes is and, with respect to the exchange notes, will be, senior secured Debt of the Company, will rank pari passu in right of payment with all existing and future senior Debt of the Company, will have the benefit of the security interest in the Collateral as described, and having the priority set forth, under “—Security” and will be effectively senior to all unsecured Debt and to all future Debt secured by junior Liens on the Collateral.
At all times prior to an ABL Transaction (as defined below), holders of the notes and holders of other Parity Lien Obligations will ratably receive any distributions from Collateral in any enforcement or insolvency as described below under “—Enforcement of Liens.”
The indenture includes provisions that contemplate that the Company may choose in the future to enter into an asset‑based revolving credit facility. Following the entry into such facility, (i) proceeds upon enforcement (or in insolvency) from ABL Priority Collateral will be distributed first to holders of the ABL Obligations prior to ratable distribution to holders of the notes and the holders of other Parity Lien Obligations and (ii) proceeds upon enforcement (or in insolvency) from all other collateral, which is referred to in the indenture and this prospectus as the Notes Priority Collateral, will be distributed first ratably to the holders of the notes and the holders of other Parity Lien Obligations prior to distribution to holders of the ABL Obligations. See “—ABL Transaction.”
The Debt evidenced by the Note Guarantees will be senior secured Debt of the applicable Guarantor, will rank pari passu in right of payment with all existing and future senior Debt of such Guarantor, will have the benefit of the security interest in the Collateral as described, and having the priority set forth, under “—Security” and will be senior in right of payment to all existing and future unsecured Debt and to all future Debt secured by junior Liens on the Collateral.
Although the indenture limits the Incurrence of Debt by the Company and its Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Under certain circumstances, the Company and its Subsidiaries may be able to Incur substantial amounts of Debt. Such Debt may be secured Debt constituting ABL Obligations or Parity Lien Obligations. See “—Certain Covenants—Limitation on Debt and Preferred Stock” and “—Certain Covenants—Liens.”
A significant portion of the operations of the Company is conducted through its Subsidiaries. Unless a Subsidiary is a Guarantor, claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary generally will have priority with respect to the assets and earnings of such Subsidiary over the claims of creditors of the Company, including holders of the notes. The notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Company other than the Guarantors.
Security

The outstanding notes and the Note Guarantees are, and the exchange notes and related Note Guarantees will be, secured by first‑priority security interests (subject to Permitted Liens) in the Collateral. The Collateral will consist of substantially all of the property and assets of the Company and the Guarantors, subject to the exceptions described below. The Collateral will be pledged pursuant to the Security Documents to the trustee, as collateral agent (the “Collateral Agent”), on behalf of the notes and all holders of future Parity Lien Obligations. By their acceptance of the notes, the holders will be deemed to have authorized the trustee and the Collateral Agent to enter into and to perform each of the Security Agreements with the Company and the Guarantors.
The Collateral will not include any of the following (collectively, “Excluded Property”):
(ii)    all of the Company’s and Guarantors’ right, title and interest in any leasehold interest in any real property of the Company or any Guarantor (whether owned on the Issue Date or acquired following the Issue Date);
(iii)    any lease, permit, license, contract, property rights or agreement to which any Pledgor is a party or any of its rights or interests thereunder, or any assets owned by any Pledgor subject to any such lease, permit, license, contract, property rights or agreement, to the extent that and for so long as the grant of such security interest shall constitute or result in (a) the abandonment, invalidation or unenforceability of any right, title or interest of any Pledgor therein or (b) in a breach or termination pursuant to the terms of, or a default under, any such lease, permit, license, contract, property rights or agreement, in any case that is not rendered unenforceable or otherwise deemed ineffective by the UCC or any other applicable law, which abandonment, invalidation, unenforceability, breach or termination is not waived or rendered ineffective by a consent obtained after the use of commercially reasonable efforts, provided that no such waiver or consent need be sought with respect to Immaterial Property;
(iv)    fixed or capital assets owned by either the Company or any Guarantor that are subject to a Lien described under clause (11) of Permitted Liens if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits the creation of any other Lien on such fixed or capital assets;
(v)    cash collateral for letters of credit or Obligations under Hedge Agreements, in each case, permitted by clause (b) of “—Certain Covenants—Limitation on Debt or Preferred Stock” securing letters of credit in an amount not to exceed 105% of the face amount of cash collateralized letters of credit or the amount of such Obligations under Hedge Agreements, as the case may be, provided that such cash does not secure any other Debt;
(vi)    any property or assets owned by any Foreign Subsidiaries;
(vii)    any interest in any Equity Interests of any joint venture, partnership or other entity that is existing (A) on the Issue Date or (B) from and after the Issue Date if such joint venture, partnership or other entity is not a Subsidiary of the Company, in each case if and for so long as the grant of a Lien with respect thereto shall constitute a default under or termination pursuant to the terms of the joint venture agreement, partnership agreement or other organizational documents of, or contract or other agreement of (or covering or purporting to cover the assets of) such joint venture, partnership or entity or its direct or indirect parent, or result in the loss of economic benefit or the abandonment or invalidation of the Company’s or any Subsidiary of the Company’s interest in such Equity Interests and which default or termination (or loss of economic benefit, abandonment or invalidation) in connection therewith is not waived or rendered ineffective by a waiver or consent obtained after the use of commercially reasonable efforts, provided that no such waiver or consent need be sought with respect to Immaterial Property; provided further that the limitation set forth in this clause (vi) shall not affect, limit, restrict or impair the grant by the Company or a Guarantor of a Lien in any such Equity Interest, to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the UCC;
(viii)    Equity Interests of Immaterial Subsidiaries;
(ix)    any property or assets, the pledge of which is prohibited by law or would require governmental consent, approval, license or authorization (in each case, only to the extent such requirement is not rendered ineffective by any applicable law, including the UCC);
(x)    all foreign intellectual property and any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(xi)    in the case of any of the Company’s Foreign Subsidiaries or Disregarded Domestic Subsidiaries, any Voting Stock in excess of 65% of the Voting Stock thereof;
(xii)    Collateral that has been released in accordance with the ABL Intercreditor Agreement or the indenture, subject to the provisions contained under “—Release of Liens” set forth below;
(xiii)    Excluded Deposit Accounts;
(xiv)    any pledges of stock of a Guarantor to the extent that Rule 3-16 of Regulation S-X under the Securities Act requires or would require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, that would require) the filing with the Commission of separate financial statements of such Guarantor that are not otherwise required to be filed, but only to the extent necessary to not be subject to such requirement;
(xv)    certain other exceptions described in the Security Documents;
(xvi)    so long as the Company or any Restricted Subsidiary is subject to any contractual restrictions prohibiting it from pledging such assets, the Equity Interests owned by the Company or any Guarantor in Molycorp Metals & Alloys, Inc. and any assets owned by Molycorp Metals & Alloys, Inc.; and
(xvii)    any asset (i) with a Fair Market Value of less than $15 million or (ii) constituting Equity Interests in a Foreign Subsidiary, in each case as to which the Company delivers a copy of a Board Resolution to the Collateral Agent setting forth in reasonable detail the Board of Directors’ good faith determination that the costs of obtaining or perfecting such a security interest are excessive in relation to the practical benefit to the holders of the notes of the security afforded thereby (based on the value of such asset) and an Officer’s Certificate certifying that the determination complies with the foregoing provisions (it being understood that such determination in respect of assets described in clause (ii) shall only apply with respect to actions required outside the United States and to the extent physical certificates in respect of such Equity Interests are delivered to the Collateral Agent in the United States).
Pursuant to the Security Documents, the Company and the Guarantors were not required to take steps to perfect security interests in certain assets, including any owned real property with a fair value below $3.0 million, certain commercial tort claims, certain letter of credit rights and vehicles.
The Company and the Guarantors are and will be able to incur additional Debt in the future that could share in the Collateral, including additional Parity Lien Obligations and additional Debt that would be secured on a junior‑priority basis with the notes. The amount of such Parity Lien Obligations and additional notes are and will be limited by the covenant disclosed under “—Certain Covenants—Liens” and the covenant described under “—Certain Covenants—Limitation on Debt and Preferred Stock.” Under certain circumstances, the amount of such Parity Lien Obligations and additional Debt could be significant.
The proceeds from the sale of the Collateral may not be sufficient to satisfy the obligations owed to the holders of the notes. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors—Risks Relating to the Notes and our Debt—The collateral may not be valuable enough to satisfy all the obligations secured by such collateral.”
After‑Acquired Collateral
If property (other than Excluded Property and other than owned real property with a fair value below $3.0 million) is acquired by the Company or a Guarantor that is not automatically subject to a perfected security interest under the Security Documents or a Restricted Subsidiary (including a newly created or newly acquired Subsidiary) becomes a Guarantor, then the Company or Guarantor will, as soon as reasonably practical after such property’s acquisition or it no longer being Excluded Property or such person becoming a Guarantor, grant Liens on such property (or, in the case of a new Guarantor, all of its assets except Excluded Property and other than owned real property with a fair value below $3.0 million) in favor of the Collateral Agent (and, to the extent such grant would require the execution and delivery of a Security Document, the Company or such Guarantor shall execute and deliver such Security Document on substantially the same terms as the Security Documents covering Collateral owned by the Company or a Guarantor at the time the Neo Acquisition was consummated including with respect to personal property, execution of a supplement to the Security Agreement and, with respect to real property, execution of a new mortgage or an amendment to an existing mortgage) and deliver certain certificates and opinions in respect thereof as required by the indenture and the Security Documents. If granting a security interest in such property requires the consent of a third party, the Company will use commercially reasonable efforts to obtain such consent with respect to such security interest for the benefit of the Collateral Agent on behalf of the holders of the Parity Lien Obligations, including the notes. If such third party does not consent to the granting of such security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.
Security Documents
In connection with consummating the Neo Acquisition, the Company, the Guarantors and the Collateral Agent entered into Security Documents defining the terms of the security interests that secure the notes and the Note Guarantees and any other future Parity Lien Obligations. These security interests secure the payment and performance when due of all of the Obligations of the Company and the Guarantors under the Parity Lien Obligations, including the notes, the indenture, the Note Guarantees and the Security Documents, as provided in the Security Documents.
The Company and the Guarantors have the right to remain in possession and retain exclusive control of the Collateral securing the notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.
Collateral Trust Agreement
General
In connection with the consummation of the Neo Acquisition, the Company, the Guarantors, the trustee, and the Collateral Agent entered into the Collateral Trust Agreement. The Collateral Trust Agreement sets forth the terms on which the Collateral Agent (directly or through co-trustees or agents) accepts, holds, administers, enforces and distributes the proceeds of all Liens on the Collateral held by it in trust for the benefit of holders of the notes and all other future Parity Lien Debt, subject in all respects to the ABL Intercreditor Agreement. The agent or other representative of the holders of any series of future Debt (together with the trustee, the “Authorized Representatives”) intended to constitute Obligations secured equally and ratably by Parity Lien Debt (collectively, “Parity Lien Obligations”) will be required to execute a joinder to the Collateral Trust Agreement in order to confirm the agreement of the applicable secured parties to be bound by the terms thereof.
Equal and Ratable Sharing of Collateral
Pursuant to the Collateral Trust Agreement, each Authorized Representative (on behalf of itself and each holder of Obligations that it represents) acknowledged and agreed that, pursuant to the Security Documents, the security interest granted to the Collateral Agent under the Security Documents, shall for all purposes and at all times secure the Obligations in respect of the notes, the Note Guarantees, and any other Parity Lien Obligations on an equal and ratable basis.
Enforcement of Liens; Voting
The Collateral Trust Agreement provides that if an event of default shall have occurred and be continuing under the indenture or any Parity Lien Obligation, and if the Collateral Agent shall have received a written direction from the Applicable Authorized Representative, unless inconsistent with applicable law or the ABL Intercreditor Agreement, (a) the Collateral Agent shall have the right and power to institute and maintain such suits and proceedings as it may deem appropriate to protect and enforce the rights vested in it by the Collateral Trust Agreement, the ABL Intercreditor Agreement and each Security Document and (b) the Applicable Authorized Representative shall have the right, by an instrument in writing executed and delivered to the Collateral Agent, to direct the time, method and place of conducting any such proceeding, or of exercising any trust or power conferred on the Collateral Agent, or for the appointment of a receiver, or for the taking of any action remedial action authorized by the Collateral Trust Agreement.
The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default under the indenture:

•	in the case of Collateral securing Permitted Liens, is subject to applicable law and the terms of agreements governing those Permitted Liens;

•
with respect to any Collateral, is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Company or any of the Guarantors prior to the Collateral Agent having repossessed and disposed of the Collateral; and

•	in the case of real property Collateral, could also be significantly impaired by restrictions under state law.
Order of Application of Proceeds of Collateral
Any proceeds of any Collateral foreclosed upon or otherwise realized upon pursuant to the Security Documents will be applied in the following order:

•	first, to the Collateral Agent to pay any fees, costs and expenses due to the Collateral Agent in connection with the foreclosure or realization of such Collateral;

•
second, to the trustee and each other Authorized Representative (if any), equally and ratably (in the same proportion that such unpaid Parity Lien Obligations of the trustee or such other representative as applicable, bears to all unpaid Parity Lien Obligations on the relevant distribution date) for application to the payment in full of all outstanding Parity Lien Obligations that are then due and payable to the secured parties (which shall then be applied or held by the trustee and each such other Representative in such order as may be provided in the applicable indenture or other instrument governing such Debt); and

•	finally, in the case of any surplus, to the Company or the Guarantor that pledged such Collateral, or its successors or assigns.
The application of proceeds provisions set forth immediately above are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Parity Lien Obligations, the trustee, each other present and future Authorized Representative and the Collateral Agent. Following an ABL Transaction, the holders of ABL Obligations will be paid first from ABL Priority Collateral before the holders of Parity Lien Obligations and second from Notes Priority Collateral after the holders of Parity Lien Obligations.
Release of Liens
The Liens on the Collateral securing the notes and the Note Guarantees will be released:
(1)    upon payment in full of principal, interest and all other Obligations on the notes or satisfaction and discharge of the indenture or defeasance (including covenant defeasance of the notes);
(2)    upon release of a Note Guarantee (with respect to the Liens securing such Note Guarantee granted by such Guarantor);
(3)    in connection with any disposition of Collateral to any Person other than the Company or any of its Restricted Subsidiaries (but excluding any transaction subject to the covenant described under “Merger, Consolidation or Sale of Assets” where the recipient becomes an obligor) that is permitted by the indenture (with respect to the Lien on such Collateral);
(4)    in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the provisions described under the caption “—Amendments and Waivers;” and
(5)    with respect to ABL Priority Collateral following the date of an ABL Transaction, at the time of the release of the Lien on such asset securing the ABL Obligations as set forth under “—ABL Intercreditor Agreement—Exercise of Remedies and Release of Liens with respect to the ABL Priority Collateral.”
Each of the releases described in clauses (1), (2) and (3) shall be effected by the Collateral Agent without the consent of the holders or any action on the part of the trustee. Upon compliance by the Company or any Guarantor, as the case may be, with the conditions precedent required by the indenture, the trustee or the Collateral Agent shall promptly cause to be released and re-conveyed to the Company or the Guarantor, as the case may be, the released Collateral.
In addition, at the request of the Company or the applicable Guarantor, as the case may be:

•
if any part of the Collateral is subject to any Permitted Lien (other than a Lien securing ABL Obligations) that is senior to the Liens securing the Collateral as a matter of law, the Collateral Agent will be authorized to execute any document evidencing such subordination; and

•
if any part of the Collateral is secured by a Lien of the type described in clause (11) of the definition of Permitted Liens securing Debt incurred pursuant to clause (b)(12) of Permitted Debt, and the terms of such Debt (or of the Lien securing such Debt) prohibit the existence of a junior Lien on the applicable property, the Collateral Agent will be authorized to release the Lien on such Collateral and execute any document evidencing such release; provided, that immediately upon the ineffectiveness, lapse or termination of any such restriction, the Company or the applicable Guarantor, as the case may be, will take all necessary actions in order to secure the Collateral subject to such Permitted Lien in the same manner upon which it was secured prior to the imposition of the Permitted Lien.

To the extent applicable, the Company will comply with Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the notes. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an Officer of the Company except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be selected by the Company and approved by the trustee in the exercise of reasonable care. Notwithstanding anything to the contrary herein, the Company and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of outside counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the Commission have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of an issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the noteholders of the notes or the trustee, the provisions of Section 314(d) may be inapplicable to the release. The indenture generally permits the disposition of assets in the ordinary course of business as set forth under the definition of “Asset Sale.”
As used above:
“Applicable Authorized Representative” means, until the occurrence of the Non-Controlling Authorized Representative Enforcement Date, the Authorized Representative of a class of Parity Lien Obligations secured by valid and perfected Liens on such Collateral, the aggregate amount of which exceeds the aggregate amount of secured obligations of any other class of Parity Lien Obligations secured by valid and perfected Liens on such Collateral. Following the Non-Controlling Authorized Representative Enforcement Date, the Applicable Authorized Representative shall be the Authorized Representative that would otherwise be the Applicable Authorized Representative (such representative, the “Major Non-Controlling Authorized Representative”).
“Non-Controlling Authorized Representative Enforcement Date” shall mean the date that is 180 days after the occurrence of both (a) an Event of Default (under and as defined in the applicable secured debt document) and (b) the Collateral Trustee’s and each other Authorized Representative’s receipt of written notice from such Authorized Representative certifying that (i) such Authorized Representative is the Major Non-Controlling Authorized Representative with respect to the Collateral and that an Event of Default has occurred and is continuing and (ii) the secured obligations with respect to which such Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable documents; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur (and shall be deemed not to have occurred for all purposes) with respect to the Collateral (A) at any time the Collateral Trustee has commenced and is diligently pursuing any enforcement action with respect to the Collateral (or the Applicable Authorized Representative shall have instructed the Collateral Trustee to do the same) or (B) at any time the Grantor that has granted a security interest in such Collateral is then a debtor under or with respect to (or otherwise subject to) any bankruptcy proceeding.
Optional Redemption
Except as set forth below, the notes are not redeemable at the option of the Company.
At any time and from time to time prior to June 1, 2016, the Company may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
At any time and from time to time on or after June 1, 2016, the Company may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

12-month Period Commencing June 1 in Year	Percentage
2016	105.000%
2017	102.500%
2018 and thereafter	100.000%

At any time and from time to time prior to June 1, 2015, the Company may redeem the notes with the net cash proceeds received by the Company from one or more Equity Offerings at a redemption price equal to 110.000% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the notes, including additional notes, provided that:

(1)	in each case, the redemption takes place not later than 90 days after the closing of the related Equity Offering; and

(2)	not less than 65% of the aggregate principal amount of the notes originally issued under the indenture, including additional notes, remains outstanding immediately thereafter.
If fewer than all of the notes are being redeemed and the notes are global notes, the notes to be redeemed will be selected by DTC in accordance with applicable DTC procedures. If the notes to be redeemed are not global notes, the trustee will select the notes to be redeemed, by lot, pro rata, or by any other method the trustee in its sole discretion deems fair and appropriate, in denominations of $2,000 principal amount and multiples of $1,000 above that amount. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note. Once notice of redemption is sent to the holders, notes called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, notes redeemed will cease to accrue interest.
Repurchase of Notes upon a Change of Control
Not later than 30 days following a Change of Control, the Company will make an Offer to Purchase (as defined below) for all notes then outstanding at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase; provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be required to make an offer to purchase the notes upon a Change of Control if (i) a third party makes such offer contemporaneously with or upon a Change of Control in the manner, at the time and otherwise in compliance with the indenture and purchases all notes validly tendered and not withdrawn under such offer or (ii) the Company has sent the notice to exercise its right to redeem all the notes under the terms of “—Optional Redemption.”
An “Offer to Purchase” must be made by written offer, which will specify that a Change of Control has occurred and that the holders of the notes have a right to require the Company to purchase such notes at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer, and a settlement date for purchase (the “purchase date”) not more than five business days after the expiration date. The offer will also contain instructions and materials necessary to enable holders to tender notes pursuant to the offer. If the Offer to Purchase is sent prior to the occurrence of the Change of Control, it may be conditioned upon the consummation of the Change of Control.
A holder may tender all or any portion of its notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a note tendered must be in a multiple of $1,000 principal amount and in a minimum of $2,000 principal amount. Holders are entitled to withdraw notes validly tendered up to the close of business on the expiration date. On the purchase date the purchase price will become due and payable on each note accepted for purchase pursuant to the Offer to Purchase, and interest on notes purchased will cease to accrue on and after the purchase date.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the notes pursuant to an Offer to Purchase pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions in the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such conflict.
Future Debt of the Company, including Debt under the ABL Facility, may provide that a Change of Control is a default or require the Company to repurchase such Debt upon a Change of Control. Moreover, the exercise by the noteholders of their right to require the Company to purchase the notes could cause a default under other Debt, even if the Change of Control itself does not, due to the financial effect of the purchase on the Company.
Finally, the Company’s ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the notes. See “Risk Factors—Risks Relating to the Notes and Our Debt—We may not be able to repurchase the notes upon a change of control or pursuant to an asset sale offer.”
The phrase “all or substantially all,” as used with respect to the assets of the Company in the definition of “Change of Control,” is subject to interpretation under applicable state law and there is no precise established definition of the phrase, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Company has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.
Additionally, under the definition of “Change of Control,” a Change of Control could occur under certain circumstances depending on whether the election or nominations of new members of the Board of Directors were approved by the “continuing directors.” Under a Delaware Chancery Court interpretation of a “continuing director” provision, a Board of Directors may approve for purposes of such provision, a slate of stockholder‑nominated directors without endorsing them, while simultaneously recommending and endorsing its own slate. This interpretation permits the Company’s Board of Directors to approve a slate of directors that includes a majority of dissident directors nominated pursuant to a proxy contest and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger the rights of the holders of the notes to require the Company to offer to repurchase the notes as described above.
Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holder of the notes to require that the Company purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
The provisions under the indenture relating to the Company’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or amended as described in “—Amendments and Waivers.”
No Mandatory Redemption or Sinking Fund; Open Market Purchases
There will be no mandatory redemption or sinking fund payments for the notes.
The Company may, at any time and from time to time, purchase the notes in the open market or otherwise.
Certain Covenants
Set forth below are summaries of certain covenants contained in the indenture. If on any date following the Issue Date (i) the notes have Investment Grade ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(1)	“—Limitation on Debt or Preferred Stock;”

(2)	“—Limitation on Restricted Payments;”

(3)	“—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(4)	“—Limitation on Asset Sales;”

(5)	“—Note Guarantees of Restricted Subsidiaries;”

(6)	“—Limitation on Transactions with Affiliates;” and

(7)	clause (a)(3) of the first paragraph of “—Consolidation, Merger or Sale of Assets.”
In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under the indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade rating or downgrade the rating assigned to the notes below an Investment Grade rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events.
The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period”. In the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement that would otherwise be a breach of any Suspended Covenant will give rise to a Default or Event of Default under the indenture with respect to the notes; provided that (x) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period; and all events set forth in clause (a)(3) under “—Certain Covenants—Limitation on Restricted Payments” (including Consolidated Net Income earned) occurring during a Suspension Period shall be disregarded for purposes of determining the amount of Restricted Payments the Company or any Restricted Subsidiary is permitted to make pursuant to such clause (a)(3) after the applicable Reversion Date, and (y) all Debt Incurred, or Preferred Stock issued, during the Suspension Period will be classified to have been Incurred or issued pursuant to clause (b)(8) of “—Certain Covenants—Limitation on Debt or Preferred Stock.”
Limitation on Debt or Preferred Stock.
(b)    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to Incur any Debt, including Acquired Debt, or permit any Restricted Subsidiary to Incur Preferred Stock, except that:
(1)    the Company or any Restricted Subsidiary may Incur Debt, including Acquired Debt, and
(2)    any Restricted Subsidiary may Incur Preferred Stock,
if, at the time of and immediately after giving effect to the Incurrence thereof and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio is not less than 2.0:1 (the “Fixed Charge Coverage Ratio Test”), provided that Debt or Preferred Stock Incurred under this paragraph (and any Permitted Refinancing Debt in respect thereof) by Restricted Subsidiaries that are not Guarantors may not exceed more than $50.0 million in the aggregate outstanding at any time;
(c)    Notwithstanding the foregoing, the Company and, to the extent provided below, any Restricted Subsidiary may Incur the following (“Permitted Debt”):
(6)    Debt of the Company and the Guarantors pursuant to Credit Facilities; provided that the aggregate principal amount at any time outstanding and Incurred under this clause (1) does not exceed $300.0 million;
(7)    Debt of the Company pursuant to the notes (other than additional notes) and Debt of any Guarantor pursuant to a Note Guarantee of the notes (including additional notes), and any notes (“exchange notes”) and any Note Guarantees (“Exchange Note Guarantees”) issued in exchange for such notes and Note Guarantees in an exchange offer conducted pursuant to the Registration Rights Agreement;
(8)    (i) Debt of the Company or any Restricted Subsidiary owed to the Company or any Restricted Subsidiary so long as such Debt continues to be owed to the Company or a Restricted Subsidiary and which, if the obligor is the Company or a Guarantor and if the Debt is owed to a non-Guarantor, is subordinated in right of payment to the notes and (ii) Preferred Stock of a Restricted Subsidiary so long as such Preferred Stock continues to be held by the Company or a Restricted Subsidiary; provided that, at such time as any such outstanding Debt or Preferred Stock ceases to be owed to or held by, as the case may be, the Company or a Restricted Subsidiary and is instead held by a

Person that is not the Company or a Restricted Subsidiary, such Debt or Preferred Stock will be deemed to be Incurred and not permitted by this clause (3);
(9)    Debt (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, replace, refinance or refund, including by way of defeasance (all of the above, for purposes of this clause, “refinance”) then outstanding Debt Incurred under clause (a) or clause (b)(2), (b)(4), (b)(8), (b)(9) or (b)(12) of this covenant in an amount not to exceed the principal amount of the Debt so refinanced, plus accrued and unpaid interest, applicable premiums (including tender premiums), fees and expenses (including upfront fees and original issue discount) Incurred in connection with the repayment of such Debt and the Incurrence of the Permitted Refinancing Debt; provided that:
(A)    in case the Debt to be refinanced is subordinated in right of payment to the notes, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is made subordinate in right of payment to the notes at least to the extent that the Debt to be refinanced is subordinated to the notes;
(B)    the terms relating to maturity and amortization are no less favorable in any material respect to the noteholders than the terms of any agreement or instrument governing the Debt being refinanced; and
(C)    in no event may Debt of the Company or any Guarantor be refinanced pursuant to this clause by means of any Debt of any Restricted Subsidiary that is not a Guarantor;
(10)    Obligations in respect of Hedging Agreements of the Company or any Restricted Subsidiary not Incurred for speculative purposes;
(11)    Debt of the Company or any Restricted Subsidiary in the form of bank guarantees, letters of credit and bankers’ acceptances, bid, performance, reclamation, statutory obligation, surety, appeal and performance bonds, obligations in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, and other obligations of a like nature, in each case Incurred in the ordinary course of business and not for an obligation for money borrowed or credit advanced;
(12)    Debt arising from agreements of the Company or any Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;
(13)    Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (and, for purposes of clause (b)(4) of this covenant not otherwise constituting Permitted Debt);
(14)    Debt of Neo Material pursuant to its 5.000% convertible subordinated unsecured debentures due 2017 (the “Neo Material Convertible Debentures”) and Debt of Neo Material or any of its Subsidiaries, in each case outstanding on the Neo Acquisition Date;
(15)    Debt of the Company or any Guarantor consisting of Guarantees of Debt of the Company or any Restricted Subsidiary otherwise permitted under this covenant (provided that if the Debt Guaranteed is subordinate to the notes, then such Guarantee will be subordinate to the notes or the relevant Note Guarantee, as the case may be, to the same extent) and Debt of any Restricted Subsidiary that is not a Guarantor consisting of Guarantees of Debt of any Restricted Subsidiary that is (a) not a Guarantor or (b) that is a Subsidiary of such Person;
(16)    Debt arising from the endorsement of instruments for deposit, the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or Debt in respect of netting services, cash management services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in connection with deposit accounts, in each case in the ordinary course of business;
(17)    Debt of the Company or any Restricted Subsidiary (i) constituting Acquired Debt (other than Debt Incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of or was otherwise acquired by the Company); provided, that after giving pro forma effect to such Incurrence of such Debt, the Company would have been able to Incur at least $1.00 of additional

Debt pursuant to clause (a), or (ii) Incurred to finance the acquisition, design, construction, installation, development or improvement of any assets, including Capital Leases and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets before the acquisition thereof; provided that the aggregate principal amount at any time outstanding of any Debt Incurred under clause (b)(12)(ii), together with any Permitted Refinancing Debt Incurred in respect thereof under clause (b)(4), may not exceed the greater of (x) $175.0 million or (y) 5.5% of Consolidated Total Assets (it being understood that any decrease in Consolidated Total Assets following the date of Incurrence shall not create a Default with respect to such previously Incurred Debt);
(18)    Debt of the Company or any Restricted Subsidiary Incurred on or after the Issue Date not otherwise permitted hereunder in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $150.0 million and (y) 5.5% of Consolidated Total Assets (it being understood that any decrease in Consolidated Total Assets following the date of Incurrence shall not create a Default with respect to such previously Incurred Debt);
(19)    Debt of Foreign Restricted Subsidiaries Incurred on or after the Issue Date in an aggregate principal amount not to exceed $75.0 million outstanding at any time (or the equivalent thereof, measured at the time of each Incurrence, in applicable foreign currency);
(20)    Debt of the Company or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply or other arrangements or (iii) letters of credit, bankers acceptance, and similar instruments supporting trade credit in the ordinary course of business;
(21)    customary indemnification, adjustment of purchase price or similar obligations, in each case Incurred in connection with the acquisition or disposition of any assets or Capital Stock of the Company or any Restricted Subsidiary;
(22)    Debt representing deferred compensation to employees of the Company or any Restricted Subsidiary Incurred in the ordinary course of business;
(23)    Debt to the extent the net cash proceeds thereof are promptly deposited to defease or to satisfy and discharge the notes as described under “—Defeasance and Discharge;” and
(24)    Debt consisting of promissory notes or similar Debt issued by the Company or any Restricted Subsidiary to current or former officers, directors or employees (or their estates or beneficiaries under their estates or the applicable agreements or employee benefit plans), in each case to finance the purchase or redemption of Equity Interests of the Company or a Restricted Subsidiary to the extent described in clause (b)(7) under the caption “—Certain Covenants—Restricted Payments.”
Notwithstanding any other provision of this covenant, for purposes of determining compliance with this covenant, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Company or a Restricted Subsidiary may Incur under this covenant. For purposes of determining compliance with any U.S. dollar‑ denominated restriction on the Incurrence of Debt, the U.S. dollar‑equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar‑denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar‑denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.
For purposes of determining compliance with this covenant, in the event that an item of Debt or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above or is entitled to be Incurred pursuant to paragraph (a) of this covenant, the Company shall, in its sole discretion, classify such item and may divide and classify such item in more than one of the types of Debt or Preferred Stock described above in any manner that complies with this covenant, and such Debt or Preferred Stock will be treated as having been Incurred pursuant to the clauses of Permitted Debt or paragraph (a) hereof, as the case may be, designated by the Company, and from time to time may change the classification of an item of Debt or Preferred Stock (or any portion thereof) to any other type of Debt described in this covenant at any time, including pursuant to clause (a).

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt or Preferred Stock of the same class will not be deemed to be an Incurrence of Debt or Preferred Stock for purposes of this covenant but will be included in subsequent calculations of the amount of outstanding Debt for purposes of Incurring future Debt; provided that such accrual, accretion, amortization or payment is included in the calculation of Fixed Charges.
For purposes of determining any particular amount of Debt, any other obligation on such Debt arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Debt shall be disregarded to the extent such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Debt, and such underlying Debt was otherwise treated as Incurred pursuant to this covenant.
Neither the Company nor any Guarantor may Incur any Debt that is subordinated in right of payment to other Debt of the Company or the Guarantor unless such Debt is also subordinated in right of payment to the notes or the relevant Note Guarantee on substantially identical terms.
Limitation on Restricted Payments.
(a)    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

·
declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in the Company’s Qualified Equity Interests) held by Persons other than the Company or any of its Restricted Subsidiaries;

·	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company held by Persons other than the Company or any of its Restricted Subsidiaries;

·
repay, redeem (or issue an irrevocable notice of redemption), repurchase, defease or otherwise acquire or retire for value, or make any principal payment on, any Subordinated Debt (other than a payment at Stated Maturity thereof or the purchase, repurchase or other acquisition of any Subordinated Debt purchased in anticipation of satisfying a scheduled maturity sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition, and other than payments on Debt owed to the Company or any of its Restricted Subsidiaries); or

·	make any Investment other than a Permitted Investment;
unless, at the time of, and after giving effect to, the proposed Restricted Payment:
(1)    no Default has occurred and is continuing,
(2)    the Company could Incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio Test, and
(3)    the aggregate amount expended for all Restricted Payments made on or after the Issue Date would not, subject to paragraph (c), exceed the sum of
(A)    50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on the first day of the fiscal quarter ending March 31, 2012 and ending on the last day of the Company’s most recently completed fiscal quarter for which internal financial statements are available, plus
(B)    subject to paragraph (c), the aggregate net proceeds, including cash proceeds and the Fair Market Value of property other than cash, received by the Company (other than from a Subsidiary) after the Issue Date:

•
from the issuance and sale of its Qualified Equity Interests (other than Equity Interests issued pursuant to the Acquisition Agreement, including shares of the Company’s common stock issued in exchange for shares of MCP Exchangeco), including by way of issuance of its Disqualified

Equity Interests or Debt to the extent since converted into or exchanged for Qualified Equity Interests of the Company, or

•	as a contribution to its common equity, plus
(C)    an amount equal to the sum, for all Unrestricted Subsidiaries, of the following:
(x)    the cash return, after the Issue Date, on Investments in an Unrestricted Subsidiary made after the Issue Date pursuant to this paragraph (a) as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income), plus
(y)    the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the assets less liabilities of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, or merged or consolidated with or into the Company or a Restricted Subsidiary, not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments made after the Issue Date by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary pursuant to this paragraph (a), plus
(D)    the aggregate net proceeds, including cash proceeds and the Fair Market Value of property other than cash, received after the Issue Date, on any other Investment made after the Issue Date pursuant to this paragraph (a), as a result of any sale for cash, repayment, return, redemption, liquidating distribution or other realization (not included in Consolidated Net Income), not to exceed the amount of such Investment so made, plus
(E)    any amount which previously qualified as a Restricted Payment made under paragraph (a) on account of any Guarantee entered into by the Company or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists, plus
(F)    any dividends in cash received by the Company or a Restricted Subsidiary after the Issue Date from Unrestricted Subsidiaries (not included in Consolidated Net Income).
The amount of any Restricted Payment, if other than in cash, will be the Fair Market Value of the assets or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be.
(b)    The foregoing will not prohibit:
(1)    the payment of any dividend or distribution or irrevocable redemption within 90 days after the date of declaration or giving of the redemption notice if, at the date of declaration or giving of the redemption notice, such payment would have been permitted under paragraph (a);
(2)    dividends or distributions by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Company, to all holders of any class of Equity Interests of such Restricted Subsidiary;
(3)    the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;
(4)    the making of any Restricted Payment in exchange for, or out of the proceeds of a substantially concurrent offering (with any offering within 60 days deemed as substantially concurrent) of, Qualified Equity Interests of the Company or of a contribution to the common equity of the Company;
(5)    the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt of the Company or any Guarantor in exchange for, or out of the proceeds of, a cash or non-cash contribution to the capital of the Company or a substantially concurrent offering (with any offering within 60 days deemed as substantially concurrent) of, Qualified Equity Interests of the Company;
(6)    any Investment acquired as a capital contribution to the Company, or made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering (with any offering within 60 days deemed as substantially concurrent) of Qualified Equity Interests of the Company;
(7)    amounts paid for the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company or any of its Restricted Subsidiaries held by current or former officers, directors or employees (or their estates or beneficiaries under their estates or the applicable agreements or employee benefit plans), of the Company or any of its Restricted Subsidiaries pursuant to any agreement or employee benefit plan under which the Equity Interests were issued; provided that the aggregate consideration paid therefor (other than in the form of Equity Interests of the Company) in any twelve‑month period after the Issue Date does not exceed an aggregate amount of $10.0 million (with unused amounts in any twelve‑month period being permitted to carry over for the next two succeeding twelve‑month periods, so long as the aggregate consideration paid does not exceed an aggregate amount of $15.0 million in any twelve‑month period);
(8)    the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of any Subordinated Debt or Disqualified Stock at a purchase price not greater than 101% of the principal amount thereof or liquidation preference in the event of (x) a change of control pursuant to a provision no more favorable to the holders thereof than “Repurchase of Notes Upon a Change of Control” or (y) an asset sale pursuant to a provision no more favorable to the holders thereof than “—Certain Covenants—Limitation on Asset Sales,” provided that, in each case, prior to the repurchase the Company has made an Offer to Purchase and repurchased all notes issued under the indenture that were validly tendered for payment in connection with the offer to purchase;
(9)    the declaration and payment of cash dividends on the Company’s 5.50% Series A Mandatory Convertible Preferred Stock outstanding on the Issue Date pursuant to the terms thereof in effect on the Issue Date;
(10)    Restricted Payments not otherwise permitted hereby in an aggregate amount not to exceed the greater of (x) $75.0 million and (y) 2.5% of Consolidated Total Assets (it being understood that any decrease in Consolidated Total Assets following the date of Restricted Payment made pursuant to this clause (10) shall not create a Default with respect to such previously made Restricted Payment);
(11)    any Restricted Payment that could be deemed to have been made as the result of a contribution of cash or Cash Equivalents to an employee benefit plan of the Company pursuant to the terms thereof, to the extent such benefit plan purchases Equity Interests of the Company in the open market;
(12)    the purchase, repurchase, redemption, acquisition or retirement for nominal value of common stock or preferred stock purchase rights in each case issued in connection with any stockholder rights plan that may be adopted by the Company;
(13)    repurchases of Equity Interests that occur or are deemed to occur (i) upon the exercise of stock options, warrants or similar rights to the extent such Equity Interests represents a portion of the exercise price thereof, (ii) as a result of Equity Interests being utilized to satisfy tax withholding obligations upon exercise of stock options or vesting of other equity awards and (iii) upon the cancellation or forfeiture of stock options, warrants or other equity awards;
(14)    cash payments made in lieu of the issuance of fractional shares (whether in connection with the exercise of warrants, options or other securities convertible into or exchangeable into Equity Interests of the Company or otherwise); and
(15)    the declaration and payment of dividends on Disqualified Stock and Preferred Stock issued by a Restricted Subsidiary issued pursuant to the covenant described under “—Certain Covenants—Limitation on Debt or Preferred Stock;”
provided that, in the case of clauses (8), (9) and (10), no Event of Default has occurred or would occur as a result thereof.
(c)    Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of paragraph (a) only to the extent they are not applied as described in clause (4), (5) or (6) of paragraph (b). Restricted Payments permitted pursuant to clauses (2) through (6), (9) (but only 50% thereof), (10) through (14) and (15) (but only 50% thereof) will not be included in making the calculations under clause (3) of paragraph (a).
For purposes of determining compliance with this covenant, in the event that a Restricted Payment permitted pursuant to this covenant or a Permitted Investment meets the criteria of more than one of the categories of Restricted Payment described in clauses (1) through (15) above or one or more clauses of the definition of Permitted Investments, the Company shall be permitted to classify such Restricted Payment or Permitted Investment on the date it is made, or later reclassify all or a portion of such Restricted Payment or Permitted Investment, in any manner that complies with this covenant, and such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only one of such clauses of this covenant or of the definition of Permitted Investments. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any amount paid, repaid, returned, distributed or otherwise received in cash in respect of such Investment.
Limitation on Liens.
The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever (except Permitted Liens) on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, except, in the case of Liens (other than Permitted Liens) on any property or assets that do not constitute Collateral, if the notes and the Note Guarantees are equally and ratably secured with (or on a senior basis to, in the case of such Lien secures any Subordinated Debt) the Obligation secured by such Lien.
Any Lien created for the benefit of the holders of the notes on assets not otherwise constituting Collateral pursuant to the preceding paragraph shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to so secure the notes and the Notes Guarantees.
Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.
(a)    Except as provided in paragraph (b), the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:
(4)    pay dividends or make any other distributions on its Equity Interests to the Company or any Restricted Subsidiary;
(5)    pay any Debt owed to the Company or any other Restricted Subsidiary;
(6)    make loans or advances to the Company or any other Restricted Subsidiary; or
(7)    transfer any of its property or assets to the Company or any other Restricted Subsidiary.
(b)    The provisions of paragraph (a) do not apply to any encumbrances or restrictions:
(16)    existing on the Issue Date in the indenture or any other agreements in effect on the Issue Date, and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;
(17)    existing pursuant to the indenture, the notes or the Note Guarantee, or any exchange notes or Exchange Note Guarantees;
(18)    existing under or by reason of applicable law, rule, regulation or order;
(19)    existing under any agreements or other instruments of, or with respect to:
(A)    any Person, or the property or assets of any Person, at the time the Person is acquired by the Company or any Restricted Subsidiary; or
(B)    any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary;
which encumbrances or restrictions referred to in clause (b)(4): (i) are not applicable to any other Person or the property or assets of any other Person and (ii) were not put in place in anticipation of such event and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of any of the foregoing, provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, in the good faith judgment of the Company, not materially more restrictive, taken as a whole, than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;
(5)    arising or agreed to (i) in the ordinary course of business that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance, sale-leaseback agreement or similar contract, including with respect to intellectual property, (ii) that restrict in a customary manner, pursuant to provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements, the transfer of ownership interests in, or assets of, such partnership, limited liability company, joint venture or similar Person or (iii) by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of, the Company or any Restricted Subsidiary permitted under the indenture;
(6)    with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, the Restricted Subsidiary pending closing of such sale or disposition that is not prohibited by the indenture;
(7)    existing pursuant to Permitted Refinancing Debt; provided that the encumbrances and restrictions contained in the agreements governing such Permitted Refinancing Debt are, taken as a whole, no less favorable in any material respect to the noteholders than those contained in the agreements governing the Debt being refinanced;
(8)    consisting of restrictions on cash or other deposits or net worth imposed by customers, lessors, landlords or suppliers or required by insurance surety bonding companies, in each case, in the ordinary course of business;
(9)    existing pursuant to purchase money obligations for property acquired in the ordinary course of business and Capital Leases or operating leases that impose encumbrances or restrictions on the property so acquired or covered thereby;
(10)    existing pursuant to any Debt Incurred by, or other agreement of, a Foreign Subsidiary, which restrictions are customary for a financing or agreement of such type, and which are otherwise permitted under the indenture;
(11)    existing pursuant to customary provisions in joint venture, operating or similar agreements, asset sale agreements, sale-leaseback agreements and stock sale agreements required in connection with the entering into of such transaction;
(12)    existing pursuant to any agreement or instrument relating to any Debt or Preferred Stock permitted to be Incurred subsequent to the Issue Date by “—Certain Covenants—Limitation on Debt or Preferred Stock” if the encumbrance and restrictions contained in any such agreement or instrument will not (in the good faith judgment of the Company) impair the Company’s ability to make principal and interest payments on the notes; or
(13)    any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing of the contracts, instruments or obligations referred to in any of clauses (1) through (12) above; provided that such amendments or refinancing are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Note Guarantees by Restricted Subsidiaries.
Each Domestic Restricted Subsidiary (other than Excluded Subsidiaries) acquired or created after the consummation of the Neo Acquisition shall provide a Note Guarantee within 30 days after it is acquired or created, and, if the guaranteed Debt is Subordinated Debt, the Guarantee of such guaranteed Debt must be subordinated in right of payment to the Note Guarantee to at least the extent that the guaranteed Debt is subordinated to the notes.
Limitation on Asset Sales.
The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless the following conditions are met:
(1)    the Asset Sale is for at least Fair Market Value (measured at the time of contractually agreeing to such Asset Sale); and
(2)    except in the case of a Permitted Asset Swap, at least 75% of the consideration received by the Company or its Restricted Subsidiaries consists of cash or Cash Equivalents.
For purposes of this clause (2):
(a)    the assumption by the purchaser of Debt or other obligations or liabilities (as shown on the Company’s most recent balance sheet or in the footnotes thereto) (other than Subordinated Debt or other obligations or liabilities subordinated in right of payment to the notes) of the Company or a Restricted Subsidiary pursuant to operation of law or a customary novation agreement,
(b)    Additional Assets; provided that such assets shall be pledged as Collateral to the extent the assets disposed of were Collateral;
(c)    instruments, notes, securities or other obligations received by the Company or such Restricted Subsidiary from the purchaser that are promptly, but in any event within 90 days of the closing, converted by the Company or such Restricted Subsidiary to cash or Cash Equivalents, to the extent of the cash or Cash Equivalents actually so received,
(d)    any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in the Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 1.5% of the Company’s Consolidated Total Assets at the time of receipt of such outstanding Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value or changes in Consolidated Total Assets); provided that such consideration shall be pledged as Collateral to the extent the assets disposed of were Collateral, and
(e)    a combination of the consideration specified in clauses (a) through (d), shall in each case be considered cash or Cash Equivalents.
(3)    Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale (subject to the ABL Intercreditor Agreement in the case of ABL Priority Collateral), the Net Cash Proceeds may be used
(A)    to permanently repay (i) Debt of the Company or a Guarantor secured by Liens on the Collateral that rank equal with the Liens securing the notes (provided that the Company shall ratably repurchase (at a price of at least 100%) or redeem notes), or (ii) if the assets do not constitute Collateral, any Debt of a Restricted Subsidiary that is not a Guarantor owing to a Person other than the Company or a Restricted Subsidiary (and, in the case of the repayment of a revolving credit Debt, to permanently reduce the commitment thereunder by such amount), or
(B)    to acquire Additional Assets or to make capital expenditures in a Permitted Business of the Company or one or more Restricted Subsidiaries; provided that such Additional Assets shall be pledged as Collateral, or capital expenditures invested in Collateral, to the extent the assets disposed of were Collateral.
A binding commitment to make an acquisition referred to in clause (B) shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment; provided that (x) such investment is consummated within 180 days of the end of the 365-day period referred to in the first sentence of this clause (3), and (y) if such acquisition is not consummated within the period set forth in subclause (x) or such binding commitment is terminated, the Net Cash Proceeds not so applied will be deemed to be Excess Proceeds (as defined below). For the avoidance of doubt, pending application thereof in accordance with this covenant, the Company or any Restricted Subsidiary may use any Net Cash Proceeds from an Asset Sale for general corporate purposes (including a reduction in borrowings under any revolving credit facility) prior to the end of the 365-day period referred to in the first sentence of this clause (3), except as required below.
In addition to the foregoing, any Investment, expenditure or capital expenditure of the type described in the foregoing clause (B), in each case made within 180 days prior to an Asset Sale, shall be deemed to satisfy this paragraph with respect to the application of the Net Cash Proceeds from such Asset Sale.
(4)    The Net Cash Proceeds of an Asset Sale not applied pursuant to clause (3) within 365 days of the Asset Sale constitute “Excess Proceeds.” Excess Proceeds of less than $25.0 million will be carried forward and accumulated. When the aggregate amount of the accumulated Excess Proceeds equals or exceeds such amount, the Company must, within 30 days (and may, if it so chooses, do so at any earlier time), make an Offer to Purchase notes having a principal amount equal to
(A)    accumulated Excess Proceeds, multiplied by
(B)    a fraction (x) the numerator of which is equal to the outstanding aggregate principal amount of the notes and (y) the denominator of which is equal to the outstanding aggregate principal amount of the notes and all Debt secured by parity Liens on the Collateral similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest $1,000. The purchase price for the notes will be 100% of the principal amount plus accrued interest to, but excluding, the date of purchase. If the Offer to Purchase is for less than all of the outstanding notes and notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Company will purchase notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only notes in multiples of $1,000 principal amount (and in a minimum amount of $2,000) will be purchased. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the indenture.
The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of the notes pursuant to an Offer to Purchase pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions in the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the indenture by virtue of such conflict.
Following consummation of the ABL Transaction, the indenture will require the Company and the Guarantors to deposit in a cash collateral account (an “Asset Sales Proceeds Account”): (1) cash proceeds from any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of Collateral (other than ABL Priority Collateral) having an aggregate fair market value of more than $20.0 million, (2) any cash proceeds in excess of $20.0 million of any Collateral (other than ABL Priority Collateral) taken by eminent domain, expropriation or other similar governmental taking and (3) cash proceeds in excess of $20.0 million of insurance upon any part of the Collateral (other than ABL Priority Collateral). The indenture will provide that proceeds of any condemnation or casualty event described in clauses (2) or (3) of the preceding sentence will be deemed to be Net Cash Proceeds of an Asset Sale. The Collateral Agent will have a perfected security interest in the account for the benefit of the trustee, the holders of the notes and the holders of other Parity Lien Obligations. Proceeds of the account may only be released to the Company or the applicable Guarantor for use as permitted by clause (3) or (4) above.
Limitation on Transactions with Affiliates.
(a)    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement with a value of more than $1.0 million, including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of the Company or any Restricted Subsidiary (a “Related Party Transaction”) unless the Related Party Transaction is on terms that are not materially less favorable (as reasonably determined by the Company) to the Company or the relevant Restricted Subsidiary than those that could be obtained in a comparable arm’s‑length transaction with a Person that is not an Affiliate of the Company or the Restricted Subsidiary, as

applicable.
(b)    Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $20.0 million must first be approved by a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $40.0 million, the Company must in addition obtain a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to the Company and its Restricted Subsidiaries from a financial point of view.
(c)    The foregoing paragraphs do not apply to:
(1)    any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Company;
(2)    the payment of fees to directors of the Company who are not employees of the Company;
(3)    any Restricted Payments permitted under the indenture and Investments that constitute Permitted Investments specified in clauses (16) to (18) of the definition thereof;
(4)    any issuance of Equity Interests (other than Disqualified Equity Interests) of the Company;
(5)    loans or advances to officers, directors or employees of the Company in the ordinary course of business of the Company or its Restricted Subsidiaries or guarantees in respect thereof or otherwise made on their behalf (including payment on such guarantees) and only to the extent permitted by applicable law, including the Sarbanes‑Oxley Act of 2002;
(6)    any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers and employees of the Company or any of its Restricted Subsidiaries that are Affiliates of the Company and the payment of compensation to such officers and employees (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans) so long as such agreement has been entered into in the ordinary course of business;
(7)    transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate solely because the Company, directly or through a Restricted Subsidiary, owns Equity Interests in such Person or owes Debt to such Person;
(8)    transactions with customers, clients, suppliers or purchasers or seller of goods or services, in each case in the ordinary course of business;
(9)    transactions between the Company or any Restricted Subsidiary and any joint venture or Unrestricted Subsidiary of the Company entered into in the ordinary course of business; provided that such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and
(10)    transactions arising under any contract, agreement, instrument or arrangement in effect on the Issue Date or, with respect to Neo Material and its Subsidiaries, on the Neo Acquisition Date, as amended, modified or replaced from time to time so long as the amended, modified or new contract, agreement, instrument or arrangement is not materially less favorable to the Company and its Restricted Subsidiaries than that in effect on the Issue Date or the Neo Acquisition Date, as applicable.
Designation of Restricted and Unrestricted Subsidiaries.
(a)    The Company may designate any Subsidiary, including a newly acquired or created Subsidiary, to be an Unrestricted Subsidiary if it meets the following qualifications and the designation would not cause a Default.
(1)    Such Subsidiary does not own any Capital Stock of the Company or any Restricted Subsidiary or hold any Debt of, or any Lien on any property of, the Company or any Restricted Subsidiary.
(2)    At the time of the designation, the designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”
(3)    To the extent the Debt of the Subsidiary is not Non-Recourse Debt, any Guarantee or other credit support thereof by the Company or any Restricted Subsidiary is permitted under the covenant described under “—Certain Covenants—Limitation on Debt or Preferred Stock” and “—Certain Covenants—Limitation on Restricted Payments.”
(4)    Neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional Equity Interests of the Subsidiary or to maintain or preserve its financial condition or cause it to achieve specified levels of operating results, except to the extent permitted by “—Certain Covenants—Limitation on Debt or Preferred Stock” and “—Certain Covenants—Limitation on Restricted Payments.”
Once so designated the Subsidiary will remain an Unrestricted Subsidiary, subject to paragraph (b).
(b)    (23)    A Subsidiary previously designated an Unrestricted Subsidiary which fails to meet the qualifications set forth in paragraph (a) will be deemed to become at that time a Restricted Subsidiary, subject to the consequences set forth in paragraph (d).
(5)    The Board of Directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if the designation would not cause a Default.
(c)    Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,
(11)    all existing Investments of the Company and the Restricted Subsidiaries therein (valued at the Company’s proportional share of the Fair Market Value of its assets less liabilities) will be deemed made at that time;
(12)    all existing transactions between it and the Company or any Restricted Subsidiary will be deemed entered into at that time;
(13)    it shall be released at that time from its Note Guarantee, if any and Liens on its assets securing the Note Guarantee shall be released; and
(14)    it will cease to be subject to the provisions of the indenture as a Restricted Subsidiary.
(d)    Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,
(1)    all of its Debt and Disqualified Stock or Preferred Stock will be deemed Incurred at that time for purposes of “—Certain Covenants—Limitation on Debt or Preferred Stock,” but will not be considered the sale or issuance of Equity Interests for purposes of “—Certain Covenants—Limitation on Asset Sales;”
(2)    Investments therein previously charged under “—Certain Covenants—Limitation on Restricted Payments” will be credited thereunder;
(3)    it may be required to issue a Note Guarantee pursuant to “—Note Guarantees by Restricted Subsidiaries” and grant Liens on its assets to secure the Note Guarantee pursuant to “—Security‑After‑ Acquired Collateral;” and
(4)    it will thenceforward be subject to the provisions of the indenture as a Restricted Subsidiary.
(e)    Any designation by the Company of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary will be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to the designation and an Officer’s Certificate certifying that the designation complied with the foregoing provisions.
SEC Reports
Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any notes remain outstanding, the Company will file with the Commission, to the extent permitted, the annual, quarterly and other reports and information as are specified in Sections 13 and 15(d) of the Exchange Act (other than information required pursuant to Rule 3-16 under Regulation S-X) applicable to a U.S. corporation subject to such sections and required to be filed with the Commission, in each case within the time periods specified for such filings under the Exchange Act applicable to an accelerated filer (including any extension as would be permitted by Rule 12b-25 under the Exchange Act); provided, however, that the Company shall not be so obligated to file such reports with the Commission if the Commission does not permit such filing so long as the Company posts such reports on its website without any passcode or other restrictions to accessing such reports within such time periods.
For so long as any of the notes remain outstanding and constitute “restricted securities” under Rule 144, the Company will furnish to the holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Reports to Trustee
The Company will deliver to the trustee:
(1)    within 120 days after the end of each fiscal year a certificate stating that the Company has fulfilled its obligations under the indenture or, if there has been a Default, specifying the Default and its nature and status;
(2)    within 30 days after the Company becomes aware of the occurrence of a Default, an Officer’s Certificate setting forth the details of the Default, and (unless such Default has already been cured or waived) the action which the Company proposes to take with respect thereto; and
(3)    within 120 days after the end of each fiscal year, the opinion required pursuant to Section 314(b) of the Trust Indenture Act.
Consolidation, Merger or Sale of Assets
(a)    The Company will not

·	consolidate with or merge with or into any Person, or

·
sell, convey, transfer, or otherwise dispose of all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), in one transaction or a series of related transactions, whether effected by the Company and/or one or more of its Restricted Subsidiaries, to any Person unless
(1)    either (x) the Company is the continuing Person or (y) the resulting, surviving or transferee Person is a corporation, partnership or limited liability company organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia (provided that, in the case where the continuing Person is not a corporation, a co-obligor of the notes is a corporation that is a Wholly‑ Owned Restricted Subsidiary) and expressly assumes by supplemental indenture (or other joinder agreement, as applicable) all of the obligations of the Company under the indenture, the notes, the Registration Rights Agreement and the Security Documents;
(2)    immediately after giving effect to the transaction, no Default has occurred and is continuing;
(3)    immediately after giving effect to the transaction on a pro forma basis, the Company or the resulting surviving or transferee Person (i) could Incur at least $1.00 of Debt under the Fixed Charge Coverage Ratio Test or (ii) would have a Fixed Charge Coverage Ratio on a pro forma basis that is at least equal to the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; and
(4)    the Company delivers to the trustee an Officer’s Certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture;
provided, that clauses (2) and (3) do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change the jurisdiction of incorporation of the Company.
Notwithstanding the foregoing, any Restricted Subsidiary may consolidate with, merge with or into or sell, convey, transfer or otherwise dispose, in one transaction or a series of transactions, all or substantially all of its assets to the Company or another

Restricted Subsidiary.
(b)    The Company will not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.
(c)    Upon the consummation of any transaction effected in accordance with these provisions, if the Company is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such successor Person had been named as the Company in the indenture. Upon such substitution, except in the case of a sale, conveyance, transfer or disposition of less than all its assets, the Company will be released from its obligations under the indenture and the notes.
(d)    No Guarantor may:

·	consolidate with or merge with or into any Person, or

·	sell, convey, transfer or dispose of all or substantially all of the Guarantor’s assets, in one transaction or a series of related transactions, to any Person, unless
(A)    the other Person is the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction;
(B)    (1) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture (or other joinder agreement, as applicable) all of the obligations of the Guarantor under the indenture, its Note Guarantee and the Security Documents;
(2)    immediately after giving effect to the transaction, no Default has occurred and is continuing; and
(3)    the Company delivers to the trustee an Officer’s Certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture; or
(C)    the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise permitted by the indenture.
ABL Transaction
Notwithstanding anything to the contrary in this “Description of Notes,” we will be permitted to consummate an ABL Transaction after the Issue Date. Upon the consummation of an ABL Transaction, (1) the Collateral for the notes and the other Parity Lien Obligations will be modified to reflect the collateral arrangements described in this section, (2) the Company and the Guarantors, the Collateral Agent (as collateral agent for the holders of the Parity Lien Obligations (other than ABL Obligations), the “Notes Collateral Agent”), the ABL Collateral Agent, the trustee and the authorized representatives for any other Parity Lien Obligations shall execute and deliver a new ABL Intercreditor Agreement having the terms described in this section (or such other terms satisfactory to the parties thereto, so long as such other terms are not materially adverse to the interests of the holders as compared to the terms contemplated herein), (3) and the other modifications to the terms of the indenture governing the notes contemplated herein will be made.
Upon consummation of the ABL Transaction, the notes and related guarantees will be secured by first‑priority security interests in the Notes Priority Collateral (on a pari passu basis with any other Parity Lien Obligations (other than ABL Obligations)) and by second priority security interests in the ABL Priority Collateral, in each case subject to certain permitted Liens and as described herein. The ABL Facility will be secured by first‑priority security interests in the ABL Priority Collateral and by second‑priority security interests in the Notes Priority Collateral, in each case subject to certain permitted Liens and as described herein.
Debt for borrowed money can constitute ABL Obligations only to the extent (the “ABL Limit”) such Debt is incurred pursuant to clause (b)(1) under “—Certain Covenants—Limitation on Debt and Preferred Stock.”

Security for the Notes
The “Notes Priority Collateral” consists of any and all of the following assets and properties now owned or at any time hereafter acquired by the Company or any of the Guarantors (collectively, the “Pledgors”), in each case to the extent otherwise constituting Collateral for the notes (and not Excluded Property): (a) all fixtures and equipment; (b) all intellectual property; (c) all equity interests in each Pledgor’s subsidiaries (limited to 65% of the interests of the Pledgors’ foreign subsidiaries); (d) all general intangibles, chattel paper, instruments and documents (other than general intangibles, chattel paper, instruments and documents that are ABL Priority Collateral); (e) all payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (f) all intercompany indebtedness of the Company and its subsidiaries; (g) all permits and licenses related to any of the foregoing (including any permits or licenses related to the ownership or operation of real property, fixtures or equipment of any Pledgor); (h) all proceeds of insurance policies (which excludes any such proceeds that relate to ABL Priority Collateral); (i) all books and records related to the foregoing and not relating to ABL Priority Collateral; (j) all products and proceeds of any and all of the foregoing (other than any such proceeds that are ABL Priority Collateral); and (k) all other collateral not constituting ABL Priority Collateral.
The “ABL Priority Collateral” will consist of any and all of the following assets and properties now owned or at any time hereafter acquired by the Pledgors, in each case to the extent not constituting Excluded Property: (a) all accounts; (b) all inventory; (c) to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (a) and (b), all (i) general intangibles, (ii) chattel paper, (iii) instruments and (iv) documents; (d) all payment intangibles (including corporate tax refunds), other than any payment intangibles that represent tax refunds in respect of or otherwise relate to real property, fixtures or equipment; (e) all collection accounts, deposit accounts, securities accounts and commodity accounts and any cash or other assets in any such accounts (other than separately identified cash proceeds of Notes Priority Collateral in a segregated account) and securities entitlements and other rights with respect thereto; (f) to the extent relating to any of the items referred to in the preceding clauses (a) through (e) constituting ABL Priority Collateral, all supporting obligations and letter-of-credit rights; (g) all books and records related to the foregoing; and (h) all products and proceeds of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to inventory of any Pledgor and business interruption insurance (in each case, except to the extent constituting proceeds of Notes Priority Collateral), but excluding in all instances outside of an insolvency or liquidation proceeding, any property acquired with cash proceeds of ABL Priority Collateral that would otherwise constitute Notes Priority Collateral.
The Collateral will be pledged pursuant to the Security Documents to the relevant collateral agent, which may consist of one collateral agent (under one security agreement) for the benefit of the holders of the ABL Obligations holding the Liens in respect of the Collateral and the Collateral Agent (under a separate security agreement) for the benefit of the holders of the notes and the holders of the other Parity Lien Obligations (other than the ABL Obligations) holding the Liens in respect of the Collateral on a pari passu basis (subject to the terms of the Collateral Trust Agreement). The Collateral Trust Agreement will remain in place to govern the relative rights and remedies of the holders of the notes and the holders of any other Parity Lien Obligations (other than ABL Obligations) with respect to the Collateral.
ABL Intercreditor Agreement
Upon the consummation of an ABL Transaction, the Notes Collateral Agent, on its own behalf and on behalf of holders of Parity Lien Obligations, the ABL Collateral Agent, on its own behalf and on behalf of the administrative agent and lenders under the ABL Facility (together with the Notes Collateral Agent, the “Applicable Collateral Agents”), the trustee, and the Authorized Representatives of any other Parity Lien Obligations, the Company and the Guarantors will enter into an intercreditor agreement (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”) that sets forth the relative priority of the Liens securing any Parity Lien Obligations (other than ABL Obligations) compared to the Liens securing the ABL Obligations (collectively, all such Parity Lien Obligations and ABL Obligations, the “Applicable Obligations”). Although the holders of Parity Lien Obligations and ABL Obligations will not be parties to the ABL Intercreditor Agreement, by their acceptance of the instruments evidencing such Obligations, each agrees to be bound thereby. In addition, the ABL Intercreditor Agreement will provide that it may be amended from time to time to add additional secured parties with respect to other Parity Lien Obligations and ABL Obligations to the extent permitted to be incurred under the indenture and other agreements governing such Obligations. The ABL Intercreditor Agreement will allocate the benefits of any Collateral between the holders of the ABL Obligations on the one hand and the holders of the Parity Lien Obligations on the other hand.
The ABL Intercreditor Agreement will provide, among other things:

•	Lien Priority. Notwithstanding the time, order or method of grant, creation, attachment or perfection of any Liens securing any ABL Obligations (the “ABL Liens”), the Liens securing any Parity Lien Obligations (the “Parity Liens”), or the enforceability of any such Liens or Obligations, (1) the ABL Liens on the ABL Priority Collateral will rank senior to any Parity Liens on the ABL Priority Collateral, and (2) the Parity Liens on the Notes Priority Collateral will rank senior to any ABL Liens on the Notes Priority Collateral.

•
Prohibition on Contesting Liens and Obligations. No Applicable Collateral Agent or holder of any Applicable Obligation may contest or support any other person in contesting the validity or enforceability of the Liens of any other Applicable Collateral Agent or holder of any other class of Applicable Obligations.

•
Exercise of Remedies and Release of Liens with respect to the ABL Priority Collateral. Prior to the Discharge of the ABL Obligations, the ABL Collateral Agent will have the sole power to exercise remedies against the ABL Priority Collateral (subject to the right of any Notes Collateral Agent to take limited protective measures with respect to the Parity Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the ABL Priority Collateral. Upon any sale of any ABL Priority Collateral in connection with any enforcement action consented to by the ABL Collateral Agent (including any sale or disposition conducted by the Company or any Guarantor at the direction or with the consent of the ABL Collateral Agent following an event of default under the ABL Facility), which results in the release of the Liens of such ABL Collateral Agent on such item of ABL Priority Collateral, the Liens of each other class of Applicable Obligations on such item of ABL Priority Collateral will be automatically released.

•
Exercise of Remedies and Release of Liens with respect to the Notes Priority Collateral. Prior to the Discharge of the Parity Lien Obligations, the Notes Collateral Agent (acting at the direction of the Applicable Authorized Representative) will have the sole power to exercise remedies against the Notes Priority Collateral (subject to the right of the ABL Collateral Agent to take limited protective measures with respect to the ABL Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Notes Priority Collateral. Upon any sale of any Notes Priority Collateral in connection with any enforcement action consented to by the Notes Collateral Agent, which results in the release of the Liens of such Notes Collateral Agent on such item of Notes Priority Collateral, the Liens of each other class of Applicable Obligations on such item of Notes Priority Collateral will be automatically released.

•
Application of Proceeds and Turn-Over Provisions. In connection with any enforcement action with respect to the Collateral, including in respect of any Insolvency or Liquidation Proceeding, (x)(1) all proceeds of ABL Priority Collateral will first be applied to the repayment of all ABL Obligations, before being applied to any Parity Lien Obligations; and (2) after the Discharge of ABL Obligations, if any Parity Lien Obligations remain outstanding, all proceeds of ABL Priority Collateral will be applied to the repayment of any outstanding Parity Lien Obligations in accordance with the terms of the Collateral Trust Agreement; and (y)(1) all proceeds of Notes Priority Collateral shall be applied to Parity Lien Obligations in accordance with the terms of the Collateral Trust Agreement, before being applied to the ABL Obligations; (2) after the Discharge of Parity Lien Obligations, if any ABL Obligations remain outstanding, all proceeds of Notes Priority Collateral will be applied to the repayment of any outstanding ABL Obligations. If any holder of any Applicable Obligations or if any Applicable Collateral Agent receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the Applicable Collateral Agent entitled to receive such proceeds pursuant to the prior sentence, for application in accordance with the prior sentence.

•
Amendment and Refinancings. The ABL Obligations and the Parity Lien Obligations may be amended or refinanced subject to continuing rights of the holders of such refinancing Debt under the Collateral Trust Agreement and the ABL Intercreditor Agreement.

In addition, the ABL Intercreditor Agreement will provide that if the Company or any of the Guarantors is subject to a case under the Bankruptcy Code or any other bankruptcy law:

•
(x) if the ABL Collateral Agent desires to permit the use of cash collateral or to permit the Company or any Guarantor to obtain financing under Section 363 or Section 364 of the Bankruptcy Code or under any other similar law (“DIP Financing”) secured by a Lien on ABL Priority Collateral, then the Notes Collateral Agent and the holders of Parity Lien Obligations agree not to object to such use of cash collateral or DIP Financing or to request adequate protection (except as otherwise permitted under the ABL Intercreditor Agreement) or any other relief in connection therewith and will subordinate its Liens in the ABL Priority Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as such Liens are subordinated to the Liens in such ABL Priority Collateral securing the ABL Obligations; and (y) if the Notes Collateral Agent desires to permit the Company or any Guarantor to obtain any DIP Financing secured by a Lien on Notes Priority Collateral, then the ABL Collateral Agent and the holders of ABL Obligations agree not to object to such DIP Financing or to request adequate protection (except as otherwise permitted under the ABL Intercreditor Agreement) or any other relief in connection therewith and will subordinate its Liens in the Notes Priority Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as such Liens are subordinated to the Parity Liens in the Notes Priority Collateral. The Notes Collateral Agent and the holders of the Parity Lien Obligations may not provide DIP Financing secured by a Lien on the ABL Priority Collateral that is senior or pari passu to the Liens in the ABL Priority Collateral securing the ABL Obligations.

•
(x) in the case of ABL Priority Collateral, the Notes Collateral Agent and the holders of Parity Lien Obligations will not object to, and will not otherwise contest (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the ABL Obligations made by the ABL Collateral Agent or any holder of such ABL Obligations; (ii) any lawful exercise by any holder of ABL Obligations of the right to credit bid ABL Obligations in any sale in foreclosure of collateral securing such ABL Obligations; and (iii) any other request for judicial relief made in any court by any holder of ABL Obligations relating to the lawful enforcement of any Lien on the ABL Priority Collateral; and (y) in the case of Notes Priority Collateral, the ABL Collateral Agent and the holders of ABL Obligations will not object to, and will not otherwise contest (i) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of the Parity Lien Obligations made by the Notes Collateral Agent or any holder of such Parity Lien Obligations; (ii) any lawful exercise by any holder of Parity Lien Obligations of the right to credit bid Parity Lien Obligations in any sale in foreclosure of collateral securing such Parity Lien Obligations; and (iii) any other request for judicial relief made in any court by any holder of Parity Lien Obligations relating to the lawful enforcement of any Lien on the Notes Priority Collateral.

•
(x) in the case of ABL Priority Collateral, the Notes Collateral Agent and the holders of Parity Lien Obligations will not object to (and will not otherwise contest and will consent to) any order relating to a sale of assets of the Company or Guarantor for which the ABL Collateral Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the ABL Obligations and the Parity Lien Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens securing such Obligations on the assets being sold, in accordance with the ABL Intercreditor Agreement; and (y) in the case of Notes Priority Collateral, the ABL Collateral Agent and the holders of ABL Obligations will not object to (and will not otherwise contest and will consent to) any order relating to a sale of assets of the Company or a Guarantor for which the Notes Collateral Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the ABL Obligations and the Parity Lien Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens securing such Obligations on the assets being sold, in accordance with the ABL Intercreditor Agreement.

•
(x) in the case of ABL Priority Collateral, the Notes Collateral Agent and the holders of Parity Lien Obligations will not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding without the prior consent of the ABL Collateral Agent, except and to the extent that the ABL Collateral Agent has obtained relief from such stay; and (y) in the case of Notes Priority Collateral, the ABL Collateral Agent and the holders of ABL Obligations will not seek relief from the automatic stay or any other stay in any insolvency or liquidation proceeding without the prior consent of the Notes Collateral Agent, except and to the extent that the Notes Collateral Agent has obtained relief from such stay.

•
in respect of the ABL Priority Collateral, the Notes Collateral Agent and the holders of Parity Lien Obligations will not contest (or support any other person contesting) (a) any request by the ABL Collateral Agent or the holders of ABL Obligations for adequate protection or (b) any objection by the ABL Collateral Agent or the holders of ABL Obligations to any motion, relief, action or proceeding based on the ABL Collateral Agent or the holders of ABL Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of ABL Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then the Notes Collateral Agent may seek or request adequate protection in the form of a replacement Lien on such additional collateral, so long as, with respect to ABL Priority Collateral, such Lien is subordinated to the Liens on the ABL Priority Collateral securing the ABL

Obligations and such DIP Financing (and all Obligations relating thereto), on the same basis as the other Liens on ABL Priority Collateral securing the Parity Lien Obligations are subordinated to the Liens on ABL Priority Collateral securing the ABL Obligations under the ABL Intercreditor Agreement and (ii) in the event the Notes Collateral Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the ABL Collateral Agent and the holders of ABL Obligations shall also be granted a Lien on such additional collateral as security for the applicable ABL Obligations and any such DIP Financing and that any Lien on such additional collateral that constitutes ABL Priority Collateral securing the Parity Lien Obligations shall be subordinated to the Liens on such collateral securing the ABL Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens on ABL Priority Collateral granted to the holders of ABL Obligations as adequate protection on the same basis as the Parity Liens are so subordinated to the Liens securing the ABL Obligations under the ABL Intercreditor Agreement.

•
(x) neither the Notes Collateral Agent nor any other holder of Parity Lien Obligations shall oppose or seek to challenge any claim by the ABL Collateral Agent or any holder of ABL Obligations for allowance of ABL Obligations consisting of post-petition interest, fees or expenses; and (y) neither the ABL Collateral Agent nor any holder of ABL Obligations shall oppose or seek to challenge any claim by the Notes Collateral Agent or any other holder of Parity Lien Obligations for allowance of Parity Lien Obligations consisting of post-petition interest, fees or expenses;

•
in respect of the Notes Priority Collateral, the ABL Collateral Agent and the holders of ABL Obligations will not contest (or support any other person contesting) (a) any request by the Notes Collateral Agent and the holders of Parity Lien Obligations for adequate protection or (b) any objection by the Notes Collateral Agent and the holders of Parity Lien Obligations to any motion, relief, action or proceeding based on the Notes Collateral Agent and the holders of Parity Lien Obligations’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any insolvency or liquidation proceeding, (i) if the holders of Parity Lien Obligations (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar law, then the ABL Collateral Agent may seek or request adequate protection in the form of a replacement Lien on such additional collateral, so long as, with respect to any such collateral constituting Notes Priority Collateral, such Lien is subordinated to the Liens on such Notes Priority Collateral securing the Parity Lien Obligations and such DIP Financing (and all Obligations relating thereto), on the same basis as the other Liens on Notes Priority Collateral securing the ABL Obligations are subordinated to the Liens on Notes Priority Collateral securing the Parity Lien Obligations under the ABL Intercreditor Agreement; and (ii) in the event the ABL Collateral Agent seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the holders of the Parity Lien Obligations shall also be granted a Lien on such additional collateral as security for the applicable Parity Lien Obligations and any such DIP Financing and any Lien on such additional collateral that constitutes Notes Priority Collateral securing the ABL Obligations shall be subordinated to the Liens on such collateral securing the Parity Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens on Notes Priority Collateral granted to the holders of Parity Lien Obligations as adequate protection on the same basis as the other Liens securing the

•
(x) until the Discharge of ABL Obligations has occurred, the Notes Collateral Agent, on behalf of itself and the holders of Parity Lien Obligations, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens on ABL Priority Collateral securing the ABL Obligations for costs or expenses of preserving or disposing of any Collateral; and (y) until the Discharge of Parity Lien Obligations has occurred, the ABL Collateral Agent, on behalf of itself and the holders of ABL Obligations, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens on Notes Priority Collateral securing the Parity Lien Obligations for costs or expenses of preserving or disposing of any Collateral; provided that the holder of any DIP Financing shall not be restricted from having or seeking to have such DIP Financing repaid from claims asserted under Section 506(c) of the United States Bankruptcy Code and such amounts shall not be deemed to be proceeds of Collateral for purposes of the ABL Intercreditor Agreement.

The ABL Intercreditor Agreement will also provide for customary access and use of the Notes Priority Collateral (including a non-exclusive, royalty-free license for Notes Priority Collateral consisting of intellectual property) for purposes of exercising remedies with respect to the ABL Priority Collateral, and that the ABL Obligations and the Parity Lien Obligations shall be deemed separate classes of secured obligations.

Other Modification; Definitions
From and after the consummation of an ABL Transaction, (i) the Company and its subsidiaries will be permitted to repay ABL Obligations (without being required to repay the notes or any other Parity Lien Obligations) with the proceeds of any Asset Sale so long such proceeds are from an Asset Sale of ABL Priority Collateral and will not be permitted to repay ABL Obligations with the proceeds of any Asset Sale of Notes Priority Collateral without first repaying Parity Lien Obligations, (ii) the Lien covenant will permit the incurrence of Liens on ABL Priority Collateral to secure ABL Obligations so long as the notes are given a junior priority Lien on such ABL Priority Collateral (other than Excluded Property) in a manner consistent with the descriptions of the security and the ABL Intercreditor Agreement in this section and (iii) the After‑Acquired Collateral covenant will be modified to require the granting of junior priority Liens to secure the notes on any after acquired property (other than Excluded Property) consisting of ABL Priority Collateral (and the taking of actions with respect to the granting of such Liens that are otherwise consistent with actions required to be taken by the ABL Collateral Agent).
As used herein:
“ABL Facility” means any asset‑based revolving credit agreement entered into after the Issue Date designated by the Company as an “ABL Facility”, as the same may be amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the Issue Date, including any agreement extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Debt under such agreement or agreements or any successor or replacement agreement or agreements increasing the amount loaned or issued thereunder or altering the maturity thereof; provided that the maximum amount of Debt for borrowed money permitted to be incurred thereafter does not exceed the ABL Limit.
“ABL Collateral Agent” means the “Collateral Agent” under the ABL Facility Documents and any successor thereto in such capacity.
“ABL Facility Documents” means the agreements and other instruments governing the ABL Facility, together with any guarantees thereof and any security documents, other collateral documents and other instruments relating thereto (including documents and instruments governing hedging obligations required by the ABL Facility or relating to ABL Obligations).
“ABL Obligations” means (i) the Obligations of the borrowers and other obligors under the ABL Facility or any of the other ABL Facility Documents, to pay principal, premium, if any, and interest (including any interest, fees, costs and other charges accruing after the commencement of bankruptcy or insolvency proceedings, whether or not a claim therefor is permitted in such proceedings) when due and payable, and all other amounts due or to become due under or in connection with the ABL Facility Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the ABL Facility Documents, according to the respective terms thereof and (ii) Obligations of the type described in clause (3)(B) under Permitted Liens.
“ABL Transaction” shall mean the incurrence by the Company or one of its Subsidiaries of any ABL Obligations of the type referred to in clause (i) of the definition thereof (as designated by the Company to the trustee in an Officer’s Certificate) and the transactions related thereto (including the modifications to the Collateral contemplated herein).
“Discharge of ABL Obligations” shall mean, except to the extent otherwise provided in the ABL Intercreditor Agreement with respect to the reinstatement or continuation of any ABL Obligations under certain circumstances, the payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all ABL Obligations then outstanding, if any, and, with respect to letters of credit or letter of credit guaranties outstanding under the ABL Facility, bank product obligations (including hedging obligations) and contingent obligations for which claims have been made, delivery of cash collateral or backstop letters of credit in respect thereof in a manner reasonably satisfactory to the ABL Collateral Agent and issuing lenders under the ABL Facility, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of “secured parties” under the ABL Facility (as defined therein); provided that the Discharge of ABL Obligations shall not be deemed to have occurred if such payments are made in connection with the establishment of a replacement asset backed credit facility. In the event the ABL Obligations are modified and the ABL Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the ABL Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.
“Discharge of Parity Lien Obligations” shall mean, except to the extent otherwise provided in the ABL Intercreditor Agreement with respect to the reinstatement or continuation of any Parity Lien Obligation under certain circumstances, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all Parity Lien Obligations and, with respect to any letters of credit or letter of credit guaranties outstanding under a document evidencing a Parity Lien Obligation, delivery of cash collateral or backstop letters of credit in respect thereof in a manner consistent with such document, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of the holders of Parity Lien Obligations under such document evidencing such Obligation; provided that the Discharge of Parity Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other Parity Lien Obligations that constitute an exchange or replacement for or a refinancing of such Obligations or Parity Lien Obligations. In the event the Parity Lien Obligations are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy Code, the Parity Lien Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such modified indebtedness shall have been satisfied.
Default and Remedies
Events of Default.
An “Event of Default” occurs with respect to the notes if
(1)    the Company defaults in the payment of the principal of any note when the same becomes due and payable at maturity, upon redemption or otherwise (other than pursuant to an Offer to Purchase);
(2)    the Company defaults in the payment of interest (including additional interest, if any) on any note when the same becomes due and payable, and the default continues for a period of 30 days;
(3)    the Company fails to make an Offer to Purchase and thereafter accept and pay for notes validly tendered when and as required pursuant to “—Repurchase of Notes Upon a Change of Control” or the Company fails to comply with “—Consolidation, Merger or Sale of Assets;”
(4)    the Company fails to comply with the provisions described under “—Certain Covenants—Reports” and the failure continues for a period of 120 consecutive days after written notices to the Company by the trustee or to the Company and the trustee by the holders of 25% or more in aggregate principal amount of notes;
(5)    the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the indenture or under the notes (other than a default specified in clauses (1), (2), (3) or (4) above) and the default or breach continues for a period of 60 consecutive days after written notice to the Company by the trustee or to the Company and the trustee by the holders of 25% or more in aggregate principal amount of the notes;
(6)    there occurs a default with respect to any Debt of the Company or any of its Significant Restricted Subsidiaries having an outstanding principal amount of $50.0 million or more in the aggregate if that default (i) is caused by a failure to pay such Debt when due and payable at its stated maturity after giving effect to any applicable grace period or (ii) results in the acceleration of such Debt prior to its stated maturity date and such defaulted payment is not made, waived or extended within the applicable grace period;
(7)    one or more final judgments or orders for the payment of money are rendered against the Company or any of its Restricted Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $50.0 million (in excess of amounts which the Company’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;
(8)    certain bankruptcy defaults occur with respect to the Company or any Significant Restricted Subsidiary;
(9)    any Note Guarantee by a Guarantor that is a Significant Restricted Subsidiary ceases to be in full force and effect, other than in accordance the terms of the indenture, or a Guarantor that is a Significant Restricted Subsidiary denies or disaffirms its obligations under its Note Guarantee; or
(10)    (a) the Liens created by the Security Documents shall at any time not constitute a valid and perfected

Lien on any portion of the Collateral (with a fair market value in excess of $25.0 million) intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by the indenture or the Security Documents), (b) any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect (except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the indenture), or (c) the enforceability of the Liens created by the Security Documents shall be contested by the Company or any Guarantor.
Consequences of an Event of Default.
If an Event of Default, other than a bankruptcy default with respect to the Company, occurs and is continuing under the indenture with respect to the notes, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Company (and to the trustee if the notice is given by the holders), may, declare the principal of and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal and accrued interest will become immediately due and payable. If a bankruptcy default occurs with respect to the Company, the principal of and accrued interest on the notes then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holder.
The holders of a majority in principal amount of the outstanding notes by written notice to the Company and to the trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if
(1)    all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived and all amounts owed to the trustee have been paid, and
(2)    the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
Except as otherwise provided in “—Consequences of an Event of Default” or “—Amendments and Waivers—Amendments with Consent of Holders,” the holders of a majority in principal amount of the outstanding notes may, by notice to the trustee, waive an existing Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.
In the event of a declaration of acceleration of the notes because an Event of Default described in clause (6) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled, without any action by the trustee or the holders, if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured, or rescinded or waived by the holders of the Debt, or the Debt that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived and all amounts owed to the trustee have been paid.
The holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction. In addition, the trustee may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. The trustee shall not be obligated to take any action at the direction of holders unless such holders have offered to the trustee indemnity reasonably satisfactory to the trustee.
A holder may not institute any proceeding, judicial or otherwise, with respect to the indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture or the notes, unless:
(1)    the holder has previously given to the trustee written notice of a continuing Event of Default;
(2)    holders of at least 25% in aggregate principal amount of outstanding notes have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the indenture;

(3)    holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;
(4)    the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
(5)    during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.
Notwithstanding anything to the contrary, the right of a holder of a note to receive payment of principal of or interest on its note on or after the Stated Maturity thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder. Notwithstanding the foregoing, no holder may institute any such suit, if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver, or loss of the Liens created under the Security Documents upon any material property subject to such Lien.
If any Default occurs and is continuing and is known to a Responsible Officer of the trustee, the trustee will send notice of the Default to each holder within 90 days after it occurs, unless the Default has been cured; provided that, except in the case of a default in the payment of the principal of or interest on any note, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of the trustee in good faith determine that withholding the notice is in the interest of the holders.
No Personal Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders
No director, officer, employee, incorporator, member or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or such Guarantor under the notes, any Note Guarantee or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.
Amendments and Waivers
Amendments Without Consent of Holders
The Company, the Guarantors (except that no existing Guarantor need execute a supplemental indenture pursuant to clause (6) below) and the trustee may amend or supplement the indenture, the notes, the Note Guarantees or the Security Documents without notice to or the consent of any noteholder:
(1)    to cure any ambiguity, defect, omission or inconsistency in the indenture, the notes, the Note Guarantees or the Security Documents;
(2)    to comply with “—Consolidation, Merger or Sale of Assets;”
(3)    to comply with any requirements of the Commission in connection with the qualification of the indenture under the Trust Indenture Act;
(4)    to evidence and provide for the acceptance of an appointment by a successor trustee;
(5)    to provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;
(6)    to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the indenture;
(7)    to provide for or confirm the issuance of additional notes in accordance with the terms of the indenture;

(8)    to make any other change that does not materially and adversely affect the rights of any holder;
(9)    to add additional obligors under the indenture, the notes or the Note Guarantees; or
(10)    to conform any provision to this “Description of Notes.”
In addition, the indenture and the Security Documents may be amended without any holder’s consent to add additional secured creditors holding other Parity Lien Obligations so long as such obligations are not prohibited by the indenture and to effect an ABL Transaction as set forth above under “—ABL Transaction.”
Amendments With Consent of Holders
(a)    Except as otherwise provided in “—Default and Remedies—Consequences of a Default” or paragraph (b) below, the Company, the Guarantors and the trustee may amend the indenture, the notes, the Note Guarantees and the Security Documents with the written consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes and the holders of a majority in aggregate principal amount of the outstanding notes may waive future compliance by the Company or any Guarantors with any provision of the indenture, the notes, the Note Guarantees and the Security Documents.
(b)    Notwithstanding the provisions of paragraph (a), without the consent of each holder affected, an amendment or waiver may not:
(1)    reduce the principal amount of or change the Stated Maturity of any principal of any note,
(2)    reduce the rate of or change the time for payment of any interest on any note,
(3)    reduce the amount payable upon the redemption of any note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any note may be redeemed or, once notice of redemption has been given, the time at which it must thereupon be redeemed,
(4)    after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder,
(5)    make any note payable in money other than that stated in the note,
(6)    impair the right of any holder of notes to receive any principal payment or interest payment on such holder’s notes or Note Guarantee, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment,
(7)    make any change in the percentage of the principal amount of the notes whose holders must consent to an amendment, supplement or waiver,
(8)    modify or change any provision of the indenture affecting the ranking of the notes or any Note Guarantee in a manner materially adverse to the holders of the notes, or
(9)    release any Guarantor that is a Significant Restricted Subsidiary from its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture, or make any change in any Note Guarantee that would adversely affect the noteholders.
Without the consent of the holders of at least two-thirds in aggregate principal amount of the notes then outstanding, no amendment or waiver may release from the Lien of the indenture and the Security Documents all or substantially all of the Collateral.
It is not necessary for noteholders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.
Neither the Company nor any of its Subsidiaries or Affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.
Defeasance and Discharge
The Company may discharge its obligations under the notes and the indenture, and the obligations of the Guarantors under the Note Guarantees, by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption within one year, subject to meeting certain other conditions.
The Company may also elect to:
(1)    discharge most of its obligations in respect of the notes and the indenture, and the obligations of the Guarantors under the Note Guarantees, not including obligations related to the defeasance trust or to the replacement of notes or its obligations to the trustee (“legal defeasance”), or
(2)    discharge its obligations, and the obligations of the Guarantors under most of the covenants and under clause (3)(a)(3) of “—Consolidation, Merger or Sale of Assets” with respect to notes (and the events listed in clauses (3), (4), (5), (6), (7), (9) and (10) under “—Default and Remedies—Events of Default” will no longer constitute Events of Default) (“covenant defeasance”)
if the Company deposits in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption and meets certain other conditions, including delivery to the trustee of either a ruling received from the Internal Revenue Service or an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case. In the case of legal defeasance, such an opinion could not be given absent a change of law after the date of the indenture. The defeasance would in each case be effective when 123 days have passed since the date of the deposit in trust.
In the case of either discharge or defeasance, the Note Guarantees, if any, will terminate with respect to notes.
Concerning the Trustee and Paying Agent
Wells Fargo Bank, National Association will be the trustee under the indenture. Except during the continuance of an Event of Default of which a Responsible Officer of the trustee shall have actual knowledge, the trustee need perform or be required to perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default of which a Responsible Officer of the trustee shall have actual knowledge has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.
The indenture, to the extent applicable, and the provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of any obligor on the notes, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Company and its Affiliates; provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must either eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign. The trustee shall not be responsible for and makes no representation as to the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Liens in the Collateral securing the notes and the Obligations. The trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection or priority of any Lien or security interest in the Collateral.
Form, Denomination and Registration of Notes
The exchange notes will be issued in registered form, without interest coupons, in denominations of $2,000 and higher integral multiples of $1,000, in the form of both global notes and certificated notes, as further provided below.

The trustee is not required (i) to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or purchased pursuant to an Offer to Purchase, (ii) to register the transfer of or exchange any note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of the note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any note on or after the regular record date and before the date of redemption or purchase. See “—Global Notes” and “—Certificated Notes” for a description of additional transfer restrictions applicable to the notes.
No service charge will be imposed in connection with any transfer or exchange of any note, but the Company may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.
Global Notes
Global notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global notes will be shown on records maintained by DTC and its direct and indirect participants.
The following description of the operations and procedures of DTC, Clearstream and Euroclear are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
DTC has advised us and the initial purchasers as follows:

•
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•
DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•
DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•
Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.
We expect that, pursuant to procedures established by DTC:

•	upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

•
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

The Company will apply to DTC for acceptance of the global notes in its book-entry settlement system. Investors may hold their beneficial interests in the global notes directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC.
The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the notes, including exchange notes, represented by a global note to such persons will be limited to that extent. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of the persons who hold interests through participants, the ability of a person having a beneficial interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing definitive security in respect of such interest.
So long as DTC or its nominee is the registered owner of a global note, DTC or such interests.nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an Indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.
Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
Payments of principal and interest under each global note will be made to DTC’s nominee as the registered owner of such global note. The Company expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. The Company also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of the Company, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.
Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.
Certificated Notes
Global notes are exchangeable for certificated notes if:
(1)    DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the global notes or (b) has ceased being a clearing agency registered under the Exchange Act, and in either case, successor depositary is not appointed by the Company within 90 days of such notice or cessation, as applicable, or
(2)    an Event of Default has occurred and the trustee has received a request from DTC to issue certificated notes.
In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Same Day Settlement and Payment
The indenture requires that payments in respect of the notes represented by the global notes be made by wire transfer of immediately available funds as specified by DTC. With respect to notes in certificated form, the Company will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder’s registered address.
The notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.
Governing Law; Jury Trial Waiver
The indenture, including any Note Guarantees, and the notes shall be governed by, and construed in accordance with, the laws of the State of New York. The indenture provides that the Company, the Guarantors and the trustee, and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the notes or any transaction contemplated thereby.
Certain Definitions
Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
“Acquired Debt” means, with respect to any specified Person, Debt of a Person existing at the time the Person is acquired by, merges with or into or becomes a Subsidiary of such specified Person, whether or not such Debt is Incurred in connection with, or in contemplation of, such other Person being acquired by, merging with or into or becoming a Subsidiary of such specified Person.
“Acquisition Agreement” means the Arrangement Agreement dated as of March 8, 2012 among the Company, MCP Exchangeco and Neo Material, as in effect on the Issue Date and as it may be amended thereafter.
“Additional Assets” means all or substantially all of the assets of a Permitted Business, or Voting Stock of another Person engaged in a Permitted Business that will, on the date of acquisition, be a Restricted Subsidiary, or other assets (other than cash and Cash Equivalents, securities (including Equity Interests) or assets classified as current assets under GAAP) that are to be used in a Permitted Business of the Company or one or more of its Restricted Subsidiaries.
“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms “controlling”, “controlled by” and “under common control with” have correlative meanings.
“Applicable Premium” means with respect to any note on any redemption date the greater of (i) 1.0% of the principal amount of such note and (ii) the excess (as determined by the Company) (if any) of (a) the present value at such redemption date of (1) the notes at June 1, 2016, as set forth under “—Optional Redemption” plus (2) all required interest payments due on such note from the redemption date through June 1, 2016 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate on such redemption date plus 50 basis points over (b) the principal amount of such note.
“Asset Sale” means any sale, lease, transfer or other disposition of any assets by the Company or any Restricted Subsidiary other than in the ordinary course of business, including by means of a merger, consolidation or similar transaction and including any sale or issuance of the Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares and shares required by applicable law to be held by a Person other than the Company or any Restricted Subsidiary) but not of the Company (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:
(1)    a disposition to the Company or a Restricted Subsidiary, including the sale or issuance by the Company or any Restricted Subsidiary of any Equity Interests of any Restricted Subsidiary to the Company or any Restricted Subsidiary;
(2)    the sale or lease of inventory, products or services in the ordinary course of business;

(3)    the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
(4)    operating leases (other than Sale and Leaseback Transactions) entered into in the ordinary course of business;
(5)    a transaction covered by paragraph (a) under “—Consolidation, Merger or Sale of Assets;”
(6)    a Restricted Payment permitted under “—Certain Covenants—Limitation on Restricted Payments” or a Permitted Investment;
(7)    any transfer of property or assets that consists of grants by the Company or its Restricted Subsidiaries in the ordinary course of business of licenses or sub-licenses, including with respect to intellectual property rights;
(8)    leases and subleases of real property solely to the extent that such real property is not necessary for the normal conduct of operations of the Company and its Restricted Subsidiaries;
(9)    the granting of a Lien permitted under the indenture or the foreclosure of assets of the Company or any of its Restricted Subsidiaries to the extent not constituting a Default;
(10)    the sale or other disposition of cash or Cash Equivalents;
(11)    the unwinding of any Hedging Agreements;
(12)    the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;
(13)    the issuance of Disqualified Stock or Preferred Stock of a Restricted Subsidiary pursuant to “—Certain Covenants—Limitation on Debt or Preferred Stock;”
(14)    (a) the sale or other disposition of damaged, obsolete, unusable or worn out equipment or equipment that is no longer needed in the conduct of the business of the Company and its Restricted Subsidiaries, (b) the sale or other disposition of inventory, used or surplus equipment or reserves and dispositions related to the burn-off of mines or (c) the abandonment or allowance to lapse or expire or other disposition of intellectual property by the Company and its Restricted Subsidiaries in the ordinary course of business;
(15)    any transfer constituting a taking, condemnation or other eminent domain proceeding; provided that the proceeds therefrom shall be deposited in the Cash Collateral Account and reinvested in Collateral to the extent the assets subject to such transfer were Collateral;
(16)    any disposition in a transaction or series of related transactions of assets with a Fair Market Value of less than $20.0 million; and
(17)    the sale of Capital Stock of an Unrestricted Subsidiary.
“Attributable Indebtedness” means, at any date, in respect of Capital Leases of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared in accordance with GAAP.
“Board of Directors” means:
(1)    with respect to the Company, its board of directors; and
(2)    with respect to any other Person, (i) if the Person is a corporation, the board of directors of the corporation, (ii) if the Person is a partnership, the Board of Directors of the general partner of the partnership, (iii) if the Person is a limited liability company, the managing member or members or any controlling committee of managing members thereof and (iv) if the Person is neither a corporation, partnership or limited liability company, the board or committee of such Person serving a similar function, or, in any case, other than for purposes of the definition of the “Change of Control,” any duly authorized committee of such body.
“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors of the Company and to be in full force and effect on the date of such certification.
“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock;
(2)    in the case of an association or business entity, any and all shares, interests, participations rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Equivalents” means:
(1)    United States dollars, or money in other currencies;
(2)    U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition;
(3)    (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $500.0 million (or the foreign currency equivalent thereof) whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s;
(4)    commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least A-1 by S&P or P-1 by Moody’s;
(5)    readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least Investment Grade by S&P or Moody’s with maturities not exceeding one year from the date of acquisition;
(6)    investment funds substantially all of the assets of which consist of investments of the type described in clauses (1) through (5) above;
(7)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (2) above and entered into with a financial institution satisfying the criteria described in clause (3) above; and
(8)    in the case of any Foreign Subsidiary, substantially similar investments denominated in a currency in which such entity does business.
“Change of Control” means:
(1)    an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company on a fully‑diluted basis;

(2)    during any period of 12 consecutive months, a majority of the members of the Board of Directors of the Company cease to be composed of individuals (i) who were members of the Board of Directors on the first day of such period, (ii) whose election or nomination to the Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board of Directors or (iii) whose election or nomination to the Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board of Directors;
(3)    the sale, conveyance, transfer or other disposition of all or substantially all of the assets (whether directly or through one or more Restricted Subsidiaries) of the Company (determined on a consolidated basis for the Company and its Restricted Subsidiaries); or
(4)    the adoption of a plan relating to the liquidation or dissolution of the Company.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all assets of the Company and the Guarantors required to be pledged to secure the notes and the Note Guarantees, but excluding any Excluded Assets.
“common equity”, when used with respect to a contribution of capital to the Company, means a capital contribution to the Company in a manner that does not constitute Disqualified Equity Interests.
“Commission” means the U.S. Securities and Exchange Commission.
“Consolidated EBITDA” means, for any Person for any period, Consolidated Net Income for such Person for such period:
(1)    plus, without duplication, the following for such Person and its Subsidiaries (Restricted Subsidiaries, in the case of the Company) for such period to the extent deducted in calculating Consolidated Net Income:
(A)    federal state, local and foreign income tax expense for such period;
(B)    non-cash compensation expense;
(C)    losses on discontinued operations;
(D)    Fixed Charges;
(E)    depreciation, depletion and amortization (including amortization of goodwill, other intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses);
(F)    debt extinguishment costs;
(G)    amounts attributable to minority interests;
(H)    other non-cash charges (including, without limitation, FASB ASC 805 writedowns, but excluding any non-cash charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period); and
(I)    transaction costs, fees and expenses in connection with any (i) acquisition or issuance of Debt or Equity Interests by the Company or any Restricted Subsidiary, including, without limitation, the notes and the ABL Transaction and any other Credit Facilities and the Neo Acquisition, (ii) extension, renewal, refunding, restructuring, refinancing or replacement of Debt by the Company or any Restricted Subsidiary or (iii) Permitted Investment or Asset Sale by the Company or any Restricted Subsidiary;
(2)    minus, without duplication, the following for such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period to the extent added in calculating Consolidated Net Income:
(A)    federal state, local and foreign income tax benefit for such period;
(B)    gains on discontinued operations;

(C)    all non-cash items increasing Consolidated Net Income for such Person for such period (including, without limitation, the accretion of sales or purchase contracts); and
(D)    all cash payments made by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period.
“Common Stock” means Capital Stock not entitled to any preference on dividends or distributions, upon liquidation or otherwise.
“Consolidated Net Income” means, for any specified Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP (after reduction for minority interests in Subsidiaries of such Person), provided that the following (without duplication) will be excluded in computing Consolidated Net Income (to the extent otherwise included therein):
(1)    the net income (or loss) of any specified Person other than a Subsidiary of such Person (Restricted Subsidiary, in the case of the Company), except to the extent of dividends or other distributions actually paid in cash to the specified Person (the Company or any of its Restricted Subsidiaries, in the case of the Company) by such Person during such period;
(2)    the net income (or loss) of any Subsidiary of such Person (Restricted Subsidiary, in the case of the Company) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived;
(3)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to asset sales, other dispositions or the extinguishment of debt, in each case other than in the ordinary course of business;
(4)    any net after-tax extraordinary gains or losses;
(5)    the cumulative effect of a change in accounting principles;
(6)    any non-cash charges relating to goodwill, impairment of assets and amortization of intangibles;
(7)    any non-cash compensation expense recognized for grants of equity awards;
(8)    any gains or losses due to fluctuations in currency values and the related tax effects calculated in accordance with GAAP;
(9)    unrealized gains or losses with respect to Hedging Obligations; and
(10)    in calculating Consolidated Net Income for purposes of clause (a)(3) of “—Certain Covenants—Limitations on Restricted Payments” only, the net income (or loss) of a successor entity prior to assuming the Company’s obligations under the indenture and the notes pursuant to “—Consolidation, Merger or Sale of Assets.”
“Consolidated Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company delivered pursuant to “—Certain Covenants—SEC Reports”, calculated on a pro forma basis after giving effect to any acquisition or disposition of a company, division or line of business subsequent to the date of such balance sheet and consummated at or prior to the time of calculation.
“Credit Facilities” means (i) one or more credit facilities (which may be outstanding at the same time and including, without limitation, the ABL Facility) with banks or other lenders providing for revolving credit loans, term loans, receivables financing, commercial paper borrowings or the issuance of letters of credit or bankers’ acceptances or the like, (ii) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments), or (iii) instruments or agreements evidencing any other Debt, in each case, with the same or different borrowers or issuers and, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, restructured, refinanced or replaced or substituted in whole or in part from time to time, including by or pursuant to any agreement or instrument that extends the maturity of any Debt thereunder, increases the amount of available borrowings thereunder or adds other Persons as additional borrowers or Guarantors thereunder, and whether by the same or any other agent, lender or group of lenders or other party.
“Debt” means, with respect to any Person, without duplication,
(1)    all indebtedness of such Person for borrowed money;
(2)    all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(3)    all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;
(4)    all obligations of such Person to pay the deferred and unpaid purchase price of property or services provided by third‑party service providers due more than six months after such property is acquired or services performed that are recorded as liabilities under GAAP, excluding (i) trade payables arising in the ordinary course of business and payable in accordance with customary practice, (ii) obligations to pay royalty fees or other payments under license agreements in the ordinary course of business and (iii) accrued expenses, salary and other employee compensation obligations incurred in the ordinary course in connection with obtaining goods, materials or services;
(5)    the Attributable Indebtedness of such Person in respect of Capital Leases;
(6)    Disqualified Equity Interests of such Person;
(7)    all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;
(8)    all Debt (excluding prepaid interest thereon) of other Persons secured by a Lien on any property owned or being purchased by (including indebtedness owing under conditional sales, consignment or other title retention agreements) such Person, whether or not such Debt is assumed by such Person or is limited in recourse; and
(9)    all obligations of such Person under Hedging Agreements.
The amount of Debt of any Person will be deemed to be:
(A)    with respect to Disqualified Equity Interests, the maximum fixed redemption or repurchase price of such Disqualified Equity Interests, provided, that the “maximum fixed redemption or repurchase price” for Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which the amount of Debt outstanding shall be required to be determined pursuant to the indenture;
(B)    with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the Fair Market Value of such asset on the date the Lien attached and (y) the amount of such Debt;
(C)    with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;
(D)    with respect to any Hedging Agreement, the amount payable (determined after giving effect to all contractually permitted netting) if such Hedging Agreement terminated at that time; and
(E)    otherwise, the outstanding principal amount thereof.
“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s certificate, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable, in each case at the option of the holder thereof) or upon the happening of any event:
(1)    matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the notes for consideration other than Qualified Equity Interests, or
(2)    are convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt, in each case prior to the date that is 91 days after the date on which the notes mature; provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require the repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes if those provisions:
(A)    are no more favorable to the holders of such Equity Interests than “—Certain Covenants—Limitation on Asset Sales” and “—Repurchase of Notes Upon a Change of Control,” and
(B)    specifically state that repurchase or redemption pursuant thereto will not be required prior to the Company’s repurchase of the notes as required by the indenture.
“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.
“Disregarded Domestic Subsidiary” means a Domestic Restricted Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes and of which substantially all of its assets consist of equity of Foreign Subsidiaries; provided that the Company shall not take, or cause any of its Subsidiaries to take, any action if a primary purpose of such action is to cause a Domestic Restricted Subsidiary to be treated as a Disregarded Domestic Subsidiary so that the pledge of its equity would be limited.
“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than a Foreign Subsidiary.
“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into, or exchangeable for, Capital Stock. For the avoidance of doubt, Capital Stock of MCP Exchangeco that is exchangeable into Capital Stock of the Company is an Equity Interest of the Company.
“Equity Offering” means an offer and sale of Qualified Stock of the Company after the Issue Date other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise relating to compensation to officers, directors or employees.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Deposit Accounts” means (i) any payroll account, (ii) any withholding tax, benefits, escrow, trust, customs or any other fiduciary account and (iii) any zero balance deposit account.
“Excluded Subsidiary” means each Immaterial Subsidiary and each non-Wholly Owned Restricted Subsidiary.
“Fair Market Value” means, with respect to any property, the price that could be negotiated in an arm’s‑length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such property has a Fair Market Value equal to or less than $20.0 million, by any Officer; or (b) if such property has a Fair Market Value in excess of $20.0 million, by at least a majority of the disinterested members of the Board of Directors and evidenced by a resolution of the Board of Directors delivered to the trustee.
“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”) for any Person, the ratio of:

(x)
the aggregate amount of Consolidated EBITDA for such Person for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”) to

(y)    the aggregate Fixed Charges for such Person during such reference period.

In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Debt or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the reference period and on or prior to the transaction date, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Debt, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the reference period.
In addition, for purposes of calculating the Fixed Charge Coverage Ratio,
(1)    acquisitions and dispositions of companies, divisions or lines of business that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the reference period or subsequent to such reference period and on or prior to the transaction date will be given pro forma effect thereto, including any related expenses and cost reductions estimated in good faith by such Person’s principal financial officer (whether or not such expense and cost reductions comply with Regulation S-X under the Securities Act) as if they had occurred on the first day of such period;
(2)    if since the beginning of the reference period any Person (that subsequently became a Restricted Subsidiary of the specified Person or any of its Restricted Subsidiaries or was merged with or into the specified Person or any of its Restricted Subsidiaries since the beginning of the reference period) has made any acquisitions and dispositions including through mergers or consolidations and including any related financing transactions that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto (as described in clause (1) above), including any related expense and cost reductions estimated in good faith by such Person’s principal financial officer (whether or not such expense and cost reductions comply with Regulation S-X under the Securities Act), as if they had occurred on the first day of such reference period;
(3)    the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the transaction date will be excluded;
(4)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the transaction date will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the transaction date;
(5)    any Person that is a Restricted Subsidiary on the transaction date will be deemed to have been a Restricted Subsidiary at all times during the reference period; and
(6)    if any Debt bears a floating rate of interest, the interest expense on such Debt will be calculated as if the rate in effect on the transaction date had been the applicable rate for the entire reference period; (taking into account any Hedging Obligation applicable to such Debt; provided that any Hedging Obligation has a remaining term as at the transaction date of less than 12 months shall be taken into account for the number of months remaining).
“Fixed Charges” means, for any Person for any period, the sum of:
(1)    Interest Expense for such Person for such period; and
(2)    the product of
(A)    cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Stock or Preferred Stock of the such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company), except for dividends payable in the Company’s Qualified Stock or paid to such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company), and
(B)    a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined federal, state, local and foreign tax rate applicable to such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company).

“Foreign Subsidiary” means (i) any Restricted Subsidiary of the Company that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia, (ii) any Disregarded Domestic Restricted Subsidiary and (iii) a Subsidiary of an entity described in either of the preceding clauses (i) or (ii).
“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date.
“Guarantee” by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Debt or other obligation of any other Person (the “primary obligor”), whether directly or indirectly, and including any written obligation of the guarantor, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (c) as an account party in respect of any letter of credit or letter of guarantee issued to support such Debt or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantor” means (i) each Domestic Restricted Subsidiary of the Company in existence on the Issue Date (other than Excluded Subsidiaries) and (ii) each Restricted Subsidiary that executes a supplemental indenture in the form attached to the indenture providing for the guarantee of the payment of the notes, or any successor obligor under its Note Guarantee, in each case unless and until such Guarantor is released from its Note Guarantee pursuant to the indenture.
“Hedging Agreement” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑ currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.
“Immaterial Property” means (a) any lease, permit, license, contract, property rights or agreement to which any Pledgor is a party (or any of such Pledgor’s rights or interests thereunder, or any assets owned by any Pledgor subject to any such lease, permit, license, contract, property rights or agreement) and which has a Fair Market Value of less than $10.0 million and (b) any interest in any Equity Interests of any joint venture, partnership or other entity, which interest has a Fair Market Value of less than $10.0 million.
“Immaterial Subsidiary” means any Restricted Subsidiary that has total assets (as determined in accordance with GAAP (“Total Assets”)) as of the end of the most recently ended fiscal quarter of the Company for which internal financial statements are available that does not exceed $10.0 million and the Consolidated EBITDA of such Restricted Subsidiary does not exceed $10.0 million, for the period of four consecutive quarters of the Company most recently ended for which internal financial statements are available; provided that no Restricted Subsidiaries shall be designated as Immaterial Subsidiaries to the extent that such Restricted Subsidiaries would represent, in the aggregate, (a) 10% or more of Total Assets of the Company and its Restricted Subsidiaries at the end of the most recently ended fiscal year of the Company or (b) 10% or more of the Consolidated EBITDA of the Company and its Restricted Subsidiaries for the most recently ended fiscal year, in each case, based upon the most recently available internal financial statements.
“Incur” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Restricted Subsidiary on any date after the date of the indenture (including by redesignation of an Unrestricted Subsidiary or failure of an Unrestricted Subsidiary to meet the qualifications necessary to remain an Unrestricted Subsidiary), the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of “—Certain Covenants—Limitation on Debt or Preferred Stock,” but will not be considered the sale or issuance of Equity Interests for purposes of “—Certain Covenants—Limitation on Asset Sales.” Neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Debt (to the extent provided for when the Debt on which such interest is paid was originally issued) shall be considered an Incurrence of Debt.
“Interest Expense” means, for any specified Person for any period, the consolidated interest expense of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company), plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by such Person or its Subsidiaries (Restricted Subsidiaries in the case of the Company), without duplication: (i) interest expense attributable to Capital Leases, (ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) non-cash interest expense, (v) any of the above expenses with respect to Debt of another Person Guaranteed by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) or secured by a Lien on the assets of such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Company) and (vi) any interest, premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) in connection with a receivables financing, and any yields or other charges or other amounts comparable to, or in the nature of, interest payable by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) under any receivables financing. Interest Expense shall be determined for any period after giving effect to any net payments made or received and costs incurred by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) with respect to any related interest rate Hedging Agreements.
“Investment” means, with respect to any specified Person:
(1)    any advance (excluding intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company or its Restricted Subsidiaries), loan or other extension of credit to another Person (but excluding (i) advances to customers, suppliers, contractors or the like in the ordinary course of business and endorsements for collection or deposit arising in the ordinary course of business, (ii) commission, travel and similar advances to officers and employees made in the ordinary course of business and (iii) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries),
(2)    any capital contribution by such Person to another Person, by means of any transfer of cash or other property or in any other form,
(3)    any purchase or acquisition by such Person of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or
(4)    any Guarantee by such Person of any obligation of another Person.
If the Company or any Restricted Subsidiary (x) issues, sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary so that, after giving effect to that sale or disposition, such Person is no longer a Subsidiary of the Company, or (y) designates any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the indenture, all remaining Investments of the Company and the Restricted Subsidiaries in such Person shall be deemed to have been made at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Person or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of such acquisition.
“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.
“Issue Date” means the date on which the notes (other than additional notes) are originally issued under the indenture.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement).
“MCP Exchangeco” means MCP Exchangeco Inc. (formerly known as 0934634 B.C. LTD), a corporation formed under the laws of the Province of British Columbia, and any successor thereof.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash but only when received), net of:
(1)    brokerage commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants and investment bankers and any relocation expenses incurred as a result thereof;

(2)    provisions for income taxes as a result of such Asset Sale taking into account the consolidated results of operations of the Company and its Restricted Subsidiaries reasonably estimated to be payable as a result of any gain recognized in connection therewith;
(3)    except in the case of a sale of Collateral, payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale or to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold; and
(4)    appropriate amounts to be provided as a reserve against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.
“Non-Recourse Debt” means Debt as to which (i) neither the Company nor any Restricted Subsidiary provides any Guarantee and as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any Restricted Subsidiary and (ii) no default thereunder would, as such, constitute a default under any Debt of the Company or any Restricted Subsidiary.
“Note Guarantee” means the guarantee of the notes by a Guarantor pursuant to the indenture.
“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement, expenses, damages and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.
“Officer” means any of the following with respect to any specified Person: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Senior Vice President or Vice President, the Treasurer, Assistant Treasurer, Secretary or the Assistant Secretary of such Person.
“Officer’s Certificate” means a certificate signed by one Officer.
“Parity Lien Debt” means the notes (other than additional notes), the Note Guarantees, the exchange notes, the Exchange Note Guarantees and any other Debt secured by ratable Liens on the Collateral as permitted under clause (3) of the definition of “Permitted Liens.”
“Parity Lien Obligations” means Parity Lien Debt and all Obligations in respect thereof.
“Permitted Asset Swap” means the purchase and sale or exchange within 30 days of Additional Assets or a combination of Additional Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person that is not the Company or any of its Restricted Subsidiaries; provided that (i) any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Certain Covenants—Limitations on Asset Sales” and (ii) the Additional Assets and cash so acquired are pledged as Collateral to the extent that the assets disposed of were Collateral.
“Permitted Business” means any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date or proposed to be engaged as described in this prospectus, including, without limitation, the Company’s “mine-to-magnets” strategy, any of the businesses in which Neo Material and its Subsidiaries are engaged on the Issue Date, and any other businesses that are the same, similar or reasonably related, incidental, complementary or ancillary thereto and reasonable extensions, developments or expansions thereof.
“Permitted Investments” means:
(1)    any Investment in the Company or in a Restricted Subsidiary of the Company;
(2)    any Investment in cash or Cash Equivalents;

(3)    any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment;
(A)    such Person becomes a Restricted Subsidiary of the Company, or
(B)    such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary;
(4)    Investments received as non-cash consideration in an Asset Sale made pursuant to and in compliance with “—Certain Covenants—Limitation on Asset Sales” or in an asset disposition not constituting an Asset Sale (other than pursuant to clause (5) of the definition thereof) provided that such consideration shall be pledged as Collateral, to the extent the assets disposed of were Collateral.
(5)    any Investment acquired solely in exchange for or using the net cash proceeds from the issuance of Qualified Stock of the Company provided that the proceeds from such issuance shall be excluded from the calculation in clause (a)(3) under “—Certain Covenants—Limitation on Restricted Payments;”
(6)    Hedging Agreements otherwise permitted under the indenture;
(7)    (i) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business, and (iii) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments, including pursuant to any plan of reorganization or similar arrangement;
(8)    payroll, travel and other loans or advances to, or Guarantees issued to support the obligations of, current or former officers, managers, directors, consultants and employees, in each case in the ordinary course of business, not in excess of $5.0 million outstanding at any time;
(9)    Investments in the nature of any royalties, dedication of reserves under supply agreements or similar rights or interests granted, taken subject to, or otherwise imposed in the ordinary course of business;
(10)    Investments consisting of obligations specified in clause (b)(6) of the definition of “Permitted Debt;”
(11)    Investments resulting from advances, pledges and deposits permitted under the definition of “Permitted Liens;”
(12)    Investments consisting of purchases and acquisitions, in the ordinary course of business, of inventory, supplies, material or equipment or the licensing or contribution of intellectual property;
(13)    Investments consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations in respect of mineral sales contracts (and extensions or renewals thereof on similar terms) or under applicable law or with respect to workers’ compensation benefits, in each case entered into in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under mineral sales contracts (and extensions or renewals thereof on similar terms);
(14)    any Guarantee of Debt permitted by the covenant “—Certain Covenants—Limitation on Debt and Preferred Stock” to be incurred;
(15)    Investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;
(16)    Investments existing on the Issue Date and, with respect to Neo Material and its Subsidiaries, on the Neo Acquisition Date, any binding commitments (including any put rights) to make Investments in effect on the Issue Date or the Neo Acquisition Date, as applicable, and any extensions thereof on terms no less favorable and in amounts no greater than those existing on the Issue Date or the Neo Acquisition Date, as applicable;

(17)    Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount (without taking into account any changes in value after the making of any such Investment), taken together with all other Investments made in reliance on this clause, not to exceed the greater of (x) $100.0 million and (y) 3.0% of Consolidated Total Assets (net of, with respect to the Investment in any particular Person, the return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution, dividend, other distribution or other cash realization (to the extent not included in Consolidated Net Income) (it being understood that any decrease in Consolidated Total Assets following the date of an Investment made pursuant to this clause shall not create a Default with respect to such previously made Investment); and
(18)    in addition to Investments listed above, other Investments in an aggregate amount (without taking into account any changes in value after the making of any such Investment), taken together with all other Investments made in reliance on this clause, not to exceed the greater of (x) $50.0 million and (y) 1.5% of Consolidated Total Assets (net of, with respect to the Investment in any particular Person made pursuant to this clause, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, return, redemption, liquidating distribution, dividend, other distribution or other cash realization (to the extent not included in Consolidated Net Income) (it being understood that any decrease in Consolidated Total Assets following the date of an Investment made pursuant to this clause shall not create a Default with respect to such previously made Investment).
“Permitted Liens” means
(1)    Liens existing on the Issue Date (not otherwise permitted hereby);
(2)    Liens securing the notes (other than additional notes) or any Note Guarantees and other Obligations under the indenture and in respect thereof and any obligations owing to the trustee under the indenture;
(3)    Liens on the Collateral securing (a) Debt treated as having been incurred under clause (1) of the definition of Permitted Debt and all Obligations in respect thereof, which Debt and other Obligations may be secured by Liens ranking on a parity with the Liens securing the notes and the Note Guarantees (or, following an ABL Transaction, on a senior basis in respect of ABL Priority Collateral and on a junior basis in respect of Note Priority Collateral); (b) Obligations of the Company and its Subsidiaries under Hedging Agreements and agreements in respect of cash management services provided by lenders under the Debt referred to in the preceding clause (a) or their affiliates (so long as such Persons remain lenders (or affiliates thereof) after entry into such agreements or arrangements) which Obligations may be secured by Liens ranking on a parity with the Liens securing the notes and the Note Guarantees (or, following an ABL Transaction, on a senior basis in respect of ABL Priority Collateral and on a junior basis in respect of Note Priority Collateral); (c) Debt permitted to be incurred under the indenture (and all Obligations in respect thereof), which Liens are junior to the Liens securing the notes and the Note Guarantees pursuant to a customary intercreditor agreement.
(4)    (i) pledges or deposits under worker’s compensation laws, unemployment insurance and other social security laws or regulations or similar legislation, or to secure liabilities to insurance carriers under insurance arrangements in respect of such obligations, or good faith deposits, prepayments or cash payments in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety and appeal bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and (ii) Liens securing obligations specified in clause (b)(6) of the definition of “Permitted Debt,” Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, contractual arrangements with suppliers, reclamation bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money or the obtaining of advances or credit;
(5)    Liens imposed by law, such as landlords’ carriers’, vendors’, warehousemen’s and mechanics’, materialmen’s and repairmen’s Liens, supplier of materials, architects’ and other like Liens, in each case for sums not yet overdue for a period of more than 90 days or being contested in good faith and by appropriate proceedings and in respect of taxes and other governmental assessments and charges or claims which are not yet overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;
(6)    customary Liens in favor of trustees and escrow agents, and netting and setoff rights, banker’s liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including

Hedging Agreements;
(7)    Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;
(8)    options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;
(9)    Liens arising out of judgments, attachments and awards so long as no Event of Default then exists as a result thereof;
(10)    Liens incurred in the ordinary course of business securing obligations not securing Debt for borrowed money and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of the Company and its Restricted Subsidiaries;
(11)    Liens (including the interest of a lessor under a Capital Lease) on property that secure Debt Incurred pursuant to clause (b)(12)(ii) of the definition of “Permitted Debt” for the purpose of financing all or any part of the purchase price or cost of construction or improvement of such property provided that the Lien does not (x) extend to any additional property or (y) secure any additional obligations, in each case other than the initial property so subject to such Lien and the Debt and other obligations originally so secured;
(12)    Liens on property or shares of Capital Stock or other assets of a Person at the time such Person becomes a Restricted Subsidiary of the Company, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;
(13)    Liens on property at the time the Company or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Company or a Restricted Subsidiary of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;
(14)    Liens securing Debt or other obligations of the Company or a Restricted Subsidiary to the Company or a Guarantor;
(15)    Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is tax-exempt under the Internal Revenue Code;
(16)    Liens on specific items of inventory, equipment or other goods and proceeds of any Person securing such Person’s obligations in respect thereof or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, including obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, equipment or other goods;
(17)    Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit with or in possession of such bank;
(18)    Deposits made in the ordinary course of business to secure liability to insurance carriers;
(19)    extensions, renewals or replacements of any Liens referred to in clauses (1), (2), (11), (12) or (13) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Debt,” the amount secured by such Lien is not increased;
(20)    surface use agreements, easements, zoning restrictions, rights of way, encroachments, pipelines, leases (other than Capital Leases), subleases, rights of use, licenses, special assessments, trackage rights, transmission and transportation lines related to mining leases or mineral rights and/or other real property including any re-conveyance obligations to a surface owner following mining, royalty payments, and other obligations under surface owner purchase or leasehold arrangements necessary to obtain surface disturbance rights to access the subsurface mineral deposits and similar encumbrances on real property imposed by law or arising in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Restricted Subsidiary;
(21)    pledges, deposits or non-exclusive licenses to use intellectual property rights of the Company or its Restricted Subsidiaries to secure the performance of bids, tenders, trade contracts, leases, public or statutory obligations, surety and appeal bonds, reclamation bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(22)    leases, subleases, licenses or sublicenses (including of real property and intellectual property) granted to others in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary and do not secure any Debt;
(23)    Liens arising from UCC (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Company or any Restricted Subsidiary in the ordinary course of business;
(24)    rights of owners of interests in overlying, underlying or intervening strata and/or mineral interests not owned by the Company or any of its Restricted Subsidiaries, with respect to tracts of real property where the Company or the applicable Restricted Subsidiary’s ownership is only surface or severed mineral or is otherwise subject to mineral severances in favor of one or more third parties;
(25)    minor survey exceptions, minor encumbrances, other defects and exceptions to title of real property where such defects or exceptions, in the aggregate, are not substantial in amount and do not materially detract from the value of the affected property;
(26)    Liens on shares of Capital Stock of any Unrestricted Subsidiary securing obligations of any Unrestricted Subsidiary;
(27)    Liens on assets of Foreign Subsidiaries securing Debt of such Foreign Subsidiary incurred under clause (14) of the definition of “Permitted Debt;”
(28)    royalties, dedication of reserves under supply agreements, mining leases, or similar rights or interests granted, taken subject to, or otherwise imposed on properties consistent with normal practices in the mining industry and any precautionary UCC financing statement filings in respect of leases or consignment arrangements (and not any Debt) entered into in the ordinary course of business;
(29)    any Lien resulting from the advance or deposit of cash or securities in connection with the performance of a bid, tender, sale or contract (excluding the borrowing of money) entered into in the ordinary course of business;
(30)    Liens on the assets of Subsidiaries that are not Guarantors securing Debt of such Subsidiaries that was permitted by the indenture to be Incurred;
(31)    Liens arising out of the conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company and any Subsidiary;
(32)    Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the UCC covering only the items being collected upon;
(33)    Liens encumbering customary initial deposits, margin deposits and other similar deposits attached to brokerage accounts incurred in the ordinary course of business; and
(34)    other Liens securing obligations in an aggregate amount not exceeding the greater of $150.0 million and 5.0% of Consolidated Total Assets (it being understood that any decrease in Consolidated Total Assets following the date of Incurrence shall not create a Default with respect to such previously incurred Debt or Liens).
For purposes of determining compliance with this definition, (A) Liens need not be Incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be Incurred in part under any combination thereof and of any other available exemption and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Company may, in its sole discretion, classify or reclassify such Lien (or any portion thereof)

in any manner that complies with this definition.
“Person” means an individual, a corporation, a partnership, a limited liability company, joint venture, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.
“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.
“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.
“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.
“Rating Agencies” means S&P and Moody’s; provided, that if either S&P or Moody’s (or both) shall cease issuing a rating on the notes for reasons outside the control of the Company, the Company may select a nationally recognized statistical rating agency to substitute for S&P or Moody’s (or both).
“Real Property” shall mean, collectively, all right, title and interest of the Company or any other Subsidiary (including any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by the Company or any other Subsidiary, whether by lease, license or other use agreement, including but not limited to, mineral leases and surface use agreements, together with, in each case, all improvements and appurtenant fixtures (including all conveyors, preparation plants or other mineral processing facilities, silos, shops and load out and other transportation facilities), easements and other property and rights incidental to the ownership, lease or operation thereof, including but not limited to, access rights, water rights and extraction rights for minerals.
“Responsible Officer” means any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any trust officer, any assistant trust officer or any other officer associated with the corporate trust department of the trustee (or any successor group of the trustee) customarily performing functions similar to those performed by any of the above designated officers and who shall in each case have direct responsibility for the administration of the indenture, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.
“Restricted Subsidiary” means any Subsidiary of the Company other than any Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc., and its successors.
“Sale and Leaseback Transaction” means, with respect to any specified Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset, but excluding any such arrangements between or among (a) the Company and one or more Restricted Subsidiaries and (b) Restricted Subsidiaries.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Documents” means (i) any ABL Intercreditor Agreement, (ii) the Collateral Trust Agreement and (iii) the security documents granting a security interest in any assets of any Person to secure the Obligations under the notes and the Note Guarantees as each may be amended, restated, supplemented or otherwise modified from time to time.
“Significant Restricted Subsidiary” means any Restricted Subsidiary that would, or (for purposes of clause (8) under “—Events of Default”) any group of Restricted Subsidiaries that would, taken together, in either case be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the date of the indenture.
“Stated Maturity” means with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable.
“Subordinated Debt” means any Debt of the Company or any Guarantor that is subordinated in right of payment to the notes or the Note Guarantee, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” means with respect to any specified Person, any corporation, association, limited liability company or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.
“Taxes” means any present or future tax, levy, import, duty, charge, deduction, withholding, assessment or fee of any nature (including interest, penalties, and additions thereto) that is imposed by any governmental authority or other taxing authority.
“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2016; provided, however, that if the period from the redemption date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured as to full and timely payment by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.
“Unrestricted Subsidiary” means any Subsidiary of the Company that at the time of determination has previously been designated, and continues to be, an Unrestricted Subsidiary in accordance with “Designation of Restricted and Unrestricted Subsidiaries.”
“Voting Stock” means, with respect to any specified Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of members of the Board of Directors of such Person.
“Wholly Owned” means, with respect to any Restricted Subsidiary, a Restricted Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares and shares required by applicable law to be held by a Person other than the Company or any Restricted Subsidiary) is owned by the Company and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER
Because the exchange notes will not differ materially in kind or extent from the outstanding notes, your exchange of outstanding notes for exchange notes will not constitute a taxable disposition of the outstanding notes for United States federal income tax purposes. As a result, you will not recognize income, gain or loss on your exchange of outstanding notes for exchange notes, your holding period for the exchange notes will generally include your holding period for outstanding notes, your adjusted tax basis in the exchange notes will generally be the same as your adjusted tax basis in your outstanding notes and all of the United States federal income tax consequences associated with owning the outstanding notes should continue to apply to the exchange notes.
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of the exchange notes. It is not a complete analysis of all the potential tax considerations relating to the exchange notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the United States federal income tax treatment of debt instruments as of the date hereof. These authorities may be changed, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below.
This summary assumes that you purchased your outstanding notes upon their initial issuance at their issue price (within the meaning of Section 1273 of the Code) and that you held your outstanding notes, and you will hold your exchange notes, as capital assets (within the meaning of Section 1221 of the Code) for United States federal income tax purposes. This summary does not address the tax considerations arising under the gift or estate tax laws (other than as discussed below) or the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	persons that will hold the exchange notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the exchange notes under the constructive sale provisions of the Code; or

•	partnerships and other pass-through entities.
If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that will hold exchange notes, you should consult your tax advisor regarding the tax consequences of holding the exchange notes to you.
You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. This summary is not binding on the Internal Revenue Service, or the IRS. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court.
Consequences of Holding the Exchange Notes to U.S. Holders
The following is a summary of the general United States federal income tax consequences that will apply to you if you are a “U.S. Holder” of the exchange notes. Certain consequences to “Non-U.S. Holders” of the exchange notes are described under “— Consequences of Holding the Exchange Notes to Non-U.S. Holders,” below. “U.S. Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Potential Contingent Payment Debt Treatment
There are circumstances in which we might be required to make additional payments on a note or redeem the exchange notes prior to maturity, as described under “Description of Notes—Repurchase of Notes Upon a Change of Control” and “Description of Notes—Registration Rights; Additional Interest”. We intend to take the position that the possibility of such payments and redemptions does not result in the exchange notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the IRS. If the IRS takes a position contrary to that described above, a U.S. Holder may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the exchange notes (which is not expected to differ significantly from the actual yield on the exchange notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange, retirement or other taxable disposition of the exchange notes would be treated as ordinary income rather than as capital gain. U.S. Holders should consult their tax advisors regarding the tax consequences if the exchange notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the exchange notes are not treated as contingent payment debt instruments.
Payments of Interest
Interest paid on the exchange notes will generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for United States federal income tax purposes.
Constant Yield Election
A U.S. Holder may elect to include in gross income its entire return on an exchange note (i.e., in general, the excess of all payments to be received on the note over the amount paid for the note by such U.S. Holder) in accordance with a constant yield method based on the compounding of interest. The constant yield election described in this paragraph can be revoked only with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the making of this election.
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Exchange Notes
Upon the sale, exchange, redemption, retirement or other taxable disposition of an exchange note, you generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid stated interest, which, if not previously taxed, will be taxable as such) and your adjusted tax basis in the exchange note. Your adjusted tax basis in a note generally will be your cost for the note.
Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than one year. Long-term capital gains recognized by a non-corporate U.S. Holder generally are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

Information Reporting and Backup Withholding
In general, information reporting requirements will apply to certain payments of principal and interest on and the proceeds of certain sales of exchange notes unless you are an exempt recipient. Backup withholding (currently at a rate of 28%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the Internal Revenue Service, or IRS, that payments to you are subject to backup withholding.
Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided that you furnish the required information to the IRS on a timely basis.
Medicare Tax
For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, interest and gain on the disposition of the exchange notes. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their investment in the exchange notes.
Consequences of Holding the Exchange Notes to Non-U.S. Holders
Non-U.S. Holders
As used in this prospectus, the term “Non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder and that is an individual, corporation, estate or trust.
If a partnership, including any entity treated as a partnership for United States federal income tax purposes, is a holder of a note, the United States federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular United States federal income tax consequences applicable to them of acquiring, holding or disposing of the exchange notes.
Under United States federal income tax law, and subject to the discussion of backup withholding below, if you are a Non-U.S. Holder you will generally not be subject to U.S. federal income tax on interest paid on the exchange notes so long as that interest is not effectively connected with your conduct of a trade or business within the United States (or, if an income tax treaty applies, is not attributable to a permanent establishment maintained by you in the United States) and you will not be subject to the 30% U.S. federal withholding tax, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation that is directly or indirectly related to us through actual or constructive stock ownership;

•	you are not a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business; and

•	the withholding agent does not have actual knowledge or reason to know that you are a United States person and

•	you have furnished to the withholding agent an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person;

•
in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the withholding agent appropriate documentation that establishes your identity and your status as a non-United States person;

•
the withholding agent has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form or statement) from a person claiming to be a (1) withholding foreign partnership, (2) qualified intermediary, or (3) securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, and such person described in clauses (1), (2) or (3) is permitted to certify under United States Treasury regulations, and does certify, either that it assumes primary withholding tax responsibility with respect to the interest payment or has received an IRS Form W-8BEN (or acceptable substitute form) from you or from other holders of notes on whose behalf it is receiving payment; or

•	the withholding agent otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations.
If you cannot satisfy the requirements described above, payments of interest made to you on the exchange notes will generally be subject to the 30% United States federal withholding of tax, unless you provide the withholding agent either with (1) a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an applicable tax treaty or (2) a properly executed IRS Form W-8ECI (or successor form) stating that interest paid on the exchange notes is not subject to withholding of tax because the interest is effectively connected with your conduct of a trade or business in the United States (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States).
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Exchange Notes
Generally, no deduction for any United States federal withholding of tax will be made from any principal payments or from gain that you realize on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note. In addition, a Non-U.S. Holder of exchange notes will not be subject to United States federal income tax on gain realized on the sale, exchange, redemption, retirement or other taxable disposition of such notes, unless: (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met. If you are described in clause (1), see “— Income or Gain Effectively Connected with a United States Trade or Business,” below. If you are described in clause (2), any gain realized from the sale, exchange, redemption, retirement or other taxable disposition of the exchange notes will be subject to United States federal income tax at a 30% rate (or lower applicable treaty rate), although the amount of gain subject to tax may be offset by certain losses.
Further, generally, a note held by an individual who at death is not a citizen or resident of the United States, as specifically defined for U.S. estate tax purposes, should not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death, and

•	the income on the note would not have been, if received at the time of death, effectively connected with a United States trade or business of the decedent.
Income or Gain Effectively Connected with a United States Trade or Business
If any interest on the exchange notes or gain from the sale, exchange, redemption, retirement or other taxable disposition of the exchange notes is effectively connected with a United States trade or business conducted by you (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States), then the income or gain will be subject to United States federal income tax at regular graduated income tax rates, but will not be subject to United States withholding of tax if certain certification requirements are satisfied. You can generally meet these certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent (or other applicable withholding agent). If you are a corporation, the portion of your earnings and profits that is effectively connected with your United States trade of business (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) may be subject to an additional “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.
Backup Withholding and Information Reporting
On March 18, 2010, the Hiring Incentives to Restore Employment Act or the HIRE Act, was signed into law regarding foreign account tax compliance. Effective for payments made after December 31, 2012, the HIRE Act imposes a withholding tax of 30% on payments of U.S. source interest, dividends and the gross proceeds from a disposition of certain securities paid to certain foreign financial institutions and certain foreign non-financial entities unless various information reporting and certain other requirements are satisfied. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012 and generally would apply to payments made after December 31, 2012. Despite the December 31, 2012 date set forth in the HIRE Act, the IRS has issued preliminary guidance indicating that the withholding tax on U.S. source income will not be imposed with respect to payments made prior to January 1, 2014 and that the withholding tax on gross proceeds from a disposition of debt instruments will not be imposed with respect to payments made prior to January 1, 2015. In addition, the IRS has released proposed regulations that would extend the March 18, 2012 date to January 1, 2013. These proposed regulations would be effective once finalized. Prospective investors should consult their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the exchange notes.
Generally, information returns will be filed with the United States IRS in connection with payments on the exchange notes. Information reporting may be filed with the IRS in respect of payments on the exchange notes and proceeds from the sale or other disposition of the exchange notes. You may be subject to backup withholding of tax on these payments unless you comply with certain certification procedures to establish that you are not a United States person. The certification procedures required to claim an exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS
The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the exchange notes or a particular investor. Accordingly, each prospective investor, including plan fiduciaries, should consult with his, her or its own advisors or counsel with respect to the advisability of an investment in the exchange notes, and potentially adverse consequences of such investment, including, without limitation, certain ERISA-related issues that affect or may affect the investor with respect to this investment and the possible effects of changes in the applicable laws.
ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a “Plan”) and on those persons who are “fiduciaries” with respect to Plans. In considering an investment of the assets of a Plan subject to Title I of ERISA in the exchange notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the exchange notes satisfies these requirements.
An investor who is considering acquiring the exchange notes with the assets of a Plan must consider whether the acquisition and holding of the exchange notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the exchange notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of such Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause such Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).
ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (PTCE) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the exchange notes, even if the specified conditions are met. Under Section 4975 of the Code, excise taxes or other liabilities may be imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such).
In addition, because the acquisition and holding of the exchange notes may be deemed to involve an extension of credit or other transaction between a Plan and a party in interest or disqualified person, the exchange notes may not be purchased or held by any Plan, or any person investing plan assets of any such Plan, if we or any of our affiliates (a) have investment or administrative discretion with respect to the assets of the Plan used to effect such purchase; (b) have the authority or responsibility to give, or regularly gives, investment advice with respect to such assets, for a fee and pursuant to an agreement or understanding that such advice (1) will serve as a primary basis for investment decisions with respect to such assets, and (2) will be based on the particular investment needs of such Plan; or (c) unless one of the above exemptions applies, is an employer maintaining or contributing to such Plan.
As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (a “Church Plan”) and non-U.S. plans are not subject to the requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. plan is not subject to ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-U.S. laws that regulate its investments (a “Similar Law”). A fiduciary of a Government Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the exchange notes.
The exchange notes may be acquired by a Plan, an entity whose underlying assets include “plan assets” by reason of investments in such entity by any Plans (a “Plan Asset Entity”), and any person investing in “plan assets” of any Plan or Plan Asset Entity or by a Governmental Plan, a Church Plan or a non-U.S. plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the exchange notes will be deemed to represent and warrant to us and the trustee that (1)(a) it is not (i) a Plan, (ii) a Plan Asset Entity, (iii) a Governmental Plan, (iv) a Church Plan or (v) a non-U.S. plan, (b) it is a Plan or a Plan Asset Entity and the acquisition and holding of the exchange notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-U.S. plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or taxes (in terms of an excise or penalty tax) the acquisition or holding of the exchange notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the exchange notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.
This offer is not a representation by us or the initial purchasers that an acquisition of the exchange notes meets all legal requirements applicable to investments by Plans, Plan Asset Entities, Governmental Plans, Church Plans or non-U.S. plans or that such an investment is appropriate for any particular Plan, entities whose underlying assets include assets of a Plan, Governmental Plan, Church Plan or non-U.S. plan.

PLAN OF DISTRIBUTION
Except as discussed below, a broker-dealer may not participate in the exchange offer in connection with a distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received for its own account in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In addition, until         , 2012, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices, or negotiated prices. Any resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and expenses of counsel for the holders of the exchange notes and will indemnify the holders of the exchange notes, including any broker-dealers, against some liabilities, including some liabilities under the Securities Act.
LEGAL MATTERS
The validity of the exchange notes offered hereby will be passed upon for us by Jones Day.
EXPERTS
The financial statements incorporated in this Prospectus by reference to Molycorp, Inc.'s Current Report on Form 8-K dated November 21, 2012 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Molycorp, Inc. for the year ended December 31, 2012 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of Molycorp Sillamäe and Molycorp Tolleson (businesses acquired by Molycorp, Inc. during 2011), an explanatory paragraph on Note 3 “Capital Requirements and Liquidity” and a reference to Note 11 “Segment Information” and Note 17 “Subsidiary Guarantor Financial Information”) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Neo Material Technologies Inc. (now Molycorp Minerals Canada ULC) as of December 31, 2011, December 31, 2010 and January 1, 2010, and for each of the years in the two-year period ended December 31, 2011, and the consolidated financial statements of Neo Material Technologies Inc. (now Molycorp Minerals Canada ULC) as of December 31, 2010 and December 31, 2009 and for each of the years in the two-year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent chartered accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The information incorporated in this prospectus concerning estimates of our proven and probable REO reserves and non-reserve REO deposits for our Molycorp Mountain Pass facility was derived from the report of SRK Consulting (U.S.), Inc., independent mining consultants, and has been incorporated herein upon the authority of SRK Consulting as experts with respect to the matters covered by such report and in giving such report.
WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our web site at http://www.molycorp.com. We do not intend for information contained in our web site to be part of this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.
INFORMATION WE INCORPORATE BY REFERENCE
The SEC allows us to incorporate by reference the information we file with them, which means:
We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012;

•
our Current Reports on Form 8-K filed on February 2, 2012, February 8, 2012, March 5, 2012, March 9, 2012, March 14, 2012, May 14, 2012 (Film No. 12836519), May 18, 2012, May 30, 2012, June 6, 2012, June 7, 2012, June 11, 2012, June 12, 2012, June 15, 2012, August 7, 2012, August 16, 2012, August 22, 2012 and November 21, 2012; and

•	the description of our common stock contained in the Current Report on Form 8-K/A filed on July 21, 2010, including any subsequently filed amendments and reports updating such description.
Our Current Report on Form 8-K filed on August 16, 2012 updates and supersedes Items 6, 7, 8 and 15 of our Annual Report on Form 10-K for the year ended December 31, 2011. Our Current Report on Form 8-K filed on November 21, 2012 updates and supersedes Items 7 and 8 of our Annual Report on Form 10-K for the year ended December 31, 2011 and Item 1 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012.
We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the notes by this prospectus terminates. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.
We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:
Molycorp, Inc.
5619 Denver Tech Center Parkway, Suite 1000
Greenwood Village, CO 80111
Attn: Corporate Secretary
Tel: (303) 843-8040
You should rely only on the information contained or incorporated by reference into this prospectus or in any term sheet that we provide. We have not authorized any other person to provide you with different information. If anyone provides you with different inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date hereof only. Our business, financial condition, results of operations and prospects may change after that date.

GLOSSARY OF SELECTED MINING TERMS
The following is a glossary of selected mining terms used in this prospectus that may be technical in nature:

Assay	The analysis of the proportions of metals in ore, or the testing of an ore or mineral for composition, purity, weight, or other properties of commercial interest.
Bastnasite
Bastnasite is a mixed‑lanthanide fluoro‑carbonate mineral (Ln F CO3) that currently provides the bulk of the world’s supply of the light REEs. Bastnasite and monazite are the two most common sources of cerium and other REEs. Bastnasite is found in carbonatites, igneous carbonate rocks that melt at unusually low temperatures.

Bonded magnet
Bonded neodymium-magnets are prepared by melt spinning a thin ribbon of the Nd-Fe-B alloy. The ribbon contains randomly oriented Nd2Fe14B nano-scale grains. This ribbon is then pulverized into particles, mixed with a polymer and either compression or injection molded into bonded magnets. Bonded magnets offer less flux than sintered magnets, but can be net-shape formed into intricately shaped parts and do not suffer significant eddy current losses.

Cerium
Cerium (Ce) is a soft, silvery, ductile metal which easily oxidizes in air. Cerium is the most abundant of the REEs, and is found in a number of minerals, including monazite and bastnasite. Cerium has two relatively stable oxidation states, enabling both the storage of oxygen and its widespread use in catalytic converters. Cerium is also widely used in glass polish.

Concentrate
A mineral processing product that generally describes the material that is produced after crushing and grinding ore, effecting significant separation of gangue (waste) minerals from the desired metal and/or metal minerals, and discarding the waste minerals. The resulting “concentrate” of minerals typically has an order of magnitude higher content of minerals than the beginning ore material.

Didymium	Didymium is a natural and unseparated combination of neodymium and praseodymium, which is approximately 75% neodymium and 25% praseodymium, depending on the ore.
Dysprosium
A few percent of Dysprosium (Dy) is often added to high power neodymium iron boron magnets to increase their resistance to demagnetization. A minor use of dysprosium is in the magnetostrictive alloy, based on DyTbFe called terfenol-D.

Europium
Europium (Eu) is desirable due to its photon emission. Excitation of the europium atom, by absorption of electrons or by UV radiation, results in changes in energy levels that create a visible emission. Almost all practical uses of europium utilize this luminescent behavior.

Gallium
Elemental gallium is not found in nature, but it is easily obtained by smelting. Very pure gallium metal has a brilliant silvery color and its solid metal fractures conchoidally like glass. Almost all gallium is used for microelectronics.

Grade	The average REE content, as determined by assay of a metric ton of ore.
Indium
A rare, very soft, malleable and easily fusible post-transition metal that is chemically similar to gallium and thallium, and shows intermediate properties between these two. Indium’s current primary application is to form transparent electrodes from indium tin oxide (ITO) in liquid crystal displays and touchscreens, and this use largely determines its global mining production. It is widely used in thin-films to form lubricated layers. It is also used for making particularly low melting point alloys, and is a component in some lead-free solders.

Lanthanum
Lanthanum (La) is the first member of the Lanthanide series. Lanthanum is a strategically important rare earth element due to its use in fluid bed cracking catalysts, FCCs, which are used in the production of transportation and aircraft fuel. Lanthanum is also used in fuel cells and batteries.

Mill	A processing plant that produces a concentrate of the valuable minerals contained in an ore.
Monazite
Monazite is a reddish‑brown phosphate mineral. Monazite minerals are typically accompanied by concentrations of uranium and thorium. This has historically limited the processing of monazite, however this mineral is becoming more attractive because it typically has elevated concentrations of mid-to heavy rare earths.

Niobium
Niobium is a rare, soft, grey, ductile transition metal found in the minerals pyrochlore, the main commercial source for niobium, and columbite. Niobium is used mostly in alloys, the largest part in special steel such as that used in gas pipelines. Although alloys contain only a maximum of 0.1%, that small percentage of niobium improves the strength of the steel. The temperature stability of niobium‑containing superalloys is important for its use in jet and rocket engines. Niobium is used in various superconducting materials.

G-1

Neodymium
Neodymium (Nd) has two major uses. It is key constituent of NdFeB permanent magnets and it is an additive to capacitor dielectrics. NdFeB magnets maximize the power/weight ratio, and are found in a large variety of motors, generators, sensors and hard disk drives. Capacitors containing neodymium are found in cellular telephones, computers and nearly all other electronic devices. A minor application of neodymium is in lasers.

Ore	That part of a mineral deposit which could be economically and legally extracted or produced at the time of reserve determination.
Praseodymium
Praseodymium (Pr) comprises about 4% of the lanthanide content of bastnasite and has a few specific applications, based mainly on its optical properties. It is a common coloring pigment, and is used in photographic filters, airport signal lenses, and welder’s glasses. Because it chemically and magnetically is so similar to its neighbors neodymium and lanthanum, it is typically found in small amounts in applications where neodymium and lanthanum are popular, such as NdFeB magnets and catalysts. These latter applications are actually the largest uses for praseodymium because the magnet and catalyst markets are so large. Thus praseodymium plays an important role, in extending the availability of the more popular neodymium and lanthanum.

Probable reserves
Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

Proven reserves
Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well established.

Recovery	The percentage of contained metal actually extracted from ore in the course of processing such ore.
Reserves	That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Same definition as ‘ore’
Rhenium
It is a silvery-white, heavy, third-row transition metal. With an estimated average concentration of 1 part per billion (ppb), rhenium is one of the rarest elements in the Earth’s crust. The free element has the third-highest melting point and highest boiling point of any element. Rhenium resembles manganese chemically and is obtained as a by-product of molybdenum and copper ore’s extraction and refinement. Nickel-based superalloys of rhenium are used in the combustion chambers, turbine blades, and exhaust nozzles of jet engines. These alloys contain up to 6% rhenium, making jet engine construction the largest single use for the element, with the chemical industry’s catalytic uses being next-most important.

Samarium
Samarium (Sm) is predominantly used to produce samarium cobalt magnets. Although these magnets are slightly less powerful than NdFeB magnets at room temperature, samarium cobalt magnets can be used over a wider range of temperatures and are less susceptible to corrosion.

Sintered magnet
Sintered neodymium-magnets are prepared by the raw materials being melted in a furnace, cast into a mold and cooled to form ingots. The ingots are pulverized and milled to tiny particles. This undergoes a process of liquid-phase sintering whereby the powder is magnetically aligned into dense blocks which are then heat-treated, cut to shape, surface treated and magnetized.

Tantalum
Tantalum is a rare, hard, blue-gray, lustrous transition metal that is highly corrosion resistant. It is part of the refractory metals group, which are widely used as minor component in alloys. The chemical inertness of tantalum makes it a valuable substance for laboratory equipment and a substitute for platinum, but its main use today is in tantalum capacitors in electronic equipment such as mobile phones, DVD players, video game systems and computers.

Terbium
Terbium (Tb) is used primarily as a phosphor, either in fluorescent lamps or x-ray screens. It can replace dysprosium in NdFeB magnets but usually does not because of its cost. A minor use of terbium is in the magnetostrictive alloy, based on DyTbFe called terfenol-D.

Yttrium
Yttrium (Y), although not a lanthanide series element, is often considered to be a rare earth element and its behavior is similar to heavy rare earth elements. It is predominantly utilized in lighting applications and ceramics. Other uses include resonators, lasers, microwave communication devices and other electronic devices.

Zirconium oxide	A white amorphous powder that is insoluble in water and highly refractory, used as a pigment for paints, a catalyst, and an abrasive.

G-2

PART II
Item 20. Indemnification of Directors and Officers.
Section 102(b)(7) of the General Corporation Law of the State of Delaware allows a corporation to include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors of a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.
Section 145 of the General Corporation Law of the State of Delaware allows a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation to procure a judgment in its favor under the same conditions against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation with respect to such claim, issue or matter. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.
Section 174 of the General Corporation Law of the State of Delaware provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
Our certificate of incorporation contains a provision that provides that each person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, or a proceeding, by reason of the fact that the person is or was a director or an officer of our company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, or an indemnitee, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by us to the fullest extent permitted or required by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than such law permitted us to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, the Employment Retirement Income Security Act of 1974 excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, with limited exceptions relating to rights to indemnification, we shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by our board of directors.
Our policy is to enter into separate indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the General Corporation Law of the State of Delaware and also provides for certain additional procedural protections.
In addition, our certificate of incorporation states that we may maintain insurance to protect ourselves and any person who is or was a director, officer, employee or agent of our company, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not we would have the power to indemnify such person against such liability under the General Corporation Law of the State of Delaware. We have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Item 21. Exhibits And Financial Statement Schedules

(a) Exhibits. The following is a list of all exhibits filed as part of this registration statement on Form S-4, including those incorporated by reference.

Exhibit No.	Description of Exhibit
4.1
Indenture, dated May 25, 2012, among Molycorp, Inc., the Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee (including the Form of 10% Senior Secured Note due 2020) (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-34827), filed with the SEC on May 30, 2012).

5.1	Opinion of Jones Day.
12.1	Ratio of Earnings to Fixed Charges
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of KPMG LLP
23.3	Consent of Jones Day (included in Exhibit 5.1).
23.4	Consent of SRK Consulting (U.S.), Inc.
24.1	Power of Attorney for Molycorp, Inc.
24.2	Power of Attorney for Molycorp Metals & Alloys, Inc.
24.3	Power of Attorney for Molycorp Minerals, LLC
24.4	Power of Attorney for PP IV Mountain Pass Inc.
24.5	Power of Attorney for PP IV Mountain Pass II, Inc.
24.6	Power of Attorney for RCF IV Speedwagon Inc.
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of the Senior Trustee on Form T-1.
99.1	Form Letter of Transmittal.
99.2	Form Notice of Guaranteed Delivery.
(b) Financial Statement Schedules.
All schedules for which provision is made in the applicable accounting regulation of the SEC are not required under the related instructions or are inapplicable and, therefore, have been omitted.
(c) Reports, Opinions and Appraisals.
None.
Item 22. Undertakings
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenwood Village, Colorado, on the 21st day of November, 2012.
MOLYCORP, INC.

By: /s/ Mark A. Smith
Mark A. Smith
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark A. Smith Mark A. Smith	President and Chief Executive Officer and Director (Principal Executive Officer)	November 21, 2012
* Michael F. Doolan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 21, 2012
* Russell D. Ball	Director	November 21, 2012
* Ross R. Bhappu	Director	November 21, 2012
* Brian T. Dolan	Director	November 21, 2012
* John Graell	Director	November 21, 2012
* Charles R. Henry	Director	November 21, 2012
* Mark S. Kristoff	Director	November 21, 2012
* Alec Machiels	Director	November 21, 2012
* Jack E. Thompson	Director	November 21, 2012

*
The undersigned by signing his name hereto does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:     /s/ Mark A. Smith
    (Attorney-in-Fact)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenwood Village, Colorado, on the 21st day of November, 2012.
MOLYCORP METALS & ALLOYS, INC.

By: /s/ Mark A. Smith
Mark A. Smith
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark A. Smith Mark A. Smith	President and Chief Executive Officer and Director (Principal Executive Officer)	November 21, 2012
* Michael F. Doolan	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	November 21, 2012
* John L. Burba	Director	November 21, 2012
* John F. Ashburn, Jr.	Director	November 21, 2012

*
The undersigned by signing his name hereto does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:     /s/ Mark A. Smith
    (Attorney-in-Fact)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenwood Village, Colorado, on the 21st day of November, 2012.
MOLYCORP MINERALS, LLC

By: Molycorp, Inc., its member and sole manager

By: /s/ Mark A. Smith
Mark A. Smith
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark A. Smith Mark A. Smith	President and Chief Executive Officer (Principal Executive Officer)	November 21, 2012
* Michael F. Doolan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 21, 2012

*
The undersigned by signing his name hereto does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named officer of the registrant, which is being filed herewith on behalf of such officer.

By:     /s/ Mark A. Smith
    (Attorney-in-Fact)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenwood Village, Colorado, on the 21st day of November, 2012.
PP IV MOUNTAIN PASS INC.

By: /s/ Mark A. Smith
Mark A. Smith
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark A. Smith Mark A. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	November 21, 2012
* Michael F. Doolan	Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	November 21, 2012
* John L. Burba	Director	November 21, 2012

*
The undersigned by signing his name hereto does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:     /s/ Mark A. Smith
    (Attorney-in-Fact)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenwood Village, Colorado, on the 21st day of November, 2012.
PP IV MOUNTAIN PASS II, INC.

By: /s/ Mark A. Smith
Mark A. Smith
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark A. Smith Mark A. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	November 21, 2012
* Michael F. Doolan	Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	November 21, 2012
* John L. Burba	Director	November 21, 2012
*    The undersigned by signing his name hereto does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:     /s/ Mark A. Smith
    (Attorney-in-Fact)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenwood Village, Colorado, on the 21st day of November, 2012.
RCF IV SPEEDWAGON INC.

By: /s/ Mark A. Smith
Mark A. Smith
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark A. Smith Mark A. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	November 21, 2012
* Michael F. Doolan	Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	November 21, 2012
* John L. Burba	Director	November 21, 2012
*    The undersigned by signing his name hereto does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:     /s/ Mark A. Smith
    (Attorney-in-Fact)

Exhibit Index

Exhibit No.	Description of Exhibit

4.1
Indenture, dated May 25, 2012, among Molycorp, Inc., the Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee (including the Form of 10% Senior Secured Note due 2020) (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-34827), filed with the SEC on May 30, 2012).

5.1	Opinion of Jones Day.
12.1	Ratio of Earnings to Fixed Charges
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of KPMG LLP
23.3	Consent of Jones Day (included in Exhibit 5.1).
23.4	Consent of SRK Consulting (U.S.), Inc.
24.1	Power of Attorney for Molycorp, Inc.
24.2	Power of Attorney for Molycorp Metals & Alloys, Inc.
24.3	Power of Attorney for Molycorp Minerals, LLC
24.4	Power of Attorney for PP IV Mountain Pass Inc.
24.5	Power of Attorney for PP IV Mountain Pass II, Inc.
24.6	Power of Attorney for RCF IV Speedwagon Inc.
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of the Senior Trustee on Form T-1.
99.1	Form Letter of Transmittal.
99.2	Form Notice of Guaranteed Delivery.